Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In re
Chapter 11
KaloBios Pharmaceuticals, Inc.,
Case No. 15-12628 (LSS)
Debtor.[1]
Re: D.I. 434

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND

ORDER CONFIRMING SECOND AMENDED CHAPTER 11 PLAN

OF REORGANIZATION OF KALOBIOS PHARMACEUTICALS, INC.

KaloBios Pharmaceuticals, Inc., as debtor and debtor in possession in the above-captioned case (the “Debtor”) having, on the terms and to the extent set forth in the applicable pleadings and orders:2

i.	filed voluntary petitions for relief (the “Chapter 11 Case”) under chapter 11 of the Bankruptcy Code on December 29, 2015 (the “Petition Date”);

ii.	continued to operate its business and manage its property as debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code, and no trustee or examiner having been appointed in the Chapter 11 Case;

iii.	obtained approval of the Emergency Motion Of The Debtor For An Order Under 11 U.S.C. §§ 105, 345 And 363 Authorizing And Approving Continued Use Of Existing Cash Management System, Maintenance Of Existing Bank Accounts, Continued Use Of Existing Business Forms, An Extension Of Time To Comply With Section 345 And Related Relief (D.I. 18) (the “Cash Management Motion”), in that certain Order Under 11 U.S.C. §§ 105, 345 And 363 Authorizing And Approving Continued Use Of Existing Cash Management System, Maintenance Of Existing Bank Accounts, Continued Use Of Existing Business Forms, An Extension Of Time To Comply With Section 345 And Related Relief (D.I. 42) (the “Cash Management Order”), on January 12, 2016;

iv.	obtained entry of the Final Order (I) Authorizing Debtor To Incur Postpetition Debt On A Superpriority Basis To DIP Credit Parties Pursuant To 11 U.S.C. §§ 364 And 507(B); (II) Granting Liens And Security Interests To DIP Agent; (III) Granting DIP Credit Parties Relief From The Automatic Stay Pursuant To 11 U.S.C. § 362; And (IV) Granting Other Related Relief (D.I. 388) (the “DIP Order”), on March 29, 2016;

[1]	The last four digits of the Debtor’s federal tax identification number are 7236. The Debtor’s address is 1000 Marina Blvd #250, Brisbane, CA 94005-1878.

[2]	Unless otherwise noted, capitalized terms not defined in this order (the “Confirmation Order”) shall have the meanings ascribed to them in the Plan, as defined below. The rules of interpretation set forth in Section 1.2 of the Plan shall apply to the Confirmation Order.

v.	filed the Debtor’s Plan of Reorganization (D.I. 318), on April 7, 2016;

vi.	filed the Disclosure Statement With Respect to the Plan of Reorganization of KaloBios Pharmaceuticals, Inc. Under Chapter 11 of the Bankruptcy Code (D.I. 319), also on April 7, 2016;

vii.	filed the Debtor’s Motion For Entry Of An Order (I) Approving The Adequacy Of The Disclosure Statement; (II) Establishing Record Date In Connection With Proposed Plan Of Reorganization; (III) Approving Solicitation Procedures; (IV) Approving Forms Of Ballots; (V) Approving Vote Tabulation Procedures; (VI) Establishing An Administrative Claims Bar Date; (VII) Determining The Appropriateness Of The Proposed Classification Set Forth In The Plan; (VIII) Scheduling Certain Dates With Respect Thereto; And (IX) Granting Related Relief (D.I. 343) (the “Solicitation Procedures Motion”), on April 15 2016;

viii.	filed the Debtor’s First Amended Plan of Reorganization (D.I. 366), on April 25, 2016;

ix.	filed the Disclosure Statement With Respect to the First Amended Plan of Reorganization of KaloBios Pharmaceuticals, Inc. Under Chapter 11 of the Bankruptcy Code (D.I.368), also on April 25, 2016;

x.	filed the Debtor’s Second Amended Plan of Reorganization (D.I. 407), on May 5, 2016;

xi.	filed the Disclosure Statement With Respect to the Second Amended Plan of Reorganization of KaloBios Pharmaceuticals, Inc. Under Chapter 11 of the Bankruptcy Code (D.I.407) (as amended, the “Disclosure Statement”), also on May 5, 2016;

xii.	obtained approval of the Disclosure Statement and the Solicitation Procedures Motion by that certain Order (I) Approving The Adequacy Of The Disclosure Statement; (II) Establishing Record Date In Connection With Proposed Plan Of Reorganization; (III) Approving Solicitation Procedures; (IV) Approving Forms Of Ballots; (V) Approving Vote Tabulation Procedures; (VI) Establishing An Administrative Claims Bar Date; (VII) Determining The Appropriateness Of The Proposed Classification Set Forth In The Plan; (VIII) Scheduling Certain Dates With Respect Thereto; And (IX) Granting Related Relief (the “Disclosure Statement Order”) (D.I. 420), on May 9, 2016;

xiii.	filed on May 9, 2016, the solicitation versions of each of the Debtor’s Second Amended Plan of Reorganization (D.I. 434), a copy of which is attached as Exhibit A hereto (as amended, the “Plan”), and the related disclosure statement (D.I. 435 (the “Disclosure Statement”), as well as blacklines of the foregoing documents (D.I. 436);

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xiv.	completed, through the Claims Agent, distribution of the Solicitation Materials (as defined below), consistent with the Bankruptcy Code, the Bankruptcy Rules, the Disclosure Statement Order and the Solicitations Procedures Motion approved by the Disclosure Statement Order, as evidenced by the Affidavit of Service of Solicitation Materials (D.I. 473) (the “Solicitation Affidavit”) dated May 20, 2016;

xv.	caused notice of the Confirmation Hearing to be published, in the national edition of the Wall Street Journal and the San Francisco Chronicle, as evidenced by the Affidavit of Publication (the “Publication Affidavit”) (D.I. 472) on May 20, 2016;

xvi.	filed the Debtor’s Motion For Entry Of An Order Approving One-Time Equity Award For Its Board Members And Chief Executive Officer (D.I. 481) (the “Equity Award Motion”) on May 25, 2016;

xvii.	filed the various documents comprising the Plan Supplement[3] (D.I. 490) on May 31, 2016, (as may be amended from time to time prior to the Confirmation Hearing in accordance with the Plan);

xviii.	filed the Declaration of James Daloia of Prime Clerk LLC Regarding Solicitation of Votes and Tabulation of Ballots Cast on the Debtor Second Amended Debtor’s Plan of Reorganization] (D.I. 544) (the “Voting Report”) on June 13, 2016;

xix.	received an objection to the Plan on June 7, 2016 (D.I. 523) (the “Chardan Objection”);

xx.	filed the Memorandum Of Law In Support Of Confirmation Of The Debtor’s Second Amended Plan Of Reorganization (D.I. 547) (the “Confirmation Brief”) on June 13, 2016;

xxi.	filed the Declaration of Dr. Cameron Durrant in Support of Confirmation of the Debtor’s Second Amended Plan of Reorganization (D.I. 546) (the “Durrant Declaration”) on June 13, 2016; and

xxii.	filed the Declaration of Alexandre Zyngier of Batuta Capital Advisors in Support of Confirmation of the Debtor’s Second Amended Plan of Reorganization (D.I. 545) (the “Zyngier Declaration”) on June 13, 2016.

This Court having:

i.	entered the Disclosure Statement Order on May 9, 2016 (D.I.420);

[3]	The Plan Supplement includes an example Company Note, a schedule estimating the number of shares of New Common Stock, Primary Plan Sponsor New Common Stock, and Remaining New Common stock to be issued under the Plan, the certificate of incorporation and By-Laws of Reorganized KaloBios, officers and members of the Board of Directors of Reorganized KaloBios, a list of contracts to be rejected and to be assumed with proposed Cure Amounts greater than zero dollars pursuant to Article 8 of the Plan, employment agreements becoming effective on or prior to the Effective Date and surviving consummation of the Plan, the list of specific Retained Causes of Action, and a copy of the Debtor’s Motion For Entry Of An Order Approving One-Time Equity Award For Its Board Members And Chief Executive Officer (D.I. 481).

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ii.	held a hearing to consider the Confirmation of the Plan on June 15, 2016 (the “Confirmation Hearing”);

iii.	reviewed the Disclosure Statement, the Plan, the Plan Supplement, the Confirmation Brief, the Voting Report, the Durrant Declaration, the Zyngier Declaration, and all other pleadings, evidence, exhibits, statements, documents and filings regarding Confirmation of the Plan; and

iv.	heard and considered the statements of counsel and all other testimony and evidence proffered and/or adduced at the Confirmation Hearing and in respect of Confirmation of the Plan;

NOW THEREFORE, it appearing to this Court that notice of the Confirmation Hearing and the opportunity for any party in interest to object to Confirmation have been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents filed in support of Confirmation and presented at the Confirmation Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, this Court hereby makes and issues the following Findings of Fact, Conclusions of Law, and orders:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY DETERMINED, FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.	Jurisdiction and Venue

1.          On the Petition Date, the Debtor commenced the Chapter 11 Case. Venue in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) was proper as of the Petition Date pursuant to 28 U.S.C. §§ 1408 and 1409 and continues to be proper during the Chapter 11 Case. Confirmation of the Plan (“Confirmation”) is a core proceeding under 28 U.S.C. § 157(b)(2). The Bankruptcy Court has subject matter jurisdiction over this matter pursuant to 28 U.S.C. § 1334 and exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed.

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B.	Eligibility for Relief

2.          The Debtor was and is an entity eligible for relief under section 109 of Title 11 of the United States Code (the “Bankruptcy Code”).

C.	Commencement of the Chapter 11 Case

3.          Beginning on the Petition Date, the above-captioned Debtor commenced a case under Chapter 11 of the Bankruptcy Code. The Debtor has operated it business and managed it property as debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in the Chapter 11 Case.

D.	Judicial Notice

4.          The Bankruptcy Court takes judicial notice of (and deems admitted into evidence for Confirmation) all testimony and evidence proffered or adduced at the Disclosure Statement hearing and the Confirmation Hearing. Any resolutions of objections to Confirmation explained on the record at the Confirmation Hearing are incorporated by reference. All unresolved objections, statements, and reservations of rights are overruled on the merits.

E.	Burden of Proof

5.          The Debtor has met its burden of proving the elements of section 1129 of the Bankruptcy Code by a preponderance of the evidence.

F.	Service of Solicitation Materials; Notice; Voting Report

6.          As evidenced in the Solicitation Affidavit, the Debtor complied with the notice and service requirements and procedures with respect to solicitation of votes, and distribution of notices of non-voting status or other notices as approved in the Disclosure Statement Order. No objections were filed with respect to the Solicitation Affidavit.

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7.          All procedures used to (a) provide notice and distribute the materials necessary to vote on the Plan (the “Solicitation Materials”) to the applicable voting holders of Claims and Interests and (b) tabulate the Ballots (as defined in the Solicitation Procedures Motion) were fair and conducted in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, and the local rules and orders of this Court.

8.          As evidenced by the Voting Report and the Solicitation Affidavit, with respect to the solicitation of the Plan, the Debtor and its advisors identified and classified the Holders of Claims and Interests entitled to vote in the voting Classes as of the Voting Record Date and identified for voting purposes in which Classes such Claims and Interests fall under the Plan, and the Claims Agent distributed Solicitation Materials in accordance with such classification scheme and the Disclosure Statement Order. The docket of this Chapter 11 Case reflects that no party has filed or asserted an unresolved objection to such voting classification in the Plan.

9.          As evidenced by the Voting Report, all Ballots were properly tabulated, and votes for acceptance and rejection of the Plan were solicited in good faith and complied with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3017 and 3018, the Disclosure Statement Order and all applicable provisions of the Bankruptcy Code, the Bankruptcy Rules and the local rules and orders of this Court.

10.        The Debtor and, to the extent applicable, its respective affiliates, agents, directors, members, partners, officers, employees, advisors and attorneys have solicited votes on the Plan in good faith and in compliance with the applicable provisions of the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, and local rules and orders of this Court.

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G.	Bankruptcy Rule 3016

11.         The Plan is dated and identifies the entities submitting it, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement with the clerk of the Bankruptcy Court satisfied Bankruptcy Rule 3016(b).

H.	Confirmation Hearing Notice

12.         As evidenced in the Publication Affidavit, the Debtor published a notice of the Confirmation Hearing in the national edition of the Wall Street Journal and the San Francisco Chronicle on May 20, 2016.

I.	Voting Results

13.         Prior to the Confirmation Hearing, the Debtor filed the Voting Report. As set forth in the Voting Report, the procedures used to tabulate the ballots were fair and conducted in accordance with the Disclosure Statement Order, the Bankruptcy Code, the Bankruptcy Rules, and local rules and orders of this Court.

14.         Classes 2, 4, 5, 6, 7, and 9 are Impaired under the Plan and therefore eligible to vote on the Plan (each a “Voting Class” and, collectively, the “Voting Classes”).

15.         The following Ballots have been tendered to the Debtor to be held and released subject to the following escrow conditions: (a) the Ballot of Martin Shkreli, as the Holder of a Class 5 Claim (IAC Claim), voting to accept the Plan, which shall be released from escrow upon this Court’s interim approval of the Shkreli Settlement (as defined herein); (b) the Ballot of Martin Shkreli, as the Holder of a Class 9 Common Stock Interest, voting to accept the Plan, which shall be released from escrow upon this Court’s interim approval of the Shkreli Settlement; and (c) the Ballot of Kaniz Fatema, Zeke Ingram, Bhaskar R. Gudlavenkatasiva, and Abuhena M. Saifulislam, as Holders of the Class 6 Claim (Class Action Claim), voting to accept the Plan, which shall be released from escrow upon this Court’s approval of the Securities Litigation Settlement MOU (as defined herein) (each, an “Escrowed Ballot” and together the “Escrowed Ballots”). Based on the record of the Confirmation Hearing, the Court finds that the escrow conditions applicable to each of the Escrowed Ballots have been satisfied. Accordingly, the Voting Agent is authorized and directed to treat the Escrowed Ballots as having been timely and properly received as votes to accept the Plan for their respective Classes.

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16.         As evidenced by the Voting Report, as supplemented by the Court’s findings in this Confirmation Order, each of the Voting Classes voted overwhelmingly to accept the Plan.

J.	Classes Deemed to Have Accepted the Plan

17.         Classes 1, 3, and 8 are Unimpaired under the Plan and the Holders of Claims and Interests in such classes are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

K.	Plan Supplement

18.         The documents identified in the Plan Supplement were filed as required and were modified and supplemented in accordance with the Plan and Disclosure Statement Order. Notice of such documents was good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules, the Disclosure Statement Order and local rules and orders of this Court, and no other or further notice is or shall be required. The Debtor is authorized to modify and amend the Plan Supplement through and including the Effective Date (to the extent that such modifications of the Plan Supplement do not constitute modifications of the Plan to which section 1127 of the Bankruptcy Code applies), and to take all actions necessary and appropriate to effect the transactions contemplated therein through, including and following the Effective Date.

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L.	Compliance with the Requirements of Section 1129 of the Bankruptcy Code

a.	Section 1129(a)(1)—Compliance of the Plan with Applicable Provisions of the Bankruptcy Code

19.         The Plan complies with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(l) of the Bankruptcy Code, including, without limitation, sections 1122 and 1123 of the Bankruptcy Code.

b.	Sections 1122 and 1123(a)(1)—Proper Classification

20.         Article II of the Plan designates Classes of Claims and Interests other than Administrative Claims, Fee Claims, Priority Tax Claims, Other Priority Claims, DIP Facility Claim, and U.S. Trustee Fees (which are not required to be designated pursuant to section 1123(a)(l) of the Bankruptcy Code). As required by section 1122(a) of the Bankruptcy Code, each Class of Claims and Interests contains only Claims or Interests that are substantially similar to the other Claims or Interests within that Class. Valid reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan. The Plan, therefore, satisfies sections 1122 and 1123(a)(l) of the Bankruptcy Code.

c.	Sections 1123(a)(2) and 1123(a)(3)—Specific Unimpaired and Impaired Classes

21.         Article II of the Plan specifies that Claims in Classes 1 and 3 and Interests in Class 8 are Unimpaired. Administrative Claims, Fee Claims, Priority Tax Claims, Other Priority Claims, DIP Facility Claim, and U.S. Trustee Fees, which are not classified under the Plan, also are Unimpaired. Article III of the Plan further specifies the treatment of each Impaired Class under the Plan, which are Classes 2, 4, 5, 6, 7, and 9. The Plan, therefore, satisfies sections 1123(a)(2) and 1123(a)(3) of the Bankruptcy Code.

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d.	Section 1123(a)(4)—No Discrimination

22.         Article III of the Plan provides the same treatment for each Claim or Interest within a particular Class unless the Holder of a particular Claim or Interest has agreed to a less favorable treatment with respect to such Claim or Interest. The Plan, therefore, satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

e.	Section 1123(a)(5)—Adequate Means for Implementation of the Plan

23.         The Plan, the various documents and agreements set forth in the Plan Supplement and other related documents provide adequate and proper means for the Plan’s implementation and the Debtor will have sufficient cash to make all payments prescribed pursuant to the Plan. Moreover, the Plan provides adequate means for its implementation, including, without limitation: (a) the formation and corporate governance of the Reorganized Debtor; (b) the issuance of the New Common Stock; (c) the Debtor’s repayment of the DIP Obligations through the issuance of the New Common Stock to the DIP Lenders in accordance with the terms of the DIP Credit Agreement, the DIP Order, the Primary Plan Sponsor Documents, the Plan and this Confirmation Order (such transaction, the “DIP Conversion”); (d) the entry into the Exit Facility; (e) the authorization of corporate action, including the Primary Plan Transaction, the Savant Transaction and other Restructuring Transactions; and (f) the authorization to effectuate documents and further transactions. The Plan, therefore, satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.

f.	Section 1123(a)(6)—Non-Voting Equity Securities

24.         The New Common Stock to be issued under the Plan shall constitute voting securities. Additionally, Section 5.4 of the Plan provides that the certificates or articles of incorporation and by-laws of Reorganized KaloBios shall comply with the provisions of the Plan and the Bankruptcy Code and include a provision prohibiting the issuance of nonvoting equity securities. The Plan, therefore, satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.

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g.	Section 1123(a)(7)—Designation of Directors and Officers

25.         Section 5.4 of the Plan describes the manner of selection of directors and officers of Reorganized KaloBios. The identity and affiliations or in the case of those individuals not yet named, manner of selection of any person proposed to serve as a director or officer of Reorganized KaloBios have been disclosed in Exhibits 4 and 5 to the Plan Supplement or otherwise disclosed at or before the Confirmation Hearing. The Debtor has properly and adequately disclosed or otherwise identified the procedures for determining the identity and affiliations of all individuals proposed to serve on or after the Effective Date as officers or directors of the Reorganized Debtor. The selection of each such director or officer is consistent with the interests of creditors, equity security holders, the Bankruptcy Code, Bankruptcy Rules, and local rules and orders of this Court. The Plan, therefore satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.

h.	Section 1123(b)—Discretionary Contents of the Plan

26.         The other provisions of the Plan, including, without limitation, those relating to the subordination of Class 7, Other Subordinated Claims, under section 510(b) of the Bankruptcy Code, the Released Parties and the Plan’s releases, the Exculpated Parties and the Plan’s exculpation provisions, the Exit Facility, and all of the Restructuring Transactions are appropriate and consistent with the applicable provisions of the Bankruptcy Code. Therefore, the Plan satisfies the requirements of section 1123(b) of the Bankruptcy Code.

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i.	Section 1123(d)—Curing Defaults

27.         The Plan satisfies section 1123(d)’s requirement that any amounts necessary to cure any defaults have been determined in accordance with the relevant underlying agreement and any applicable nonbankruptcy law.

j.	Section 1129(a)(2)—the Debtor’s Compliance with Applicable Provisions of the Bankruptcy Code

28.         The Debtor, as the Plan proponent, has complied with all applicable provisions of the Bankruptcy Code as required by section 1129(a)(2) of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code and Bankruptcy Rules 3017, 3018 and 3019. In particular, the Debtor is an eligible debtor under section 109 of the Bankruptcy Code and a proper Plan proponent under section 1121(a) of the Bankruptcy Code. Furthermore, the solicitation of acceptances or rejections of the Plan: (a) complied with the Disclosure Statement Order; (b) occurred only after disclosing “adequate information,” as section 1125(a) of the Bankruptcy Code defines that term, to holders of Claims and Interests; and (c) complied with the Bankruptcy Code, the Bankruptcy Rules, and local rules and orders of this Court. The Debtor, and its respective affiliates, agents, directors, members, partners, officers, employees, advisors, and attorneys, each in their capacities as such, have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code. The Plan, therefore, satisfies the requirements of section 1129(a)(2) of the Bankruptcy Code.

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k.	Section 1129(a)(3)—Proposal of the Plan in Good Faith

29.         Based on the record before this Court, including all testimony and evidence proffered or adduced at the Confirmation Hearing, the Debtor has proposed the Plan in good faith and not by any means forbidden by law. Consistent with the overriding purpose of chapter 11 of the Bankruptcy Code, the Plan leaves creditors and equity security holders (except for Holders of Claims and Interests in Classes 2, 4, 5, 6, 7, and 9, in their capacities as such) Unimpaired and maximizes recoveries to Holders of Claims and Interests in Classes 2, 4, 5, 6, 7, and 9 through the Debtor’s reorganization, with a capital structure and sufficient liquidity necessary to effectuate the Plan and otherwise conduct its business in the ordinary course. The Plan is in the best interests of the Reorganized Debtor, the Debtor, its Estate, creditors and Interest Holders, and was negotiated and obtained in good faith. In so determining, this Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Case, the Plan itself, the process leading to the formulation of the Plan and Confirmation. The Chapter 11 Case was filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtor to reorganize and emerge from bankruptcy with a capital structure that will allow them to satisfy its obligations with sufficient liquidity and capital resources to operate its business after the Effective Date. The Plan, therefore, satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code.

l.	Section1129(a)(4)—Bankruptcy Court Approval of Certain Payments as Reasonable

30.         Payments made or to be made by the Debtor for services or for costs and expenses in connection with the Chapter 11 Case prior to confirmation, or in connection with the Plan and incidental to the Chapter 11 Case, including Fee Claims and the Equity Award Motion, have been approved by, or are subject to the approval of, this Court as reasonable. After the Effective Date, the Court will retain jurisdiction with respect to applications for allowance of Fee Claims and expenses incurred up to and through the Effective Date. The Plan, therefore, satisfies the requirements of section 1129(a)(4) of the Bankruptcy Code.

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m.	Section 1129(a)(5)—Disclosure of Identity of Proposed Management and Compensation of Insiders and Consistency of Management Proposals with the Interests of Creditors and Public Policy

31.         In Exhibits 4 and 5 to the Plan Supplement, the Debtor has provided the necessary disclosures regarding proposed directors and officers of the Reorganized Debtor following emergence from chapter 11, as required by section 1129(a)(5)(A) of the Bankruptcy Code, and has also disclosed the nature of compensation of insiders (as section 101 of the Bankruptcy Code defines that term) who will be employed or retained by the Reorganized Debtor, as required by section 1129(a)(5)(B) of the Bankruptcy Code. The Plan, therefore, satisfies the requirements of section 1129(a)(5) of the Bankruptcy Code.

n.	Section 1129(a)(6)—Approval of Rate Changes

32.         The Plan does not contain any rate changes subject to jurisdiction of any governmental regulatory commission and will not require governmental regulatory approval. Therefore, section 1129(a)(6) of the Bankruptcy Code does not apply to the Plan.

o.	Section 1129(a)(7)—Best Interests of Creditors and Interest Holders

33.         The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis attached as Exhibit D to the Disclosure Statement (the “Liquidation Analysis”) and the other evidence related thereto, as supplemented by the evidence proffered or adduced at the Confirmation Hearing, including the methodology used and assumptions made in the Liquidation Analysis, (a) are persuasive and credible as of the dates such evidence was prepared, presented or proffered, (b) have not been controverted by other persuasive evidence and have not been challenged, (c) are based upon reasonable and sound assumptions, and (d) provide a reasonable estimate of the liquidation value of the Debtor’s Estate upon a conversion to a chapter 7 proceeding.

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34.         With respect to Classes 2, 4, 5, 6, 7, and 9, the Impaired Classes under the Plan, each Holder of a Claim or Interest in an Impaired Class has accepted the Plan or will receive under the Plan on account of its respective Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that each such holder would have received if the Debtor were to have liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. The Plan, therefore, satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

p.	Section 1129(a)(8)—Acceptance of the Plan by Each Impaired Class

35.         Classes 1, 3, and 8 are Unimpaired and deemed to Accept the Plan. Impaired Classes 2, 4, 5, 6, 7, and 9, have voted to accept the Plan. Therefore, the Plan satisfies section 1129(a)(8) of the Bankruptcy Code.

q.	Section 1129(a)(9)—Treatment of Claims Entitled to Priority Pursuant to Section 507(a) of the Bankruptcy Code

36.         The treatment of (i) Administrative Claims, as set forth in Section 3.1(a) of the Plan, (ii) Fee Claims, as set forth in Section 3.1(b) of the Plan, (iii) Priority Tax Claims, as set forth in Section 3.1(c) of the Plan, (iii) any Allowed Other Priority Claim, as set forth in Section 3.1(d) of the Plan, (iv) DIP Facility Claim, as set forth in Section 3.1(e) of the Plan, and (v) U.S. Trustee Fees, as set forth in Section 3.1(f) of the Plan, is in accordance with the requirements of section 1129(a)(9) of the Bankruptcy Code. The Plan, therefore, satisfies section 1129(a)(9) of the Bankruptcy Code.

r.	Section 1129(a)(10)—Acceptance By at Least One Impaired Class

37.         As set forth in the Voting Report and herein, Classes 2, 4, 5, 6, 7, and 9 have voted or are deemed to have voted to accept the Plan. As such, there is at least one Class of Claims that is Impaired under the Plan that has accepted the Plan, thus satisfying section 1129(a)(10) of the Bankruptcy Code.

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s.	Section 1129(a)(11)—Feasibility of the Plan

38.         The Plan is feasible and satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code.  The Disclosure Statement establish that the Reorganized Debtor will have sufficient funds available to meet its obligations under the Plan. Further, evidence proffered or adduced at the Confirmation Hearing—which evidence is reasonable, persuasive and credible, and which has not been controverted by other evidence—including but not limited to the $11 million Exit Facility being made available to the Debtor in accordance with the Primary Plan Sponsor Documents—establishes the Plan is feasible and Confirmation of the Plan is not likely to be followed by the Reorganized Debtor, Debtor or any successor to the Reorganized Debtor under the Plan, liquidating or requiring further financial reorganization.

t.	Section 1129(a)(12)—Payment of Statutory Bankruptcy Fees

39.         Section 12.6 of the Plan provides that all fees payable by the Debtor under 28 U.S.C. § 1930(a) shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Case is converted, dismissed or closed, whichever occurs first. The Plan, therefore, satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

u.	Section 1129(a)(13)—Retiree Benefits

40.         Section 1129(a)(13) of the Bankruptcy Code requires a plan to provide for retiree benefits (as defined in section 1114 of the Bankruptcy Code) at levels established pursuant to section 1114 of the Bankruptcy Code. The Debtors have not obligated themselves to provide retiree benefits and therefore the requirements under section 1129(a)(13) of the Bankruptcy Code are inapplicable.

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v.	Section 1129(a)(14), 1129(a)(15), and 1129(a)(16)

41.         The Debtor does not owe any domestic support obligations, is not an individual, and is not a nonprofit corporation. Therefore, none of sections 1129(a)(l4), 1129(a)(l5) or 1129(a)(16) of the Bankruptcy Code apply to the Debtor or the Plan.

w.	Section 1129(b)—Classification of Claims and Interests and Confirmation of Plan Over Rejecting Classes

42.         The classification and treatment of Claims and Interests in the Plan is proper, fair and equitable and in accordance with section 1122 of the Bankruptcy Code and does not discriminate unfairly in accordance with section 1129(b)(l) of the Bankruptcy Code.

x.	Section 1129(c)—Only One Plan

43.         Other than the Plan (including previous versions thereof), no other plan has been filed for the Debtor in the Chapter 11 Case. The Plan, therefore, satisfies the requirements of section 1129(c) of the Bankruptcy Code.

y.	Section 1129(d)—Principal Purpose of Plan is Not Avoidance of Taxes

44.         The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of Section 5 of the Securities Act (15 U.S.C. § 77e). The Plan, therefore, satisfies the requirements of section 1129(d) of the Bankruptcy Code.

M.	Satisfaction of Confirmation Requirements

45.         Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

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N.	Good Faith

46.         Based upon the record before the Court in the Chapter 11 Case, including all testimony and evidence proffered or adduced at the Confirmation Hearing, the Debtor, Black Horse Capital Master Fund Ltd., Cheval Holdings, Ltd., Black Horse Capital LP, and Nomis Bay LTD, and their respective Related Persons, each in their respective capacities in connection with the DIP Facility and the Exit Facility, have acted in good faith (including, without limitation, within the meaning of sections 1125(e) and 1126(e) of the Bankruptcy Code), in respect of the Plan itself and the arm’s-length negotiations among the parties with respect to the formulation thereof and will continue to act in good faith if they proceed to: (a) consummate the Plan and the agreements, settlements, transactions and transfers contemplated thereby; and (b) take the actions authorized and directed by this Confirmation Order and the Plan. For the avoidance of doubt, this Paragraph applies to the Debtor’s officers, directors and employees only in their capacities as such.

O.	Exit Facility

47.         The proposed terms and conditions of the Exit Facility, as set forth in the Primary Plan Sponsor Documents are fair and reasonable and approved. The Exit Facility is an essential element of the Plan and entry into and consummation of the transactions contemplated by the Primary Plan Sponsor Documents is in the best interest of the Debtor, the Estate, the Holders of Claims and Interests, and is approved. The Debtor has exercised reasonable business judgment in connection with the Exit Facility and has provided sufficient and adequate notice thereof, and all of the Debtor’s obligations under the Primary Plan Sponsor Documents, to the extent incurred prior to the Effective Date, are actual, necessary costs and expenses of preserving this Estate. The proposed terms thereunder have been negotiated in good faith and at arm’s length, are supported by reasonably equivalent value and fair consideration and are fair and reasonable.

P.	Conversion of DIP Obligations

48.         The DIP Conversion is an essential element of the Plan and consummation of the DIP Conversion is in the best interest of the Debtor, the Estate, the Holders of Claims and Interests, and is approved.

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Q.	Savant Transaction

49.         The Debtor or Reorganized Debtor, as applicable, is authorized to complete the Savant Acquisition Agreement and related documents and agreements and to proceed with the Savant Transaction. The Court finds that the terms of the Savant Transaction to be memorialized in the Savant Acquisition Agreement and related documents and agreements will be fair and reasonable, and the terms of the Savant Acquisition Agreement shall be deemed approved, so long as such terms are not materially varied, without the consent of the Primary Plan Sponsor, from the terms set forth in that certain letter of intent, dated February 26, 2016 (the “Savant LOI”), by and between KaloBios and Savant. The Savant Transaction is an essential element of the Plan and entry into and consummation of the Savant Transaction is in the best interest of the Debtor, the Estate, the Holders of Claims and Interests, and is approved. The Debtor has exercised reasonable business judgment in connection with the Savant Transaction and has provided sufficient and adequate notice thereof, and all of the Debtor’s obligations under the Savant LOI, to the extent incurred prior to the Effective Date, are actual, necessary costs and expenses of preserving this Estate. The proposed terms of the Savant Transaction have been negotiated in good faith and at arm’s length, are supported by reasonably equivalent value and fair consideration and are fair and reasonable.

R.	Disclosure of Agreements and Other Documents

50.         The Debtor has disclosed all material facts about the Plan, including without limitation, regarding: (a) the adoption of the Amended and Restated Certificate of Incorporation and the Second Amended and Restated By-Laws of Reorganized KaloBios; (b) the selection of directors and officers for the Reorganized Debtor; (c) the schedule of amounts of New Common Stock to be issued, including the Primary Plan Sponsor New Common Stock and Remaining New Common Stock; (d) the Exit Facility; (e) the Savant Transaction; (f) the adoption, execution and implementation of the other matters provided for under the Plan involving corporate action to be taken by or required of the Debtor or the Reorganized Debtor, including the Restructuring Transactions; (g) securities registration exemptions under section 1145 of the Bankruptcy Code for the New Common Stock and the Savant Warrants (as defined herein); (h) the exemption under section 1146(a) of the Bankruptcy Code; and (i) the adoption, execution and delivery of all other material contracts, leases, instruments, releases, and other agreements related to any of the foregoing.

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S.	Implementation of Other Necessary Documents and Agreements

51.         All documents and agreements necessary to implement the Plan, including, without limitation, those contained in the Plan Supplement, which are incorporated into and are a part of the Plan, the Primary Plan Sponsor Documents, the Savant Acquisition Agreement and all other relevant and necessary documents and agreements relating to the Plan or the transactions contemplated thereby are in the best interests of the Debtor, the Reorganized Debtor, and the Holders of Claims and Interests and have been negotiated in good faith and at arm’s length. The Debtor has exercised reasonable business judgment in determining to enter into all such documents and agreements and have provided sufficient and adequate notice of such documents and agreements to parties in interest. The Debtor and Reorganized Debtor, as applicable, are authorized, without further notice to, or action, order or approval of this Court or any other Person, to execute and deliver all agreements, documents (including all Primary Plan Sponsor Documents and the Savant Acquisition Agreement), instruments and certificates relating to such documents and agreements and to perform their obligations thereunder, including, without limitation, to pay all fees, costs and expenses thereunder in accordance with the Plan. The terms and conditions of such documents and agreements are reaffirmed or approved, as applicable, and shall, upon completion of documentation and execution, be valid, binding and enforceable.

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T.	Authorization and Issuance of Securities

52.         The issuance of the New Common Stock to be issued under the Plan (including, without limitation, pursuant to the Primary Plan Transaction, the Primary Plan Sponsor Documents the PIPE Settlement, the Savant Transaction, the Plan Related Settlements4 (as defined herein), to the extent required by such Plan Related Settlements) is hereby approved and authorized.

[4]	Since the commencement of solicitation of acceptances of Plan, as contemplated by the Plan, the Debtor has entered into certain compromises and settlements with certain Holders of Claims and Interests, including the following: (a) that certain Settlement Stipulation By And Among Debtor, Lonza Entities And BioWa Relating To Lonza Agreements And Claims, BioWa Agreements And Claims, And Related Matters, dated May 16, 2016 (D.I. 511, Ex. 1); (b) that certain Memorandum of Understanding by and among Lead Plaintiffs Kaniz Fatema, Zeke Ingram, Bhaskar R. Gudlavenkatasiva and Abuhena M. Saifulislam and additional Plaintiff Austin Isensee, individually and on behalf of each member of the proposed Settlement Class, and Defendants KaloBios Pharmaceuticals, Inc., Ronald Martell, and Herb Cross, in the consolidated securities class action styled In re KaloBios Pharmaceuticals, Inc. Sec. Litig., No. 5:15-cv-05841-EJD, pending in the U.S. District Court for the Northern District of California, dated June 2, 2016 (D.I. 518, Ex. B); (c) that certain Settlement Stipulation By And Between the Debtor and H. Lee Moffitt Cancer Center And Research Institute Hospital, Inc., dated June __, 2016 (D.I. 560, Ex. A); (d) that certain Settlement Stipulation By And Between the Debtor and Marek Biestek, dated June 13, 2016 (D.I. 552, Ex. A); and (e) that certain Settlement Stipulation By And Between the Debtor and Martin Shkreli Relating to Settlement of Claims Asserted in Proof of Claim (Number 89) and Related Matters, dated June __, 2016 (D.I. 557, Ex. C) (the “Shkreli Settlement”). The foregoing settlements are referred to herein collectively as the “Plan Related Settlements”. Each of the Plan Related Settlements has been presented to this Court in connection with a motion for approval thereof or a related contested matter pursuant to which such Plan Related Settlement has been or, subject to further proceedings, may be approved by this Court.

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U.	Executory Contracts and Unexpired Leases; Adequate Assurance

53.         The Debtor has exercised reasonable business judgment in determining whether to assume, assume and assign, or reject each of its Executory Contracts and Unexpired Leases as set forth in Article VIII of the Plan, Exhibits 6 and 7 to the Plan Supplement (as each may have been amended, modified or supplemented through and including the date of the Confirmation Hearing), or otherwise, and in this Confirmation Order. Each assumption, assumption and assignment, or rejection of an Executory Contract or Unexpired Lease pursuant to this Confirmation Order, in accordance with Article VIII of the Plan, Exhibits 6 and 7 to the Plan Supplement (as each may have been amended, modified or supplemented through and including the date of the Confirmation Hearing), or otherwise, shall be legal, valid and binding upon the applicable Debtor or Reorganized Debtor and all non-Debtor Persons party to such Executory Contract or Unexpired Lease, all to the same extent as if such assumption, assumption and assignment, or rejection had been authorized and effectuated pursuant to a separate order of this Court that was entered pursuant to section 365 of the Bankruptcy Code prior to the Effective Date.

54.         The assumption, assumption and assignment, or rejection of Executory Contracts and Unexpired Leases pursuant to this Confirmation Order and in accordance with Article VIII of the Plan is integral to the Plan and is in the best interests of the Debtor and its Estate, creditors, Holders of Interests and other parties in interest.

55.         The Debtor has provided adequate assurance of future performance for each of the assumed Executory Contracts and Unexpired Leases that are being assumed by the Reorganized Debtor, as applicable, pursuant to the Plan. The Debtor has cured or provided adequate assurance that the Reorganized Debtor will cure defaults (if any) under or relating to each of the Executory Contracts and Unexpired Leases that are being assumed by the Reorganized Debtor, as applicable, pursuant to the Plan. Except as specifically provided herein, the Cure Amounts with respect to assumed contracts, as set forth in Article VIII of the Plan, or Exhibit 7 to the Plan Supplement (as amended, modified or supplemented through and including the date of the Confirmation hearing), are the sole amounts necessary under section 365(b) of the Bankruptcy Code to cure all monetary defaults and losses. By the payment of the Cure Amounts, where applicable, the Debtor shall have cured and/or provided adequate assurance of cure of any monetary default existing as of the Effective Date and provided for compensation or adequate assurance of compensation to any party for actual pecuniary loss to such party resulting from a default under such assumed contracts and leases. The Plan, therefore, satisfies the requirements of section 365 of the Bankruptcy Code.

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V.	Settlements and Compromises

56.         Based upon the Confirmation Brief, the Durrant Declaration, the Zyngier Declaration, the other pleadings and arguments of counsel for the Debtor and all other testimony given or proffered at the Confirmation Hearing, the findings and conclusions of which are hereby incorporated by reference as if fully set forth herein, the Court hereby finds that, pursuant to sections 1129(a)(3) and 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration of the distributions and other benefits provided under the Plan, the Plan, including each of the injunctions, releases, exculpations, indemnifications and discharges set forth in the Plan, and all other settlements embodied in the treatment of Claims and other provisions of the Plan, constitute a good faith global compromise and settlement of all Claims or controversies relating to the rights that a Holder of a Claim or Interest may have with respect to any Claim or Interest and any distribution to be made pursuant to the Plan on account of any Allowed Claim or Interest. Such compromises and settlements are fair, equitable, reasonable, appropriate in light of the costs, risks, and all relevant facts and circumstances underlying such compromises and settlements, are within the range of litigated outcomes, and are in the best interests of the Debtor and Holders of Claims and Interests.

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W.	Transfers by Debtor; Vesting of Assets

57.         All transfers of property of the Debtor’s Estate shall be free and clear of all Liens, charges, Claims, encumbrances and other interests, except as expressly provided herein or in the Plan. On the Effective Date, subject to the Restructuring Transactions and except as otherwise provided herein, all property of the Estate, to the fullest extent provided by section 541 of the Bankruptcy Code, and any and all other rights and assets of the Debtor of every kind and nature, including equity and other interests in non-Debtor affiliates, shall revest in the Reorganized Debtor free and clear of all Liens, Claims and Interests other than (a) those Liens, Claims and Interests retained or created pursuant to the Plan or any document entered into in connection with the Restructuring Transactions and (b) Liens that have arisen subsequent to the Petition Date on account of taxes that arose subsequent to the Petition Date. Such vesting does not constitute a voidable transfer under the Bankruptcy Code.

58.         All actions taken by the Debtor prior to entry of this Confirmation Order, including, without limitations, actions of the nature described in Section 12.2 of the Plan, are hereby approved. Subject to the terms of the Plan, the Debtor is further authorized, without further notice to or action, order or approval of this Court or any other Person, to enter into and take any additional actions under or in connection with the Restructuring Transactions, including such actions as the Debtor deem necessary or appropriate to facilitate such transactions, upon entry of this Confirmation Order.

59.         On and after the Effective Date, subject to any limitations set forth in the Plan, the Reorganized Debtor may operate its business, may use, acquire and dispose of property, may retain, compensate and pay any professionals or advisors, and compromise or settle any Claims or Interests without supervision of or approval by this Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

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X.	No Successor Liability

60.         The transfer of assets as set forth above shall not result in the Reorganized Debtor (a) having any liability or responsibility for any Claim against the Debtor, the Debtor’s Estate or against any affiliate or insider of the Debtor, or (b) having any liability or responsibility to the Debtor, except as expressly set forth in the Plan. Without limiting the effect or scope of the foregoing, and to the fullest extent permitted by the Bankruptcy Code, the transfer of assets contemplated above does not and will not subject the Reorganized Debtor, its respective property or assets or its respective affiliates, successors, or assigns to any liability for Claims against the Debtor’s interests in such assets by reason of such transfer, including, without limitation, any successor or vicarious liability.

Y.	Conditions to Confirmation; Effective Date; Reinstatement

61.         The conditions to confirmation of the Plan set forth in Section 9.1 of the Plan have been satisfied.

62.         Each of the conditions precedent to the Effective Date, as set forth in Section 9.2 of the Plan, is reasonably likely to be satisfied or waived in accordance with the Plan.

Z.	Releases, Exculpation and Injunction

63.         The release, exculpation, and injunction provisions set forth in the Plan, including, without limitation, the releases, exculpations and injunctions contained in Article X of the Plan are: (a) in exchange for the good and valuable consideration provided by the Released Parties and Exculpated Parties, including, without limitation, the services on or after the Petition Date of the Debtor’s officers, directors, managers, attorneys, professionals and advisors to whom such release applies in facilitating the Restructuring Transactions contemplated by the Plan; (b) a good-faith settlement and compromise of the claims released pursuant to the Plan; (c) in the best interests of the Debtor and all Holders of Claims and Interests; (d) fair, equitable and reasonable; (e) given and made after constitutionally adequate due process, proper notice and opportunity for hearing; and (f) not subject to an unresolved objection from any Holder of a Claim or Interest or any other party in interest.

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AA.	Retention of Jurisdiction

64.         This Court may properly retain jurisdiction over all matters arising out of or related to the Chapter 11 Case, the Debtor, the Reorganized Debtor and the Plan after the Effective Date, to the fullest extent permitted by law, in accordance with Article XI of the Plan.

*         *         *         *         *

ORDER

ACCORDINGLY, IT IS HEREBY ORDERED, ADJUDGED, DECREED, AND DETERMINED THAT:

A.	Confirmation of Plan

65.         The Plan and each of its provisions, all documents and agreements necessary to implement the Plan, including, without limitation, those contained in the Plan Supplement, which are incorporated into and are a part of the Plan, the Primary Plan Sponsor Documents, the Savant Acquisition Agreement and all other relevant and necessary documents and agreements are APPROVED and CONFIRMED pursuant to section 1129 of the Bankruptcy Code. The terms of the Plan, the Plan Supplement, and all exhibits and addenda thereto are incorporated by reference into, and are an integral part of, this Confirmation Order (subject to any provision incorporated by such reference being governed by an express and contradictory provision herein).

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B.	Objections to Plan Overruled

66.         To the extent that any objections, reservations of rights, requests, statements, or joinders to Confirmation, including in connection with the designation of votes pursuant to section 1126(e) of the Bankruptcy Code, have not been withdrawn, waived, or settled prior to entry of the Confirmation Order or otherwise resolved or adjourned for later adjudication by the Court as stated on the record of the Confirmation Hearing, they are hereby overruled on the merits.

C.	Findings of Fact and Conclusions of Law

67.         The findings of fact and conclusions of law stated in the Confirmation Order shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to the proceeding by Bankruptcy Rule 9014. Any and all findings of fact shall constitute findings of fact even if they are stated as conclusions of law, and any and all conclusions of law shall constitute conclusions of law even if they are stated as findings of fact. Further, any findings of fact and conclusions of law announced on the record in open court are incorporated by reference herein.

D.	Terms Binding

68.         Subject to the conditions precedent set forth in Section 9.2 of the Plan, the terms of the Plan, the Plan Supplement, and all agreements, documents, instruments and certificates relating thereto, including the Primary Plan Sponsor Documents, shall be effective and binding as of the Effective Date of the Plan, or as applicable, when executed or adopted thereafter, and shall be binding in accordance with their respective terms upon the Debtor, the Reorganized Debtor, all Holders of Claims and Interests and all other Persons and Entities bound by the Plan pursuant to section 1141(a) of the Bankruptcy Code.

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69.         Notwithstanding the foregoing or any other provision herein, if there is any direct conflict between the Plan, the Plan Supplement, all exhibits and addenda thereto (including the terms of the Plan, the Plan Supplement, all exhibits and addenda thereto, incorporated by reference herein), and the terms of this Confirmation Order, the terms of this Confirmation Order shall control.

E.	Modifications to Plan

70.         The modifications to the Plan (as reflected on the record at the Confirmation Hearing and as set forth on Exhibit B hereto), meet the requirements of sections 1127(a) and (c) of the Bankruptcy Code. Such amendments, including without limitation the issuance of additional shares of New Common Stock in connection with or as a result of any Plan Related Settlement that has been or may be approved by this Court, do not adversely change the treatment of the Claim of any creditor or Interest of any equity security holder within the meaning of Bankruptcy Rule 3019, and no further solicitation of votes or voting is required.

F.	Provisions of the Plan and Confirmation Order Nonseverable and Mutually Dependent

71.         The Provisions of the Plan and this Confirmation Order, including the findings of fact and conclusions of law set forth herein, are each nonseverable and mutually dependent.

G.	Preparation, Delivery, and Execution of Additional Documents By Third Parties

72.         All Holders of Claims and Interests receiving distributions pursuant to the Plan and all other Persons and Entities bound by the Plan pursuant to section 1141(a) of the Bankruptcy Code shall, from time to time and as requested by the Debtor or Reorganized Debtor, as applicable, take any reasonable actions as may be necessary or advisable to effectuate the provisions and intent of the Plan and this Confirmation Order.

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H.	Record Closed

73.         The Record of the Confirmation Hearing is closed.

I.	Notice

74.         Good and sufficient notice has been provided with respect to: (a) the Confirmation Hearing; (b) the deadline for filing and serving objections to the Plan; (c) the proposed Cure Amounts and the deadline for filing objections to Cure Amounts; and (d) settlements, releases, exculpations, injunctions, and related provisions in the Plan. Such notice has been and is hereby approved. No other or further notice is required.

J.	Plan Classification Controlling

75.         The terms of the Plan alone shall govern the classification of Claims and Interests for purposes of the distributions to be made thereunder. The classifications set forth on the Ballots tendered to or returned by the Holders of Claims and Interests in connection with voting to Accept or reject the Plan: (a) were set forth on the Ballots solely for purposes of voting to Accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification or amounts of such Claims or Interests under the Plan for distribution purposes; (c) may not be relied upon by any Creditor or Holder as representing the actual classification or amounts of such Claims or Interests under the Plan for distribution purposes; and (d) do not bind the Debtor or the Reorganized Debtor.

K.	Treatment is Full Satisfaction

76.         The treatment of Claims and Interests set forth in Section 3.2 of the Plan is in full and complete satisfaction of the legal, contractual and equitable rights that each Person holding a Claim or Interest may have against the Debtor, the Estate or its property, except as expressly provided in the Plan or this Confirmation Order.

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L.	Matters Relating to Implementation of the Plan

a.	Operation of the Debtor Between the Confirmation Date and the Effective Date

77.         Upon the entry of this Confirmation Order, the Debtor shall continue to operate as debtor in possession pursuant to the Bankruptcy Code and the Bankruptcy Rules during the period from entry of this Confirmation Order (the “Confirmation Date”) through and until the Effective Date; provided, however, that the Debtor’s management of its property, operation of its business and use, acquisition or disposition of its assets shall be and shall be effectuated in a manner consistent with the Plan, the Primary Plan Sponsor Documents, and this Confirmation Order.

b.	Transfer of Assets; No Successor Liability

78.         To the fullest extent permitted by the Bankruptcy Code, neither the Reorganized Debtor, nor its successors or assigns, nor its property shall, as a result of Confirmation of the Plan, (a) be or be deemed to be a successor to the Debtor or the Estate; (b) have or be deemed to have, de facto or otherwise, merged or consolidated with, or into, the Debtor or the Estate; or (c) be or be deemed to be a continuation or substantial continuation of the Debtor, Estate, or any enterprise of the Debtor.

c.	Corporate Existence; Vesting of Assets in the Reorganized Debtor

79.         The Reorganized Debtor shall continue to exist after the Effective Date as a corporate entity with all the powers of a corporation pursuant to Delaware law and pursuant to the certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by or in accordance with the Plan, Exhibit 3 to the Plan Supplement or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval. Reorganized Debtor may freely and without further approval of the Court take any and all actions with respect to its corporate governance in accordance with applicable Legal Requirements. In the event of any conflict between the Plan or the Confirmation Order, on the one hand, and one or more terms of such certificate of incorporation and bylaws (or other formation documents), including, without limitation, indemnification obligations, on the other hand, the terms of the Plan or Confirmation Order, as applicable, shall control.

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M.	Restructuring Transactions

80.         All actions taken by the Debtor prior to entry of this Confirmation Order, including, without limitations, actions of the nature described in Section 12.2 of the Plan, are hereby approved. To the extent that the Debtor determines that it is necessary or appropriate for any step, transaction or other action in furtherance of, or in preparation for, any Restructuring Transactions to be effectuated on or prior to the Effective Date, the Debtor is authorized to take such actions upon entry of this Confirmation Order. On and following the Effective Date, the Reorganized Debtor is authorized to effect the Restructuring Transactions and take any and all steps and actions as they deem necessary or appropriate to effect such Restructuring Transactions, including modifications to the same (subject to the consent of the Primary Plan Sponsor where required), or otherwise effect a more tax efficient or simpler corporate structure.

N.	Binding Effect; Effectiveness; Successors and Assigns

81.         Upon the occurrence of the Effective Date, all provisions of the Plan, including all agreements, instruments and other documents filed in connection with the Plan or executed by the Debtor or Reorganized Debtor in connection with the Plan, including the Plan Supplement, shall be immediately effective and enforceable and deemed binding in accordance with their respective terms upon the Debtor, the Reorganized Debtor, and any and all Holders of Claims or Interests (irrespective of whether any such Holders of Claims or Interests failed to vote to accept or reject the Plan, voted to accept or reject the Plan, or are deemed to accept or reject the Plan), all Persons that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Person acquiring property under the Plan, any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtor, and any other Persons or Entities bound by the Plan pursuant to section 1141(a) of the Bankruptcy Code.

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82.         The payments, obligations and benefits of any Entity named or referred to in the Plan shall be binding upon and inure to the benefit of such Entity’s heirs, executors, administrators, successors or assigns, including, with respect to the Debtor, the Reorganized Debtor, any successor to the Debtor or the Reorganized Debtor or any Estate representative appointed or selected pursuant to section 1123 of the Bankruptcy Code, including any trustee subsequently appointed in the Chapter 11 Case or in any superseding chapter 7 case; provided, however, that nothing in this Paragraph shall obligate the Primary Plan Sponsor to consummate the DIP Conversion or the Primary Plan Transaction in the event that any trustee is subsequently appointed in this Chapter 11 Case or in any superseding chapter 7 case and this Paragraph is without prejudice to any rights of the Primary Plan Sponsor under the DIP Credit Agreement and related documents and agreements, the DIP Order and the Primary Plan Sponsor Documents in such circumstances.

O.	Issuance of Securities

83.         On and after the Effective Date, Reorganized KaloBios is authorized to issue and distribute, or cause to be distributed, the New Common Stock, including the Primary Plan Sponsor New Common Stock, Remaining New Common Stock, and any additional shares of New Common Stock Reorganized KaloBios has been or may be authorized by this Court to issue and distribute in connection with Plan Related Settlements. The issuance of New Common Stock is authorized, as of the Effective Date, without further notice to or order of the Bankruptcy Court, any further corporate action, or any further act or action, or the vote, consent, authorization or approval of any Person. The shares of New Common Stock to be issued under the Plan, whether issued on or after the Effective Date, are deemed duly authorized, validly issued and fully paid and non-assessable.

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P.	Exit Facility

84.         Without limiting, impairing or modifying any previous order of this Court approving or governing the Exit Facility or the Primary Plan Sponsor Documents (which orders are hereby reaffirmed and ratified), the Primary Plan Sponsor Documents, and all transactions contemplated therein, are approved and, upon execution and delivery of the agreements and documents relating thereto by the applicable parties, and the satisfaction or waiver of all conditions precedent to the effectiveness thereof the Exit Facility shall be in full force and effect and valid, binding, and enforceable immediately in accordance with their terms without further notice to or action, order, or approval of the Court or any other Person or other act or action. The Debtor or Reorganized Debtor, as applicable, is authorized, without further notice to or action, order, or approval of the Court or any other Person, to: (a) enter into and perform under the Primary Plan Sponsor Documents; (b) execute and deliver all agreements, documents, instruments, notices and certificates relating to the Primary Plan Sponsor Documents and the DIP Conversion; (c) to incur and pay all fees and expenses and all other obligations required to be paid in connection with the Primary Plan Sponsor Documents as and when they become due under the terms of the Primary Plan Sponsor Documents; and (d) perform all obligations under the Exit Facility and the Primary Plan Sponsor Documents.

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85.         The Debtor or Reorganized Debtor, as applicable, shall execute and deliver to the Primary Plan Sponsor all such agreements, instruments, notices and other documents the Primary Plan Sponsor may reasonably request to more fully evidence, confirm, validate, preserve and enforce the Exit Facility.

86.         The New Common Stock to be issued to the Primary Plan Sponsor pursuant to or in connection with the Exit Facility and the New Common Stock to be issued to the DIP Lenders pursuant to the DIP Conversion, is hereby deemed to be granted in good faith, for good and valuable consideration and for legitimate business purposes as an inducement to the Primary Plan Sponsor to extend credit thereunder and shall be, and hereby is, deemed not to constitute a fraudulent conveyance or fraudulent transfer under the Bankruptcy Code or applicable state law and shall not otherwise be subject to avoidance, subordination or recharacterization and shall not subject the Primary Plan Sponsor or any agents, arrangers or bookrunners in connection with the Exit Facility or DIP Conversion to any liability.

87.         If, after the Effective Date, this Confirmation Order is vacated or reversed and, at the time this Confirmation Order is vacated or reversed, the Exit Facility has been funded or is in effect, then as applicable: (a) the vacatur or reversal of this Confirmation Order shall not adversely affect the validity or priority of any obligations incurred by the Reorganized Debtor arising in connection with the Exit Facility or Primary Plan Sponsor Documents; and (b) the terms and conditions of the Primary Plan Sponsor Documents, as in effect at the time of the vacatur or reversal of this Confirmation Order, shall be binding on the Reorganized Debtor.

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Q.	Savant Transaction

88.         Without limiting, impairing or modifying any previous order of this Court approving or governing the Savant Transaction (which orders are hereby reaffirmed and ratified), the Savant Acquisition Agreement, and all transactions contemplated therein, are approved and, upon execution and delivery of the agreements and documents relating thereto by the applicable parties, and the satisfaction or waiver of all conditions precedent to the effectiveness thereof, the Savant Acquisition Agreement shall be in full force and effect and valid, binding, and enforceable immediately in accordance with their terms without further notice to or action, order, or approval of the Court or any other Person or other act or action. The Debtor or Reorganized Debtor, as applicable, is authorized, without further notice to or action, order, or approval of the Court or any other Person, to: (a) enter into and perform under the Savant Acquisition Agreement; (b) execute and deliver all agreements, documents, instruments, notices and certificates relating to the Savant Acquisition Agreement; (c) to incur and pay all fees and expenses and all other obligations required to be paid in connection with the Savant Acquisition Agreement as and when they become due under the terms of the Savant Acquisition Agreement; and (d) perform all obligations under the Savant Acquisition Agreement.

R.	Corporate Actions, Documents and Further Transactions

89.         In accordance with section 1142 of the Bankruptcy Code, the implementation and consummation of the Plan in accordance with its terms shall be, and hereby is, authorized and approved, and the Debtor and Reorganized Debtor, or any other Person designated pursuant to the Plan shall be, and hereby are, authorized, empowered, and directed to issue, execute, deliver, file, and record any document whether or not such document is specifically referred to in the Plan, the Plan Supplement, the Disclosure Statement, or any exhibit thereto, and to take any action necessary or appropriate to consummate the Plan and all transactions and agreements therein in accordance with its terms, without the need for any further notice to, or action, order or approval of this Court, or other act or action, except those expressly required pursuant to the Plan. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules and regulations of all states and any other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement, and any documents, instruments, or agreements, and any amendments or modifications thereto. For the avoidance of doubt, the foregoing authorizations are without prejudice to any consent rights of the Primary Plan Sponsor under the DIP Credit Agreement and related documents and agreements, the DIP Order and the Primary Plan Sponsor Documents, as applicable.

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90.         Each of the Debtor and Reorganized Debtor, as applicable, and any of their respective officers and designees, is authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents (including, without limitation, any documents relating to the Exit Facility, the Savant Transaction and the registration statement to be filed with the Securities and Exchange Commission (“SEC”) pursuant to the Primary Plan Sponsor Documents, PIPE Settlement, the Savant Transaction or any Plan Related Settlement) and take such actions or seek such orders, judgments, injunctions and rulings as the Debtor or Reorganized Debtor deem necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan, and this Confirmation Order, or any notes or securities issued pursuant to the Plan, or to otherwise comply with applicable Legal Requirements.

91.         Each of the matters provided for by the Plan, including those that would otherwise require approval of the shareholders, directors, or members of the Debtor or Reorganized Debtor, shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Plan, and shall be authorized, approved, and, to the extent taken prior to the Effective Date, ratified, in each case without any requirement of further action by Holders of Claims or Interests, directors or managers of the Debtor, or any other Person.

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S.	Officers and Boards of Directors of Reorganized Debtor

92.         The initial board of directors and officers of Reorganized KaloBios shall consist of the persons identified in Exhibits 4 and 5 to the Plan Supplement or in the case of those individuals not yet named, selected in the manner prescribed in Section 5.4(b) of the Plan. On the Effective Date and effective as of the Effective Date, the new directors and officers of Reorganized KaloBios shall be deemed appointed, without the need for any further notice to or action, order or approval of the Debtor’s shareholders or this Court, or other act or action.

T.	Exemption from Transfer Taxes

93.         Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer under the Plan (including, but not limited to, under, in furtherance of, or in connection with the Primary Plan Sponsor Documents or Savant Acquisition Agreement) may not be taxed under any law imposing a stamp tax or similar tax.

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U.	Exemption from Securities Laws

94.         Except as otherwise provided in the Plan, this Confirmation Order, the PIPE Settlement, or other Final Order of this Court, the issuance of and the distribution under the Plan of the New Common Stock and the warrants that the Savant LOI contemplates will be issued to Savant (the “Savant Warrants”) shall be exempt from registration under the Securities Act and any other applicable Legal Requirements applicable to securities (as defined in section 101(49) of the Bankruptcy Code) and the Savant Warrants pursuant to section 1145 of the Bankruptcy Code, Section 4(a)(2) of the Securities Act, and/or Regulation D promulgated thereunder, to the maximum extent permitted thereunder; provided, however, that pursuant to agreement with Savant, the Debtor will rely on an exemption or exemptions from registration under the Securities Act other than that provided by section 1145 of the Bankruptcy Code with respect to the Savant Warrants unless the staff of the SEC issues a “no action letter” in response to a request submitted by the Debtor (with the support and assistance of Savant) requesting confirmation that the staff of the SEC will recommend to the SEC that the SEC not take enforcement action against the Debtor for the reliance on the exemption provided by section 1145 of the Bankruptcy Code.   Subject to any transfer restrictions contained in the Certificate of Incorporation of Reorganized KaloBios, the New Common Stock issued under section 1145 of the Bankruptcy Code may be resold by the Holders thereof without restriction, except to the extent that any such Holder is deemed to be an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code. The availability of the exemption under section 1145 of the Bankruptcy Code, Section 4(a)(2) of the Securities Act and/or any other Legal Requirements applicable to securities and the Savant Warrants shall not be a condition to occurrence of the Effective Date.

V.	Executory Contracts and Unexpired Leases; Cure Costs

95.         In addition to all Executory Contracts and Unexpired Leases that have been previously assumed by the Debtor by order of this Court, on the Effective Date, each of the Executory Contracts and Unexpired Leases of the Debtor will be deemed assumed, in accordance with and subject to the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code and Article VIII of the Plan, unless such Executory Contracts and Unexpired Leases: (i) are identified in Exhibit 6 to the Plan Supplement (as may have been amended, modified or supplemented through and including the Confirmation Hearing); (ii) are the subject of a motion to reject filed with the Court; (iii) have been previously rejected by order of the Bankruptcy Court or are rejected pursuant to the terms of the Plan; or (iv) have expired or terminated pursuant to their own terms, or otherwise have been terminated, before the Effective Date. For the avoidance of doubt, and as reflected on the Global Notes and Statement of Limitations, Methodology, and Disclaimer Regarding Debtor’s Schedules of Assets and Liabilities and Statement of Financial Affair (D.I. 215), the inclusion or exclusion of a particular contract or lease on the Debtor’s Schedule G or other list or schedule is not an admission or a determination that such contract or lease is executory or unexpired, and the Debtor reserves and preserves all rights and remedies with respect to the status of the contracts and leases listed therein.

38

96.         The Cure Amounts (if any) owed under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan, as set forth in Section 8.3 of the Plan and Exhibit 7 to the Plan Supplement (as may have been amended, modified or supplemented through and including the date of the Confirmation Hearing), shall be satisfied in accordance with Section 8.3 of the Plan and pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Amount in Cash on the Effective Date, or as soon as reasonably practicable thereafter, or as otherwise may be agreed to by the Debtor or Reorganized Debtor, as applicable, and the counterparty to any such Executory Contract or Unexpired Lease. Each counterparty to an assumed or an assumed and assigned contract shall be deemed to consent to the Cure Amount as provided for under Plan, the Confirmation Order, or listed in Exhibit 7 to the Plan Supplement (as may have been amended, modified or supplemented through and including the date of the Confirmation Hearing) unless such counterparty filed a timely objection in accordance with the Plan and the Disclosure Statement Order.

39

97.         Entry of this Confirmation Order constitutes an order approving the assumption or rejection of Executory Contracts or Unexpired Leases as set forth in Article VIII of the Plan and associated Cure Amounts, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. The Debtor and Reorganized Debtor is hereby authorized to make all necessary cure payments as provided herein without need for further Court order, and shall make such cure payments as of the Effective Date or within such a reasonably practicable time after the Effective Date. Counterparties to any assumed or assumed and assigned Executory Contracts are hereby enjoined from contesting any Cure Amounts or seeking other or further amounts on account of any alleged defaults under such contracts.

98.         Each Executory Contract and Unexpired Lease assumed and/or assigned pursuant to the Plan and this Confirmation Order (or pursuant to any other order of the Court) shall remain in full force and effect and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Court authorizing and providing for its assumption.

99.         Neither the Debtor nor the Reorganized Debtor shall have any further or ongoing obligations under any of the contracts rejected under the Plan.

100.       Notwithstanding anything to the contrary in the Plan or this Confirmation Order, by agreement between the Debtor and the Regents of the University of California, the following are neither assumed nor rejected at this time, but shall be subject, if necessary, to further proceedings: (a) UCSF Regents License 04-06-04 KB001 - Effective Date 04/06/2004; and (b) UCSF Letter Agreement re Sanofi Sublicense Royalties 05-10-11 -Effective Date 05/10/2011 (together, the “UCSF Licenses”). The Debtor and the counterparties to the UCSF Licenses remain in discussions regarding the potential assumption or rejection of one or both of the UCSF Licenses and, accordingly, that the Debtor or Reorganized Debtor, as applicable, may defer its decisions with respect to assumption or rejection of the UCSF Licenses through June 30, 2016, or such later date as the counterparties to the UCSF Licenses may agree in writing. Except as provided in this Paragraph, any and all objections of any counterparties to the assumption or rejection (and/or the proposed Cure Amount) of the UCSF Licenses also are reserved.

40

W.	Resolution of Disputed Claims and Interests; Post-Effective Date Claims

101.      Except as expressly provided in this Confirmation Order, the Plan or as ordered by this Court prior to the Effective Date, no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code, or this Court has entered a Final Order allowing such Claim. Any Claim that is not an Allowed Claim shall be determined, resolved, or adjudicated in accordance with the terms of Article VII of the Plan or other applicable provision of the Plan.

102.      On or after the Effective Date, except as otherwise provided in the Plan, a Claim may not be Filed, asserted or amended without the prior authorization of this Court, or unless the Reorganized Debtor otherwise consents, and, absent such authorization or consent, any such new or amended Claim Filed or asserted shall be deemed Disallowed in full and expunged without any further notice to, or action, order, or approval of this Court or any other Person.

X.	Settlement, Release, Injunction, and Exculpation

103.      The settlement, release, injunction, exculpation, discharge and related provisions set forth in Article X of the Plan are hereby approved and authorized in their entirety, including, but not limited to:

a.           The provisions for the Releases by the Debtor set forth in Section 10.3(a) of the Plan are hereby approved.

41

b.           The provisions for the Releases by Holders of Claims and Interests set forth in Section 10.3(b) of the Plan are hereby approved.

c.           The provisions for the Mutual Releases by Debtor and PIPE Plaintiffs Pursuant to PIPE Settlement set forth in Section 10.3(c) of the Plan are hereby approved.

d.           The Exculpation and Limitation of Liability provisions set forth in Section 10.6 of the Plan are hereby approved.

e.           The Injunction provisions set forth in Section 10.7 of the Plan are hereby approved.

104.      For the avoidance of doubt, the failure to specifically describe or include any particular provision of Article X of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such a provision, it being the intent of this Court that the provisions of Article X of the Plan be approved in their entirety as if fully set forth in this Confirmation Order.

105.      For the further avoidance of doubt, nothing in Article X of the Plan (including, but not limited to any Person or Entity’s identification as a Non-Released Party or as subject to a Retained Cause of Action identified in Exhibit 9 to the Plan Supplement) or this Confirmation Order is intended to or shall extinguish, undermine or diminish in any way the effectiveness or enforceability of any release or waiver of Claims or Causes of Action by the Estate, the Debtor or the Reorganized Debtor, as applicable, granted pursuant to a Plan Related Settlement that has been or hereafter is approved by an Order of this Court.

42

Y.	Existing Injunctions and Stays Remain in Effect Until Effective Date

106.      All injunctions or stays provided in, or in connection with, the Chapter 11 Case, whether pursuant to section 105 or 362 of the Bankruptcy Code, any order of the Court or any Final Order, in effect on the Confirmation Date, shall remain in full force and effect until the Effective Date. Upon the Effective Date, all injunctions or stays provided for in the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, shall be lifted and of no further force or effect—being replaced, to the extent applicable, by the injunctions, discharges, releases and exculpations of Article X of the Plan. Nothing herein shall bar the taking of such other actions as are necessary or reasonable to effectuate the transactions contemplated by the Plan or by the Confirmation Order.

Z.	Retained Actions

107.      Except as otherwise provided in the Plan (including without limitation Section 10.5), this Confirmation Order, or in any prior Court order or document, instrument, release or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Debtor, its Estate and the Reorganized Debtor shall retain the Causes of Action including, without limitation, the Causes of Action identified in Exhibit 9 to the Plan Supplement.

108.      Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in this Confirmation Order, the Plan or another Final Order of the Bankruptcy Court, the Debtor expressly reserves all Causes of Action for later adjudication.

109.      All Retained Causes of Action may be asserted or prosecuted before or after the Effective Date.

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AA.	Subordinated Claims

110.      Except to the extent that automatic subordination under section 510(b) of the Bankruptcy Code of a PIPE Claim (Class 4), a Class Action Claim (Class 6) or an Other Subordinated Claim (Class 7) (each an “Automatically Subordinated Claim” and collectively, the “Automatically Subordinated Claims”), in each instance as set forth in the Plan, is not applicable because the applicable Holder of such an Automatically Subordinated Claim has agreed with the Debtor to receive different treatment of its Automatically Subordinated Claim pursuant to the Plan or a Plan Related Settlement and all conditions to the eligibility of such Automatically Subordinated Claim to receive such other treatment pursuant to the Plan or a Plan Related Settlement, as applicable, have been satisfied or waived, or will be satisfied or waived, in accordance with the terms of the Plan or Plan Related Settlement, as applicable, all Automatically Subordinated Claims, pursuant to section 510(b) of the Bankruptcy Code, shall be deemed subordinated to the to the level of Existing Common Stock for all purposes under the Plan.

111.      Without limiting the effect of the immediately preceding Paragraph of this Confirmation Order, the allowance, classification, and treatment of all Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise. Except as otherwise provided in the Plan or this Confirmation Order, pursuant to section 510 of the Bankruptcy Code, the Debtor and Reorganized Debtor, as applicable, reserves the right to file a motion or other pleadings requesting reclassification of any Allowed Claim or Interest in Classes 1–9 in accordance with any contractual, legal, or equitable subordination relating thereto.

44

BB.	Failure to Consummate the Plan

112.      In the event that all of the conditions to the Effective Date are not satisfied or waived or the Effective Date does not occur, then the Plan, any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), the assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be null and void; provided, however, that all orders of the Bankruptcy Court and all documents executed pursuant thereto, except this Confirmation Order, shall remain in full force and effect. In such event, nothing contained in the Disclosure Statement, the Plan, the Plan Supplement or this Confirmation Order, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against the Debtor or any other Person, to prejudice in any manner the rights of the Debtor or any Person in any further proceedings or to constitute an admission of any sort by the Debtor or any other Person.

CC.	Payment of Statutory Fees

113.      All fees payable after the Effective Date pursuant to section 1930 of title 28 of the United States Code shall be paid prior to the closing of the Chapter 11 Case, either when due or as soon thereafter as practicable.

DD.	Bar Date for Allowance and Payment of Certain Administrative Claims

a.	Professional Compensation

114.      Persons requesting Professional compensation pursuant to any of sections 327, 328, 330, 331, 363, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Confirmation Date shall, pursuant to Section 3.1(b) of the Plan, file with the Bankruptcy Court and serve on the Reorganized Debtor, counsel to the Reorganized Debtor, and the U.S. Trustee, no later than the Professional Fees Bar Date, which is the Business Day that is sixty (60) days after the Effective Date or such other date as approved by order of the Bankruptcy Court. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, local rules and prior Bankruptcy Court orders, the Allowed amounts of such Fee Claims shall be determined by the Bankruptcy Court.

45

115.      Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtor shall, in the ordinary course of business and without any further notice to or action, order or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional or other fees and expenses incurred from and after the Effective Date by the Reorganized Debtor. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code, Bankruptcy Rules 2014 and 2016, and Local Rules 2014-1, 2016-1, and 2016-2 in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtor may employ and pay any Professional in the ordinary course of business without any further notice to or action, order or approval of the Bankruptcy Court.

b.	Other Administrative Claims

116.      All requests for compensation or reimbursement of Administrative Claims incurred after April 30, 2016, shall be Filed with the Bankruptcy Court and in accordance with Section 12.5 of the Plan no later than thirty (30) days after the Effective Date.

117.      Holders of Administrative Claims that are required to File and serve applications for final allowance of an Administrative Claim and do not File and serve such applications by the applicable deadline are forever barred from asserting such Administrative Claims against the Reorganized Debtor or its respective property, and such Administrative Claims will be deemed discharged as of the Effective Date (unless otherwise ordered by the Bankruptcy Court after notice to the Debtor or the Reorganized Debtor, as applicable, and other parties in interest and opportunity for a hearing).

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118.      Notwithstanding anything to the contrary in the Plan or Paragraphs 116 and 117 of this Confirmation order, fees and expenses payable or reimbursable to the Primary Plan Sponsor under the terms of the Primary Plan Sponsor Documents: (a) shall not be subject to the requirement to File an Administrative Claim; (b) may be withheld and paid from the funding of the Exit Facility, without the need for any further approvals or Court order; and (c) any fees that remain due under the Exit Facility after the Effective Date can be paid by the Reorganized Debtor in the ordinary course of its business.

EE.	Resolution of Chardan Objection

119.      Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the Chardan Objection is hereby compromised, settled, resolved deemed withdrawn in accordance with the stipulated terms set forth in Exhibit C to this Confirmation Order (the “Chardan Stipulation”), all of which are approved and incorporated herein by reference.

FF.	References to Plan Provisions

120.      The Plan is confirmed in its entirety. The Plan, attached hereto as Exhibit A, the modifications to the Plan attached hereto as Exhibit B and as confirmed on the record of the Confirmation Hearing, and the Chardan Stipulation attached hereto as Exhibit C are each hereby incorporated into this Confirmation Order by reference. The failure to reference or discuss any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of, or otherwise affect, the validity, binding effect, and enforceability of such provision, and each provision of the Plan, Plan Supplement, and Plan Related Settlements shall have the same validity, binding effect, and enforceability as if fully set forth in this Confirmation Order.

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GG.	Headings

121.      Headings utilized herein are for convenience and reference only, and shall not constitute a part of the Plan or this Confirmation Order for any other purpose.

HH.	Post-Confirmation Notices

122.      In accordance with Bankruptcy Rules 2002 and 3020(c), the Debtor shall serve a notice of entry of this Confirmation Order (the “Notice of Confirmation”) by hand, overnight courier service, or United States mail, first-class postage prepaid, to all Persons having been served with the notice of the Confirmation Hearing provided, however, that no notice or service of any kind shall be required to be mailed or made upon any Person to whom the Debtor mailed a notice of the Confirmation Hearing but received such notice returned marked “undeliverable as addressed,” “moved, left no forwarding address,” “forwarding order expired,” or similar reason, unless the Debtor have been informed in writing by such Person, or are otherwise aware, of that Person’s new address.

123.      Upon satisfaction of all the conditions to the Effective Date set forth in Section 9.2, or if waivable, waiver pursuant to Section 9.3, or as soon thereafter as is reasonably practicable, the Reorganized Debtor shall File with the Bankruptcy Court the “Notice of Effective Date” in a form reasonably acceptable to the Reorganized Debtor in its sole discretion, which notice shall constitute appropriate and adequate notice that the Plan has become effective. For the avoidance of doubt, the Notice of Effective Date may be combined with the Notice of Confirmation in a single document for purposes of filing and service. The Plan shall be deemed to be effective as of 12:00 a.m., prevailing Eastern Standard Time, on the date of such filing. The Notice of Effective Date shall be served by United States mail, postage prepaid (or at the Debtor’s option, by courier or facsimile) to those Entities that have Filed with the Bankruptcy Court requests for notices pursuant to Bankruptcy Rule 2002.

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124.      Mailing of the Confirmation and the Notice of Effective Date in the time and manner set forth in the preceding Paragraph shall constitute good and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002 and 3020(c), and no other or further notice of confirmation or the occurrence of the Effective Date is necessary.

125.      Except as otherwise may be provided in the Plan or herein, notice of all subsequent pleadings in the Chapter 11 Case after the Effective Date shall be limited to the following parties: (a) the Reorganized Debtor and its counsel; (b) the United States Trustee; (c) counsel for the Primary Plan Sponsor; (d) any party known to be directly affected by the relief sought therein; and (e) any party that specifically requests additional notice in writing to the Debtor or the Reorganized Debtor, as applicable, or files a request for notice under Bankruptcy Rule 2002 after the Effective Date. The Effective Date Notice shall include notice to parties in interest that have previously filed requests for notice under Bankruptcy Rule of the need to specifically request additional notice in writing in accordance with this Paragraph.

II.	Retention of Jurisdiction

126.      Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding the entry of this Confirmation Order or the occurrence of the Effective Date, this Court shall retain jurisdiction as provided in the Plan over all matters arising out of, or related to, the Chapter 11 Case, the Debtor, the Reorganized Debtor, and the Plan, to the fullest extent permitted by applicable Legal Requirements, including, without limitation, jurisdiction over those matters set forth in Article XI of the Plan.

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JJ.	Modifications or Amendments to the Plan, Plan Supplement and Ancillary Documents

127.      Notwithstanding anything to the contrary in the Plan or this Confirmation Order, and subject to the restrictions and requirements of section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, the Debtor is authorized to modify the Plan Supplement and any ancillary document (to the extent that such modifications do not constitute modifications of the Plan to which section 1127 of the Bankruptcy Code applies) after the date hereof without further notice to or authorization from this Court to make any of the following modifications: (a) non-material or non-adverse modifications; (b) modifications to remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or this Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan; or (c) other modifications for which this Court has granted approval. A Holder of a Claim that has Accepted the Plan shall be deemed to have Accepted the Plan as altered, amended or modified, if the proposed alternation, amendment, or modification does not materially and adversely change the treatment of the Claim of such Holder.

128.      The Debtor expressly reserves its respective rights to revoke or withdraw, or to alter, amend, or modify the Plan after Confirmation and, to the extent necessary, may initiate proceedings in this Court to so alter, amend, or modify the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with Section 12.7 of the Plan.

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KK.	Final Order; Waiver of Stay

129.      This Confirmation Order is a Final Order. For good cause shown, the stay of Confirmation set for forth in Bankruptcy Rule 3020(e) is hereby waived.

LL.	Authorization To Consummate

130.      The Debtor is authorized to consummate the Plan at any time after entry of the Confirmation Order, subject to satisfaction or waiver of the conditions precedent to consummation in accordance with Section 9.2 of the Plan.

Dated:	June 16, 2016
Wilmington, Delaware
/s/ Laurie Selber Silverstein
HONORABLE LAURIE SELBER SILVERSTEIN UNITED STATES BANKRUPTCY JUDGE

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Exhibit A

Debtor’s Second Amended Plan of Reorganization

A-1

SOLICITATION VERSION

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re	:	Chapter 11

KALOBIOS PHARMACEUTICALS, INC.,	:	Case No. 15-12628 (LSS)

Debtor.[1]	:
:

DEBTOR’S SECOND AMENDED PLAN OF REORGANIZATION

Peter Ivanick	Eric D. Schwartz (No. 3134)
Pieter Van Tol	Gregory W. Werkheiser (No. 3553)
John D. Beck	Matthew B. Harvey (No. 5186)
HOGAN LOVELLS US LLP	Marcy J. McLaughlin (No. 6184)
875 Third Avenue	MORRIS, NICHOLS, ARSHT & TUNNELL LLP
New York, New York 10022	1201 N. Market St., 16th Floor
Telephone: (212) 918-3000	PO Box 1347
Facsimile: (212) 918-3100	Wilmington, DE 19899-1347
Telephone: (302) 658-9200
Facsimile: (302) 658-3989

Counsel to the Debtor

May 9, 2016

[1]	The last four digits of the Debtor’s federal tax identification number are 7236. The Debtor’s address is 1000 Marina Blvd, #250, Brisbane, CA 94005-1878.

A-2

A-3

5.7	Savant Transaction	36

5.8	Exit Facility	36

5.9	Closing of the Chapter 11 Case	37

Article VI	PROVISIONS GOVERNING DISTRIBUTIONS	37

6.1	Distributions	37

6.2	No Postpetition Interest on Claims	37

6.3	Date of Distributions	37

6.4	Distribution Record Date	37

6.5	Disbursing Agent	38

6.6	Delivery of Distribution	38

6.7	Unclaimed Property	38

6.8	Satisfaction of Claims	39

6.9	Manner of Payment Under Plan	39

6.10	Fractional Shares/De Minimis Cash Distributions	39

6.11	No Distribution in Excess of Amount of Allowed Claim	39

6.12	Exemption from Securities Laws	39

6.13	Setoffs and Recoupments	40

6.14	Rights and Powers of Disbursing Agent	40

6.15	Withholding and Reporting Requirements	40

6.16	Cooperation with Disbursing Agent	41

6.17	Hart-Scott-Rodino Antitrust Improvements Act	41

6.18	Applicability to Stalking Horse Entities	41

Article VII	PROCEDURES FOR RESOLVING CLAIMS	42

7.1	Objections to Claims	42

7.2	Amendment to Claims	42

7.3	Disputed Claims and Interests	42

7.4	Estimation of Claims	43

7.5	Expenses Incurred On or After the Effective Date	43

Article VIII	EXECUTORY CONTRACTS AND UNEXPIRED LEASES	43

8.1	General Treatment	43

8.2	Claims Based on Rejection of Executory Contracts or Unexpired Leases	44

8.3	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	44

8.4	Compensation and Benefit Programs	45

A-4

8.5	Employment Agreements	45

Article IX	CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN	45

9.1	Conditions Precedent to Confirmation	45

9.2	Conditions Precedent to the Effective Date	46

9.3	Waiver of Conditions Precedent and Bankruptcy Rule 3020(e) Automatic Stay	46

9.4	Notice of Effective Date	46

9.5	Effect of Failure of Conditions	47

Article X	EFFECT OF CONFIRMATION	47

10.1	Binding Effect; Plan Binds All Holders of Claims and Interests	47

10.2	Revesting of Assets	47

10.3	Releases	48

10.4	Discharge of Claims	51

10.5	Preservation of Rights of Action	52

10.6	Exculpation and Limitation of Liability	53

10.7	Injunction	53

10.8	Term of Bankruptcy Injunctions or Stays	54

10.9	Subordination of Claims	54

Article XI	RETENTION OF JURISDICTION	54

Article XII	MISCELLANEOUS PROVISIONS	56

12.1	Effectuating Documents and Further Transactions	56

12.2	Authority to Act	56

12.3	Insurance Preservation	56

12.4	Exemption from Transfer Taxes	56

12.5	Bar Dates for Administrative Claims	57

12.6	Payment of U.S. Trustee Fees	57

12.7	Amendment or Modification of the Plan	57

12.8	Severability of Plan Provisions	57

12.9	Successors and Assigns	58

12.10	Subordinated Claims	58

12.11	Revocation, Withdrawal, or Non-Consummation	58

12.12	Notice	58

12.13	Governing Law	59

A-5

12.14	Fees and Expenses	59

12.15	No Admissions	60

12.16	Filing of Additional Documents	60

A-6

INTRODUCTION

KaloBios Pharmaceuticals, Inc., as debtor and debtor in possession in the above-captioned chapter 11 case (“KaloBios” or the “Debtor”) proposes this plan of reorganization (as may be amended, supplemented, or modified from time to time, the “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtor. Reference is made to the Disclosure Statement for a discussion of the Debtor’s history, business and operations, projections for those operations, risk factors, a summary and analysis of this Plan and certain related matters including, without limitation, certain tax matters related to the Plan. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127 and Bankruptcy Rule 3019 the Debtor reserves the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

Article I
DEFINED TERMS, RULES OF INTERPRETATION, AND COMPUTATION OF TIME

1.1	Defined Terms

As used in this Plan, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

Accept means, with respect to the acceptance of the Plan by a Class of Claims or Interests, votes cast (or deemed cast pursuant to an order of the Bankruptcy Court or the applicable provisions of the Bankruptcy Code) in favor of the Plan by the requisite number and principal amount of Allowed Claims or Interests in such Class as set forth in sections 1126(c) and (d) of the Bankruptcy Code.

Administrative Claim means: (a) a Claim for costs and expenses of administering the Chapter 11 Case under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including the following items: (i) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor; (ii) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330 and 331 of the Bankruptcy Code, including Fee Claims (to the extent allowed by the Bankruptcy Court); and (iii) all fees and charges assessed against the Estate under chapter 123 of the Judicial Code, 28 U.S.C. ch. 123; (b) a Claim entitled to priority under section 503(b)(9) of the Bankruptcy Code; or (c) a Claim entitled to administrative expense priority by order of the Bankruptcy Court.

Administrative Claims Bar Date means, subject to any exceptions specifically set forth in the Plan, the Disclosure Statement Order, or Confirmation Order, the earlier of: (i) May 31, 2016 at 5:00 p.m. (ET) with respect to Administrative Claims, other than Fee Claims, incurred on or before April 30, 2016; or (ii) the first Business Day that is 30 days after the Effective Date, with respect to Administrative Claims, other than Fee Claims, incurred after April 30, 2016 through the Effective Date.

A-7

Allowed means with respect to any Claim, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim or request for payment of an Administrative Claim Filed by the Claims Bar Date or Administrative Claims Bar Date, as applicable (or for which Claim under the Plan, the Bankruptcy Code, or pursuant to a Final Order, a Proof of Claim is not or shall not be required to be Filed); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim, as applicable, has been timely Filed; or (c) a Claim Allowed pursuant to the Plan or a Final Order; provided that with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim (i) no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or (ii) such an objection is so interposed and the Claim, as applicable, shall have been Allowed by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtor and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes the Debtor or Reorganized Debtor, as applicable. For the avoidance of doubt, a Proof of Claim or request for payment of an Administrative Claim Filed after the Claims Bar Date or Administrative Claims Bar Date, as applicable, shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim. “Allow” and “Allowing” shall have correlative meanings.

Amended Schedule Bar Date means, with respect a Holder whose Claim is affected by an amendment to the Schedules, the later of (i) the General Bar Date and (ii) twenty-one (21) days after the date that notice of the amended Schedules is mailed to the affected Holder.

Avoidance Actions means any and all actual or potential claims and causes of action to avoid and/or recover a transfer of property or an obligation incurred by the Debtor pursuant to any applicable section of the Bankruptcy Code, including sections 502, 510, 542, 544, 545, 547–553, and 724(a) of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

Ballot means the form distributed to Holders of Impaired Claims or Interests entitled to vote on the Plan on which such Holders indicate whether they vote to Accept or reject the Plan.

Bankruptcy Code means title 11 of the United States Code, as now in effect or hereafter amended so as to be applicable to the Chapter 11 Case.

Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware having jurisdiction over the Chapter 11 Case, or such other court as may have competent jurisdiction over the Chapter 11 Case or any proceeding therein.

Bankruptcy Rules means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended, so as to be applicable to the Chapter 11 Case.

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Bar Date Order means the order of the Bankruptcy Court entered on February 16, 2016 [Docket No. 186], establishing certain deadlines for the Filing of Proofs of Claims in the Chapter 11 Case, as the same may be amended, modified, or supplemented.

Bid Procedures means the bidding procedures set out in Exhibit 1 to the Bid Procedures Order governing the process by which the Debtor will solicit Proposed Transactions (as defined in the Bid Procedures).

Bid Procedures Order means the Order: (I) Approving Amended Letter Of Intent And Amended Term Sheet, Each Dated March 18, 2016, With Nomis Bay LTD And Funds Managed By Black Horse Capital LP, Black Horse Capital Master Fund Ltd. And Cheval Holdings, Ltd.; (II) Approving Bidding Procedures Governing Submission And Consideration Of Competing And Supplemental Plan Sponsorship Proposals; (III) Approving Breakup Fee; (IV) Scheduling And Authorizing The Debtor To Conduct An Auction Pursuant To Such Procedures; And (V) Granting Related Relief [Docket No. 293].

Black Horse Entities means Cheval Holdings, Ltd., Black Horse Capital LP and Black Horse Capital Master Fund Ltd., and each Person or Entity that is a permitted assignee of the foregoing.

Business Day means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

Cash means the lawful currency of the United States of America, including, without limitation, bank deposits, checks and other similar items, including any U.S. dollar equivalent.

Causes of Action means, without limitation, any and all Claims, causes of action, demands, rights, actions, suits, damages, injuries, remedies, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses and franchises of any kind or character whatsoever, known, unknown, accrued or to accrue, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, whether arising before, on or after the Petition Date, in contract or in tort, in law or in equity, or under any other theory of law, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise, including, without limitation, Avoidance Actions and any and all Claims and causes of action against former officers and directors and professionals of the Debtor.

Chapter 11 Case means the case that the Debtor commenced in the Bankruptcy Court under chapter 11 of the Bankruptcy Code, administered under case number 15-12628 (LSS) in the Bankruptcy Court.

Claim means a “claim,” as defined in section 101(5) of the Bankruptcy Code, whether or not asserted.

Claims Agent means Prime Clerk or any successor claims and noticing agent authorized by order of the Bankruptcy Court to provide such services pursuant to section 158(c) of the Judicial Code.

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Claims Bar Date means the applicable bar date by which a Proof of Claim or a request for payment of an Administrative Claim must be, or must have been, Filed, as established by the Plan and/or an order of the Bankruptcy Court, including the Bar Date Order and the Confirmation Order. The term “Claims Bar Date” includes, without limitation, the General Bar Date, the Government Bar Date, any Rejection Bar Date(s), any Amended Schedule Bar Date(s), and the Administrative Claims Bar Date.

Claims Objection Deadline means, for all Claims and Administrative Claims (other than Fee Claims) the later of (a) 180 days after the Effective Date and (b) such other period of limitation as may be specifically fixed by the Plan, the Confirmation Order or a Final Order for objecting to such Claims or Administrative Claims, provided, however, that the Claims Objection Deadline may be extended by order of the Bankruptcy Court.

Claims Register means the official register of Claims maintained by Prime Clerk.

Class means a class of Claims or Interests, as described in Article II of this Plan.

Class 9 Common Stock means any and all shares of KaloBios common stock held by, for, or on behalf of Martin Shkreli. Class 9 Common Stock includes, without limitation, shares of KaloBios common stock held by, for, or on behalf of Martin Shkreli; (a) as a record holder and/or as a beneficial holder; (b) directly or indirectly through one or more intermediaries; (c) by any nominee, broker, representative, agent, designee, or “affiliate” (as such term is defined in Securities Act Rule 405, 17 C.F.R. 230.405) of Martin Shkreli; (d) by any direct or indirect transferee of Martin Shkreli that is an “affiliate” (as such term is defined in Securities Act Rule 405, 17 C.F.R. 230.405) of Martin Shkreli; and/or (e) that is subject to a pledge or other Lien in favor of any Entity.

Class 9 Stockholder Agreement means an agreement by and among Martin Shkreli and the Debtor whereby Martin Shkreli Accepts this Plan and agrees to the transfer and voting restrictions set forth in such agreement.

Class Action Claim means any Claim held or asserted by, for or on behalf of any named plaintiff or member of a putative or certified class in any Securities Litigation, including, without limitation, any such claim asserted against the Debtor pursuant to a class Proof of Claim related to the same underlying facts and circumstances as any Securities Litigation.

Company Note means the unsecured promissory note to be issued by the Reorganized Debtor to each Holder of an Allowed General Unsecured Claim in the original principal amount described in the “Treatment” sub-part of Art. III, § 3.2(b) of this Plan for such Allowed Class 2 Claim, which promissory note shall be due and payable on the third anniversary of the Effective Date and shall bear interest at a rate of 10% per annum paid in kind. An exemplar Company Note will be included in the Plan Supplement.

Confirmation means the entry of the Confirmation Order on the docket of the Bankruptcy Court in the Chapter 11 Case.

Confirmation Date means the date on which the Bankruptcy Court enters the Confirmation Order on its docket within the meaning of Bankruptcy Rules 5003 and 9021.

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Confirmation Hearing means the hearing or hearings held by the Bankruptcy Court to consider the confirmation of the Plan.

Confirmation Order means the order of the Bankruptcy Court that confirms the Plan pursuant to section 1129 of the Bankruptcy Code.

Convenience Class Claim means any Claim (a) that is not an Administrative Claim, a Fee Claim, a Priority Tax Claim, Other Priority Claim, PIPE Claim, IAC Claim, Class Action Claim or Other Subordination Claim and (b) for which either (x) the Allowed amount is equal to or less than $5,000, or (y) if the Allowed amount otherwise would be greater than $5,000, the Holder of such Allowed Claim elects on its Ballot to reduce the Allowed amount to $5,000 and have such Allowed Claim treated as a Convenience Class Claim for all purposes under the Plan.

Cure Amount has the meaning set forth in Section 8.3 of this Plan.

Cure Dispute has the meaning set forth in Section 8.3 of this Plan.

Current Officer Employment Agreements has the meaning set forth in Section 8.5 of this Plan.

D&O Insurance Policies means all primary and excess insurance policies of the Debtor that provide for, among other things, coverage for liability and/or defense costs related to the actions or omissions of the Debtor’s current or former directors or officers.

Debtor means KaloBios Pharmaceuticals, Inc.

DIP Agent means Black Horse Capital Master Fund Ltd., or such other Entity serving as agent or successor agent for the DIP Facility.

DIP Credit Agreement means the Debtor in Possession Credit and Security Agreement, dated as of April 1, 2016, as amended, modified, restated, or supplemented in accordance with the terms thereof.

DIP Facility means the $3 million debtor-in-possession credit facility, by and among the Debtor, as borrower, the DIP Agent, and the DIP Lenders, made available pursuant to the terms of the DIP Credit Agreement and related credit and security documents and the DIP Order.

DIP Facility Claim means the Claim held by the DIP Agent and DIP Lenders arising under the DIP Credit Agreement or pursuant to the DIP Facility, including, without limitation, for all principal amounts outstanding, interest, fees, reasonable and documented expenses, costs and other charges of the DIP Lenders under the DIP Facility.

DIP Lenders means Cheval Holdings, Ltd., Black Horse Capital LP, Black Horse Capital Master Fund Ltd., Nomis Bay LTD, any other Entities acting as lenders under the DIP Facility, and the permitted assignees of the foregoing Entities.

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DIP Order means the Final Order (I) Authorizing Debtor To Incur Postpetition Debt On A Superpriority Basis To DIP Credit Parties Pursuant To 11 U.S.C. §§ 364 And 507(b); (II) Granting Liens And Security Interests To DIP Agent; (III) Granting DIP Credit Parties Relief From The Automatic Stay Pursuant To 11 U.S.C. § 362; And (IV) Granting Other Related Relief, dated April 29, 2016 [Docket No. 388].

Disallowed means, with respect to a Claim or Administrative Claim, (1) any Claim or Administrative Claim, or any portion thereof, that (a) has been disallowed by a Final Order, (b) is Scheduled at zero or as contingent, disputed or unliquidated and as to which no Proof of Claim has been Filed by the applicable bar date or deemed timely Filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order or under applicable law, (c) is not Scheduled, and as to which (i) no Proof of Claim has been Filed by the applicable bar date or deemed timely Filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order or under applicable law, and (ii) no request for payment of an Administrative Claim has been Filed by the Administrative Claims Bar Date or deemed timely Filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order or under applicable law, or (d) after the Effective Date, has been disallowed in a written agreement by and between the Reorganized Debtor and the Holder of such Claim; and (2) with respect to an Interest, any Interest that has been disallowed by a Final Order.

Disbursing Agent means, on the Effective Date, the Reorganized Debtor or its agent or any other Entity or Entities designated by the Debtor to make or facilitate distributions required under the Plan on or after the Effective Date.

Disclosure Statement means the written disclosure statement that relates to this Plan and is approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code as such disclosure statement may be amended, modified or supplemented (and all exhibits and schedules annexed thereto or referred to therein) and that is prepared and distributed in accordance with section 1125 of the Bankruptcy Code and Bankruptcy Rule 3018.

Disclosure Statement Order means the order entered by the Bankruptcy Court on May 9, 2016, determining that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code, authorizing solicitation of the Plan, approving related solicitation materials, and granting related relief [Docket No. 420].

Disputed means a Claim, or any portion thereof, that (i) is not an Allowed Claim or Disallowed Claim, (ii) has not been Scheduled by the Debtor or has been Scheduled at zero, or has been Scheduled as contingent, unliquidated, disputed or undetermined and for which, in each case, no Proof of Claim has been timely Filed, or (iii) is the subject of a Filed objection or request for estimation and which objection or request for estimation has not been withdrawn or overruled by a Final Order.

Distribution Date means: (a) the Initial Distribution Date; (b) any Interim Distribution Date; or (c) the Final Distribution Date, as the context requires.

Distribution Record Date means the date for determining which Holders of Allowed Claims are eligible to receive distributions hereunder, which shall be (i) the Effective Date, or (ii) such other date as designated in a Bankruptcy Court order.

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Effective Date means the date of substantial consummation of the Plan, which shall be the first Business Day upon which all conditions precedent to the effectiveness of the Plan, specified in Section 9.2 hereof, are satisfied or waived in accordance with the Plan.

Entity has the meaning set forth in section 101(15) of the Bankruptcy Code.

Estate means the estate of the Debtor in this Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

Exculpated Parties means (i) the Debtor and (ii) its directors, officers, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each instance that served in such capacity on or after the Petition Date. For the avoidance of doubt, no Non-Released Parties shall be Exculpated Parties or be entitled to the benefits of the exculpation provision set forth in Art. X, § 10.6 of this Plan.

Executory Contract means a contract (including, with respect to each of the foregoing, any modifications, amendments, addenda or supplements thereto or restatements) to which the Debtor is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code and the Confirmation Order.

Exhibit means an exhibit attached to the Plan or included in the Plan Supplement.

Existing Common Stock means, except with respect to Class 9 Common Stock, all shares of common stock of the Debtor issued and outstanding immediately prior to the Effective Date, including any stock option, warrant or right (other than a right to convert) to purchase, sell, or subscribe to common stock of the Debtor.

Exit Facility means the exit financing to be made available to the Debtor under the Plan by the Stalking Horse Entities pursuant to the Stalking Horse SPA Documents.

Fee Claim means a Claim under sections 327, 328, 330(a), 331, 503, or 1103 of the Bankruptcy Code for compensation of a Professional or other Entity for services rendered or expenses incurred in the Chapter 11 Case.

File, Filed, or Filing means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Case or, with respect to the filing of a Proof of Claim or proof of Interest, the Claims Agent.

Final Distribution Date means the first Business Day that is 20 Business Days after the date on which all Disputed Claims have been resolved by Final Order (or such earlier or later date as may be reasonably determined by the Reorganized Debtor).

Final Fee Application means an application for final allowance of a Professional’s aggregate Fee Claim as described in Section 3.1(b)(1) of the Plan.

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Final Order means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the relevant subject matter, that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired or been waived and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken, or any petition for certiorari that has been, or may be, Filed has been resolved by the highest court to which the order or judgment was appealed from or which certiorari was sought. The existence of the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order will not prevent such order from being a Final Order.

Former Counsel means Kaye Scholer LLP.

Former Counsel Claim means any Claim or Cause of Action held by the Debtor, the Debtor’s Estate or the Reorganized Debtor against Former Counsel arising out of or related to the PIPE Transaction.

General Bar Date means April 1, 2016, at 4:00 p.m. (ET) as set by the Bar Date Order, and applies, without limitation, to all Claims against the Debtor that arose prior to the Petition Date, including, without limitation, any Claim arising from or relating to the purchase or sale of the Debtor’s common stock.

General Unsecured Claim means any Claim that is not an Administrative Claim, Fee Claim, Priority Tax Claim, Other Priority Claim, Secured Claim, Convenience Class Claim, PIPE Claim, IAC Claim, Class Action Claim or Other Subordinated Claim.

Government Bar Date means June 27, 2016, at 4:00 p.m. (ET) as set by the Bar Date Order and section 502(b)(9) of the Bankruptcy Code, and applies to all governmental units holding Claims against the Debtor that arose or deemed to have arisen prior to the Petition Date.

Holder means a Person or an Entity who is the record or beneficial holder of a Claim or Interest as of the applicable date of determination or an authorized agent of such Person or Entity.

IAC Claim means any Claim that: (a) has not become “fixed” on or before the Confirmation Date within the meaning of such term as used in section 502(e)(2) of the Bankruptcy Code; and (b) arises from or relates to, directly or indirectly, (i) any alleged indemnification obligation of the Debtor, (ii) any alleged advancement obligation of the Debtor, (iii) related to any alleged contribution obligation of the Debtor. The term “IAC Claim” also includes any Claim of an Entity subrogated, or alleged to be subrogated, to the rights of a current or former Holder of a Claim that is an IAC Claim.

Impaired means, when used in reference to a Claim or Interest, a Claim or an Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

Initial Distribution Date means the Effective Date or as soon thereafter as is practicable.

Interest means the interest (whether legal, equitable, contractual or other rights) of any Holders of any class of equity securities of the Debtor represented by shares of common stock or other instruments evidencing an ownership interest in the Debtor, whether or not certificated, transferable, voting or denominated “stock” or a similar Security, and any Claim or Cause of Action related to or arising from the foregoing, or any option, warrant or right, contractual or otherwise, to acquire any such interest.

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Interim Distribution Date means any date, other than the Final Distribution Date, after the Initial Distribution Date on which the Reorganized Debtor determines that an interim distribution should be made to Holders of Allowed Claims in light of, among other things, resolutions of Disputed Claims and the administrative costs of such a distribution.

Internal Revenue Code means the Internal Revenue Code of 1986, as amended.

IRS means the Internal Revenue Service of the United States of America.

Isensee Litigation means the putative class action litigation styled Isensee v. KaloBios Pharmaceuticals, Inc. et al., Case No. 15-cv-06331-EJD, pending in the United States District Court for the Northern District of California.

Judicial Code means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

KaloBios means KaloBios Pharmaceuticals, Inc.

Legal Requirement means means all federal, state, foreign and local laws, statutes, codes, rules, regulations, ordinances, orders, Proceedings and the like of any governmental unit (as defined in 11 U.S.C. § 101(27)), including common law.

Li Litigation means the putative class action litigation styled Li v. KaloBios Pharmaceuticals, Inc. et al., Case No. 15-cv-05841-EJD, pending in the United States District Court for the Northern District of California.

Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

New Common Stock means the shares of common stock of Reorganized KaloBios, par value $0.01, to be issued by Reorganized KaloBios in connection with the implementation of, and as authorized by, this Plan. The Debtor shall issue not less than the number of shares of common stock of Reorganized KaloBios necessary for (i) the Primary Plan Sponsor New Common Stock, (ii) the Secondary Plan Sponsor New Common Stock, and (iii) the Remaining New Common Stock. As part of the Plan Supplement, the Debtor will file a schedule that sets forth its estimate of the number of shares of New Common Stock to be issued under the Plan, which estimate shall be subject to revisions from time to time through the conclusion of the Confirmation Hearing.

Nomis Bay Entity means Nomis Bay LTD and each Person or Entity that is a permitted assignee thereof.

Non-Released Parties means, subject to Sections 10.2 and 10.5(c) of the Plan, the following Entities: (i) Martin Shkreli, (ii) Christopher Thorn, (iii) Former Counsel, (iv) Evan Greebel, (v) Chardan Capital Markets, LLC, (vi) Marek Biestek, and (vii) each Persons who commenced service as an executive officer or director of the Debtor on or before November 16, 2015.

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Other Priority Claim means any Claim against the Debtor entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than (a) an Administrative Claim or (b) a Priority Tax Claim.

Other Subordinated Claim means any Claim, except for a PIPE Claim or the Class Action Claim, whether or not the subject of an existing lawsuit: (a) arising from rescission of a purchase or sale of any Security of the Debtor; (b) for damages arising from the purchase or sale of any such Security; (c) for violations of any Legal Requirement relating to a Security, including without limitation, any misrepresentation relating to any purchase, sale or issuance of a Security; (d) otherwise subject to mandatory subordination under section 510(b) of the Bankruptcy Code. The term “Other Subordinated Claim” as used herein also includes, without limitation, any and all attorneys’ fees, other charges, or costs relating to or arising out of a Claim that is itself an Other Subordinated Claim.

Person has the meaning set forth in section 101(41) of the Bankruptcy Code.

Petition Date means December 29, 2015.

PIPE Claims means: (a) all claims and Causes of Action (whether or not “claims” within the meaning of section 101(5) of the Bankruptcy Code) that have been or could be asserted by any current or former PIPE Plaintiff in the PIPE Litigation; (b) the PIPE POCs; and (c) any and all claims and Causes of Action of the PIPE Plaintiffs (whether or not “claims” within the meaning of section 101(5) of the Bankruptcy Code), whether arising at law or in equity, known or unknown, that relate in any way, directly or indirectly, to the PIPE Transaction.

PIPE Investor means any purchaser in the PIPE Transaction, and any successor or assignee of such purchaser.

PIPE Litigation means the adversary proceeding captioned Gregory Rea, RTAT LLC, Edward H. Painter, Nancy Retzlaff, Armistice Capital Master Fund, Ltd, Andrew Pizzo, And Sabine Gritti v. KaloBios Pharmaceuticals, Inc., Adv. Pro. No. 16-50001 (LSS).

PIPE Plaintiffs mean the plaintiffs in the PIPE Litigation.

PIPE POCs means the following Proofs of Claim: Claim No. 100, Filed by Gregory Rea; Claim No. 101, Filed by Armistice Capital Master Fund, Ltd; Claim No. 106, Filed by Sabine Gritti; Claim No 98, Filed by RTAT LLC; Claim No. 105, Filed by Andrew Pizzo; Claim No. 102, Filed by Edward Painter; and Claim No. 103, Filed by Nancy Retzlaff.

PIPE Settlement means that certain Settlement Stipulation, dated May 2, 2016, and executed by the Debtor and the Settling PIPE Plaintiffs.

PIPE Settlement Effectiveness Conditions shall have the meaning ascribed to such term in the PIPE Settlement.

PIPE Settlement Releases means the mutual releases to be granted by the Debtor and the PIPE Plaintiffs as set forth in Section 10.3(c) of this Plan.

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PIPE Transaction means that certain private placement of KaloBios common stock described in the Form 8-Ks filed by the Debtor on December 9, 2015, and December 16, 2015, pursuant to the Securities Purchase Agreement and related documents described or referenced therein.

PIPE Transaction Shares shall have the meaning ascribed to such term in the PIPE Settlement.

Plan means this plan of reorganization for the Debtor, under Chapter 11 of the Bankruptcy Code, including, without limitation, all applicable Exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time and in accordance with the provisions of the Bankruptcy Code and Bankruptcy Rules and the terms hereof or thereof.

Plan Consideration means with respect to any Class of Claims or Interests entitled to a distribution under this Plan, Cash, Company Note and/or New Common Stock, as the context requires.

Plan Distribution means the payment or distribution under the Plan of Plan Consideration.

Plan Documents mean the documents, other than the Plan, to be executed, delivered, assumed, and/or performed in connection with the consummation of the Plan, including, without limitation, the documents to be included in the Plan Supplement, the Plan Sponsor Documents, the Savant Acquisition Agreement, the certificate of incorporation and by-laws for the Reorganized Debtor, the Schedule of Assumed Executory Contracts and Unexpired Leases and any and all Exhibits to the Plan and the Disclosure Statement.

Plan Sponsors mean, as context requires, (i) the Stalking Horse Entities and/or (ii) the Secondary Plan Sponsor(s), if any.

Plan Sponsor Documents means, as context requires, (i) the Primary Plan Sponsor Documents and/or (ii) the Secondary Plan Sponsor Documents, if any.

Plan Sponsor New Common Stock means, as context requires, (i) the Primary Plan Sponsor New Common Stock and/or (ii) the Secondary Plan Sponsor New Common Stock, if any.

Plan Supplement means the compilation of documents and forms of documents as amended from time to time that constitute Exhibits to the Plan Filed with the Bankruptcy Court no later than five (5) Business Days before the Voting Deadline.

Plan Transactions means the Primary Plan Transaction and any Secondary Plan Transaction(s).

Primary Plan Sponsor means the Stalking Horse Entities.

Primary Plan Sponsor Documents means the Stalking Horse SPA Documents.

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Primary Plan Sponsor New Common Stock means the amount of New Common Stock to be issued to the Primary Plan Sponsor pursuant to Primary Plan Sponsor Documents, and which New Common Stock shall be subject to the anti-dilution provisions of the Primary Plan Sponsor Documents. As part of the Plan Supplement, the Debtor will file a schedule that sets forth its estimate of the number of shares of Primary Plan Sponsor New Common Stock to be issued under the Plan, which estimate shall be subject to revisions from time to time through the conclusion of the Confirmation Hearing.

Primary Plan Transaction means the Exit Facility and related transactions provided for in the Stalking Horse SPA Documents.

Prime Clerk means Prime Clerk, LLC, in its capacity as Claims Agent for the Debtor.

Priority Tax Claim means a Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

Professional means any professional employed in the Chapter 11 Case pursuant to sections 327, 328, 363, or 1103 of the Bankruptcy Code or any professional or other Entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Case pursuant to section 503(b)(4) of the Bankruptcy Code.

Professional Fees Bar Date means the Business Day which is sixty (60) days after the Effective Date or such other date as approved by order of the Bankruptcy Court.

Proof of Claim means a proof of claim Filed with the Bankruptcy Court or the Claims Agent in connection with the Chapter 11 Case.

Putative Class Claim means the Proof of Claim identified by the Claims Agent as Claim No. 45, Filed against the Debtor by Kaniz Fatema, Zeke Ingram, Bhaskar R. Gudlavenkatasiva, Abuhena M. Saifulislam and asserting liabilities relating to the Securities Litigation

Rejection Bar Date means, with respect to a Rejection Damages Claim, the later of (i) the General Bar Date and (ii) twenty-one (21) days after the effective date of rejection of the applicable Executory Contract or Unexpired Lease as provided by an order of the Bankruptcy Court or pursuant to a notice under procedures approved by the Bankruptcy Court, unless the order authorizing the rejection of such Executory Contract or Unexpired Lease provides otherwise, in which event the deadline set forth in such order will be the Rejection Bar Date with respect to such Rejection Damages Claim.

Rejection Damages Claim means a claim arising out of or relating to the rejection of an Executory Contract or Unexpired Lease.

Related Person means, with respect to any Person, such Person’s predecessors, successors, assigns and present and former affiliates (whether by operation of law or otherwise) and for each of the foregoing: (a) each of their current and former directors and officers, and any Person claiming by or through them; and (b) each of their respective members, partners, equity-holders, officers, directors, employees, representatives, advisors, attorneys, notaries (pursuant to the laws of the United States and any other jurisdiction), auditors, agents and professionals, in each case acting in such capacity, and any Person claiming by or through any of them.

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Released Parties means: (i) the Debtor, the Reorganized Debtor, and their respective officers, directors, employees, attorneys, accountants, consultants, investment bankers, financial advisors and other professionals, in each case limited to such Persons and Entities who acted in such capacity on or after the Petition Date; and (ii) each of the Stalking Horse Entities, and each of the Stalking Horse Entities’ respective Related Persons (but only in such capacity as a Related Person to a Stalking Horse Entity).

Remaining New Common Stock means the New Common Stock to be distributed under this Plan to the Holders of Allowed Class 4 Claims (PIPE Claims), the Allowed Class 6 Claim (Class Action Claim), and the Allowed Class 7 Claims (Other Subordinated Claims) in accordance with the Treatment provided for such Classes of Claims in Article III of this Plan, plus any shares of New Common Stock issued or distributed as remuneration for the Debtor’s Board of Directors under the Plan or by separate order of the Bankruptcy Court. The total number of shares of Remaining New Common Stock to be issued under the Plan shall be determined with reference to the number of shares of Primary Plan Sponsor New Common Stock and Secondary Plan Sponsor New Common Stock required to be issued under the Plan in accordance with the terms of the Primary Plan Sponsor Documents and any Secondary Plan Sponsor Documents, respectively, after taking into account any anti-dilution requirements of such Plan Transaction Documents for the benefit of the Primary Plan Sponsor and/or any Secondary Plan Sponsor, as applicable. As part of the Plan Supplement, the Debtor will file a schedule that sets forth its estimate of the number of shares of Remaining New Common Stock to be issued under the Plan, which estimate shall be subject to revisions from time to time through the conclusion of the Confirmation Hearing.

Reorganized Debtor or Reorganized KaloBios means the Debtor or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

Representative means, with respect to any Entity, any successor, predecessor, officer, director, partner, limited partner, general partner, shareholder, manager, management company, investment manager, affiliate, employee, agent, attorney, advisor, investment banker, financial advisor, accountant or other professional of such Entity or any of the foregoing and any committee of which such Entity is a member, in each case, in such capacity, serving on or after the Petition Date.

Restructuring Transactions means, collectively, those mergers, consolidations, restructurings, asset transfers, dispositions, liquidations, or dissolutions that the Debtor or Reorganized Debtor determines to be necessary or appropriate in connection with the Plan or the Debtor’s emergence from the Chapter 11 Case, including, without limitation, the Primary Plan Transaction, any Secondary Plan Transaction and the Savant Transaction.

Retained Causes of Action has the meaning ascribed to such term in Section 10.5(a) of this Plan.

Savant means Savant Neglected Diseases LLC.

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Savant Acquisition Agreement means that certain definitive, written acquisition agreement to be entered into by and between KaloBios and Savant with respect to the Savant Transaction, which shall not materially vary from the terms of that certain letter of intent, dated February 29, 2016, by and between KaloBios and Savant, without the consent of the Primary Plan Sponsor, such consent not to be unreasonably withheld or delayed.

Savant Transaction means: (a) the acquisition by the Reorganized Debtor of certain regulatory and non-intellectual property assets and exclusive license of intellectual property assets not being acquired outright by the Reorganized Debtor, in each case, of the worldwide rights in and relating to benznidazole for human use owned by Savant; and (b) together with such related and ancillary transactions provided for in the Savant Acquisition Agreement.

Sciabacucchi Litigation means the putative class action litigation styled Sciabacucchi v. KaloBios Pharmaceuticals, Inc. et al., Case No. 15-cv-05992-CRB, pending in the United States District Court for the Northern District of California.

Scheduled means reflected on the Schedules.

Schedules means the schedules of assets and liabilities and the statements of financial affairs Filed by the Debtor on or about February 29, 2016, as required by section 521 of the Bankruptcy Code, as the same may have been or may be amended, restated, modified or supplemented.

Schedule of Assumed Executory Contracts and Unexpired Leases means a schedule of the Executory Contracts and Unexpired Leases to be assumed pursuant to section 365 of the Bankruptcy Code and Section 8.1 hereof, as such schedule may be amended from time to time.

Schedule of Rejected Executory Contracts and Unexpired Leases means a schedule of the Executory Contracts and Unexpired Leases to be rejected pursuant to section 365 of the Bankruptcy Code and Section 8.1 hereof, as such schedule may be amended from time to time.

SEC means the Securities and Exchange Commission created pursuant to the Securities Exchange Act of 1934.

Secondary Plan Sponsor means such Entity or Entities, if any, determined by order of the Bankruptcy Court to be the Winning Bidder(s) for a Secondary Plan Transaction in accordance with the Bid Procedures and Bid Procedures Order.

Secondary Plan Sponsor Documents means the definitive documentation for the Secondary Plan Sponsor’s Winning Bid for a Secondary Plan Transaction.

Secondary Plan Sponsor New Common Stock means the amount of New Common Stock to be issued to one or more Secondary Plan Sponsors pursuant to the Secondary Plan Sponsor Documents for such Secondary Plan Transaction(s). As part of the Plan Supplement, the Debtor will file a schedule that sets forth its estimate of the number of shares of Secondary Plan Sponsor New Common Stock to be issued under the Plan, which estimate shall be subject to revisions from time to time through the conclusion of the Confirmation Hearing.

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Secondary Plan Transaction means a transaction or transactions with the Secondary Plan Sponsor to purchase New Common Stock under terms and conditions comprising a “Secondary Plan Transaction,” as such term is used in the Bid Procedures.

Secured Claim means a Claim that is secured by a lien on property in which the Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.

Securities Act means the Securities Act of 1933 and the rules and regulations promulgated pursuant thereto.

Securities Litigation means, collectively, the Li Litigation, the Isensee Litigation and the Sciabacucchi Litigation.

Securities Litigation Settlement Acceptance Deadline means 11:59 p.m. (prevailing Delaware time) on the ninetieth (90th) day after the Effective Date, or such later date as the Reorganized Debtor may agree to in writing in its sole discretion.

Securities Litigation Settlement Consideration means: (i) 280,000 shares of New Common Stock, plus (ii) Cash of $250,000 for the purpose of satisfying Securities Litigation Settlement Expenses.

Securities Litigation Settlement Effectiveness Conditions means each of the following conditions, which must be satisfied or waived in writing by the Debtor or Reorganized Debtor, as applicable: (i) a Securities Litigation Settlement Agreement shall have been fully executed; (ii) the lead court before which the Securities Litigation is pending and with jurisdiction over the Securities Litigation shall have entered an order in form and substance reasonably acceptable to the Debtor granting preliminary approval of the Securities Litigation Settlement Agreement, establishing a settlement class and establishing procedures and approving notices for soliciting acceptances from members of the settlement class; (iii) the Bankruptcy Court shall have entered an order in form and substance reasonably acceptable to the Debtor or Reorganized Debtor, as applicable, approving the Debtor’s or Reorganized Debtor’s, as applicable, entry into and performance under the Securities Litigation Settlement Agreement and such order shall have become a Final Order; (iv) the Securities Litigation Settlement Acceptance Deadline shall not have expired and (v) to the extent consent of an insurer under an applicable D&O Insurance Policy is required in connection with the Securities Litigation Settlement Agreement, such consent has been given; provided, however, that notwithstanding the satisfaction or waiver of the foregoing Securities Litigation Settlement Effectiveness Conditions, the Securities Litigation Settlement Effectiveness Conditions shall not have been satisfied in the event that the lead court before which the Securities Litigation is pending and with jurisdiction over the Securities Litigation fails to finally approve the Securities Litigation Settlement Agreement and enter final judgment following provision of notice to the settlement class members and a final approval hearing as prescribed by Rule 23 of the Federal Rules of Civil Procedure.

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Securities Litigation Settlement Expenses means: (i) first, all expenses incurred in connection with the administration of the Securities Litigation Settlement Agreement; and (ii) to the extent of any such funds remaining after all expenses described in clause (i) have been paid or reserved for, the attorneys’ fees and expenses of Pomerantz LLP, as Lead Counsel in the Securities Litigation.

Securities Litigation Modified Release and Injunction Provisions means the release provisions in Section 10.3(b) of the Plan (Releases by Holders of Claims and Interests), the injunctive provisions in Section 10.7 of the Plan (Injunctions), and any comparable provisions in the Confirmation Order, each as modified solely to the extent necessary for any Holder of a Class Action Claim to assert or enforce any claim or Cause of Action in the Securities Litigation against any Non-Released Party.

Securities Litigation Settlement Agreement means a settlement agreement or stipulation by and among Kaniz Fatema, Zeke Ingram, Bhaskar R. Gudlavenkatasiva, and Abuhena M. Saifulislam, or any successors thereto, as Lead Plaintiff in the Securities Litigation, the law firm of Pomerantz LLP, or any successor thereto, as Lead Counsel in the Securities Litigation, and the Debtor, which settlement agreement or stipulation shall contain terms and conditions consistent with this Plan and shall fully compromise, settle and release all liability of the Debtor, the Estate, the Reorganized Debtor and other Released Parties in connection with the Securities Litigation.

Security has the meaning ascribed to the term “security” in section 101(49) of the Bankruptcy Code.

Settling PIPE Plaintiffs shall have the meaning ascribed to such term in the PIPE Settlement.

Stalking Horse Entities means collectively (i) Black Horse Capital Master Fund Ltd., as agent for the DIP Facility, and Cheval Holdings, Ltd., Black Horse Capital LP, Black Horse Capital Master Fund Ltd., Nomis Bay LTD, and any other persons or entities acting as lenders for the DIP Facility, and (ii) Cheval Holdings, Ltd., Black Horse Capital LP, Black Horse Capital Master Fund Ltd., Nomis Bay LTD, and any other Entities jointly investing with them to provide the Exit Facility. For the avoidance of doubt, the term “Stalking Horse Entities” also includes each Entity that is a permitted assignee of any of the foregoing Entities.

Stalking Horse SPA Documents means the Securities Purchase Agreement by and between KaloBios Pharmaceutical, Inc., as Seller, and Black Horse Capital LP, Black Horse Capital Master Fund Ltd., Cheval Holdings, Ltd., and Nomis Bay LTD, as Purchasers, dated April 1, 2016, together with any and all related or ancillary documents or agreements, and the respective, exhibits and schedules to the foregoing, each as amended, restated, supplemented or otherwise modified from time to time through the Effective Date.

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Transfer means, with respect to any Security or the right to receive a Security or to participate in any offering of any Security, the sale, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, participation in or other disposition of such Security or right or the beneficial ownership thereof, the offer to make such a sale, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, participation in or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing and whether or not directly or indirectly, to effect any of the foregoing. The term “constructive sale” for purposes of this definition means (i) a short sale with respect to such Security or right, (ii) entering into or acquiring an offsetting derivative contract with respect to such Security or right, (iii) entering into or acquiring a futures or forward contract to deliver such Security or right or (iv) entering into any transaction that has substantially the same effect as any of the foregoing. The term “beneficially owned” or “beneficial ownership” as used in this definition shall include, with respect to any Security or right, the beneficial ownership of such Security or right by a Person and by any direct or indirect subsidiary of such Person.

Unexpired Lease means a lease (including, with respect to each of the foregoing, any modifications, amendments, addenda or supplements thereto or restatements) to which the Debtor is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code and the Confirmation Order.

Unimpaired means, with respect to a Class of Claims or Interests, a Claim or an Interest that is not Impaired.

Unsatisfied Component means any portion of any Allowed Class Action Claim that remains unsatisfied after taking into account any proceeds of D&O Insurance Policies or value received or likely to be received by the Holder of such Allowed Class Action Claim from a non-Debtor source, such as a non-Debtor defendant in the Securities Litigation. In the event of a disagreement between the Debtor or Reorganized Debtor, as applicable, and the holder of any Allowed Class Action Claim as to the size of the Unsatisfied Component, either party may request the Bankruptcy Court to determine the size of the Unsatisfied Component on twenty-one (21) days’ prior written notice to the other.

U.S. Trustee means the United States Trustee for the District of Delaware.

U.S. Trustee Fees means fees payable to the U.S. Trustee pursuant to 28 U.S.C. § 1930(a)(6).

Voting Deadline means June 7, 2016 at 4:00 p.m., Eastern Time, which is the deadline for submitting ballots to Accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code.

Winning Bid shall have the meaning ascribed to such term in the Bid Procedures.

Winning Bidder shall have the meaning ascribed to such term in the Bid Procedures.

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1.2	Rules of Interpretation

For purposes of the Plan and unless otherwise provided herein the following rules of interpretation apply: (a) whenever it is appropriate from the context, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed, or to be Filed, means such document or Exhibit, as it may have been or may be amended, modified, or supplemented pursuant to the Plan or Confirmation Order; (d) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors, assigns, and affiliates; (e) all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of, or to, the Plan; (f) the words “herein,” “hereunder,” “hereof” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) the words “includes” and “including” are not limiting; (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of, or to affect, the interpretation of the Plan; (i) subject to the provisions of any contract, certificates of incorporation, by-laws, similar constituent documents, instrument, release, or other agreement or document entered into or delivered in connection with the Plan, the rights and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules, and the Confirmation Order; and (j) the rules of construction set forth in section 102 of the Bankruptcy Code will apply to the Plan.

1.3	Computation of Time

In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) will apply.

1.4           Reference to Monetary Figures

All references in the Plan to monetary figures refer to the lawful currency of the United States of America, unless otherwise expressly provided.

Article II
CLASSIFICATION OF CLAIMS AND INTERESTS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Fee Claims, Priority Tax Claims, Other Priority Claims, DIP Facility Claim and U.S. Trustee Fees are not classified and thus are excluded from the Classes of Claims and Interests set forth in this Article II.

Pursuant to sections 1122 and 1123 of the Bankruptcy Code and as set forth herein, this Plan places Claims and Interests in the Classes set out below for voting and distribution purposes. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such other Class. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date. Notwithstanding the foregoing, and except as otherwise specifically provided for herein, the Confirmation Order or other order of the Bankruptcy Court, or required by applicable bankruptcy law, in no event shall the aggregate value of all property received or retained under this Plan on account of an Allowed Claim exceed 100% of the underlying Allowed Claim.

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Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for the purposes of Confirmation by acceptance of this Plan by an Impaired Class of Claims; provided, however, that in the event no Holder of a Claim with respect to a specific Class timely submits a Ballot in compliance with the Disclosure Statement Order indicating acceptance or rejection of this Plan, then the Debtor will seek a determination at the Confirmation Hearing that the Plan is deemed Accepted by the Holders of such Claims in such Class. The Debtor may seek Confirmation of this Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

2.1	Class Identification

The following table designates the Classes of Claims and Interests in the Debtor and specifies which Classes are Impaired or Unimpaired by this Plan and either (i) entitled to vote to Accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code or (ii) deemed to Accept or reject this Plan.

Class	Designation	Impairment	Voting Rights

1	Secured Claims	Unimpaired	Deemed to Accept

2	General Unsecured Claims	Impaired	Entitled to Vote

3	Convenience Class Claims	Unimpaired	Deemed to Accept

4	PIPE Claims	Impaired	Entitled to Vote

5	IAC Claims	Impaired	Entitled to Vote

6	Class Action Claims	Impaired	Entitled to Vote

7	Other Subordinated Claims	Impaired	Entitled to Vote

8	Existing Common Stock	Unimpaired	Deemed to Accept

9	Class 9 Common Stock	Impaired	Entitled to Vote

2.2	Unimpaired Class of Claims and Interests

(a)         The follow Classes of Claims are deemed to have Accepted this Plan and, therefore, not entitled to vote on this Plan under section 1126(f) of the Bankruptcy Code).

(1)         Class 1: Class 1 consists of Secured Claims.

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(2)         Class 3: Class 3 consists of Convenience Class Claims.

(3)         Class 8: Class 8 consists of Existing Common Stock.

2.3	Impaired Classes of Claims and Interests

(a)         The following Classes of Claims and Interests are Impaired and entitled to vote on the Plan:

(1)         Class 2: Class 2 consists of General Unsecured Claims.

(2)         Class 4: Class 4 consists of PIPE Claims.

(3)         Class 5: Class 5 consists of IAC Claims.

(4)         Class 6: Class 6 consists of Class Action Claims.

(5)         Class 7: Class 7 consists of Other Subordinated Claims.

(6)         Class 9: Class 9 consists of Class 9 Common Stock.

Article III

TREATMENT OF CLAIMS AND INTERESTS

3.1	Unclassified Claims

(a)          Administrative Claims. Each Holder of an Allowed Administrative Claim (other than an Administrative Claim that is a Fee Claim) as of the Effective Date shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Administrative Claim, (i) Cash in an amount equal to the amount of such Allowed Administrative Claim as soon as reasonably practicable after: (a) the Effective Date, if such Administrative Claim is Allowed as of the Effective Date; (b) thirty (30) days after the date such Administrative Claim becomes an Allowed Administrative Claim, if such Administrative Claim is Disputed as of, or following, the Effective Date; or (c) the date such Allowed Administrative Claim becomes due and payable in the ordinary course of business in accordance with the terms, and subject to the conditions, of any agreements governing, instruments evidencing, or other documents relating to, the applicable transaction giving rise to such Allowed Administrative Claim, if such Allowed Administrative Claim is based on liabilities incurred by the Debtor in the ordinary course of its business; or (ii) such other treatment as the Debtor and such Holder shall have agreed in writing.

(b)         Fee Claims.

(1)         Final Fee Applications. The Bankruptcy Court shall determine the Allowed amounts of Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code. The Reorganized Debtor shall pay Fee Claims in Cash in the amount Allowed by the Bankruptcy Court. All requests for compensation or reimbursement of Fee Claims shall be Filed and served on the Reorganized Debtor, counsel to the Reorganized Debtor, the U.S. Trustee and such other entities who are designated by the Bankruptcy Rules, the Confirmation Order, or other order of the Bankruptcy Court, no later than sixty (60) days after the Effective Date, unless otherwise agreed by the Debtor. Holders of Fee Claims that are required to File and serve applications for final allowance of their Fee Claims that do not File and serve such applications by the required deadline shall be forever barred from asserting such Claims against the Debtor, Reorganized Debtor, or their respective properties, and such Fee Claims shall be deemed discharged as of the Effective Date. Objections to any Fee Claims must be Filed and served on the Reorganized Debtor, counsel to the Reorganized Debtor, and the requesting party no later than fourteen (14) days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the party requesting compensation of a Fee Claim).

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(2)         Post-Effective Date Fees and Expenses. The Reorganized Debtor shall pay in Cash the reasonable legal, professional, or other fees and expenses incurred by the Debtor’s Professionals on and after the Effective Date, in the ordinary course of business, and without any further notice to or action, order, or approval of the Bankruptcy Court. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and Professionals may be employed and paid in the ordinary course of business without any further notice to, or action, order, or approval of, the Bankruptcy Court.

(c)         Priority Tax Claims. Each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive, as determined by the Debtor, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Priority Tax Claim (i) payment in full in Cash, payable in equal Cash installments made on a quarterly basis in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, over a period not to exceed five (5) years following the Petition Date, plus statutory interest on any outstanding balance from the Effective Date, calculated at the prevailing rate under applicable nonbankruptcy law for each taxing authority and to the extent provided for by section 511 of the Bankruptcy Code, and in a manner not less favorable than the most favored nonpriority General Unsecured Claim provided for by the Plan (other than Cash payments made to a class of creditors pursuant to section 1122(b) of the Bankruptcy Code); or (ii) such other treatment as may be agreed upon by such Holder and the Debtor or otherwise determined by a Final Order.

(d)         Other Priority Claims. Except to the extent that a Holder of an Allowed Other Priority Claim and the Debtor agree in writing to less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall receive (i) payment in Cash in an amount equal to such Allowed Other Priority Claim as soon as practicable after the later of (a) the Effective Date, (b) thirty (30) days after the date when such Other Priority Claim becomes an Allowed Other Priority Claim, or (c) the date such Allowed Other Priority Claim becomes due and payable in the ordinary course of business in accordance with the terms, and subject to the conditions, of any agreements governing, instruments evidencing, or other documents relating to, the applicable transaction giving rise to such Allowed Other Priority Claim, if such Allowed Other Priority Claim is based on liabilities incurred by the Debtor in the ordinary course of its business; or (ii) such other treatment, as determined by the Debtor, that will render it Unimpaired pursuant to section 1124 of the Bankruptcy Code.

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(e)         DIP Facility Claim. On the Effective Date, the DIP Facility Claim shall be satisfied in accordance with the terms of the DIP Order and the DIP Credit Agreement. For the avoidance of doubt, the Liens and security interests provided in the DIP Order shall not be extinguished until such time as the DIP Facility Claim is satisfied in accordance with the terms of the DIP Order and the DIP Credit Agreement.

(f)          U.S. Trustee Fees. Notwithstanding anything to the contrary contained herein, on the Effective Date, the Debtor shall pay, in full, in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation. On and after the Effective Date, the Reorganized Debtor shall be responsible for filing required post-confirmation reports and paying quarterly fees due to the U.S. Trustee for the Reorganized Debtor until the Chapter 11 Case is closed, converted or dismissed.

3.2           Treatment of Claims and Interests

(a)         Class 1 - Secured Claims.

(1)         Classification: Class 1 consists of Secured Claims.

(2)         Treatment: Unless otherwise agreed by the Holder of an Allowed Secured Claim and the Debtor, each Allowed Secured Claim will be reinstated pursuant to section 1124 of the Bankruptcy Code or will receive such other treatment as is necessary to render such Allowed Secured Claim Unimpaired under section 1124 of the Bankruptcy Code.

(3)         Voting: Class 1 is Unimpaired under the Plan. Each Holder of an Allowed Secured Claim will be conclusively presumed to have Accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Secured Claim will not be entitled to vote to Accept or reject the Plan.

(b)         Class 2 - General Unsecured Claims.

(1)         Classification: Class 2 consists of General Unsecured Claims.

(2)         Treatment: Unless otherwise agreed between the Holder of an Allowed General Unsecured Claim and the Debtor, each Holder of an Allowed General Unsecured Claim will receive on the later of the Effective Date or the first reasonably practicable Distribution Date after such Claim becomes an Allowed General Unsecured Claim, in full and final satisfaction and discharge of such Allowed General Unsecured Claim, value equal to 100% of the Allowed amount of such Claim in the form of: (i) Cash equal to 50% of the Allowed amount of such Allowed General Unsecured Claim plus (ii) a Company Note in an original principal amount equal to the 50% of the Allowed amount of such Allowed General Unsecured Claim.

(3)         Voting: Class 2 is Impaired under the Plan. Each Holder of an Allowed General Unsecured Claim is entitled to vote to Accept or reject the Plan.

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(c)         Class 3 - Convenience Class Claims.

(1)         Classification: Class 3 consists of Convenience Class Claims.

(2)         Treatment: Each Holder of an Allowed Convenience Class Claim will receive Cash on the later of the Effective Date or the first reasonably practicable Distribution Date after such Claim becomes an Allowed Convenience Class Claim in an amount equal to the Allowed amount of such Convenience Class Claim. A Holder of an Allowed General Unsecured Claim in a greater amount may elect to reduce its Allowed General Unsecured Claim to $5,000 and have treated as a Convenience Class Claim for all purposes under the Plan.

(3)         Voting: Class 3 is Unimpaired under the Plan. Each Holder of an Allowed Convenience Class Claim will be conclusively presumed to have Accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Convenience Class Claim will not be entitled to vote to Accept or reject the Plan.

(d)         Class 4 - PIPE Claims.

(1)         Classification: Class 4 consists of PIPE Claims.

(2)         Treatment: Each Holder of a PIPE Claim will receive the following treatment:

(A)         If the PIPE Settlement Effectiveness Conditions, including the requirement that Class 4 Accept the Plan, are satisfied or waived in accordance with the PIPE Settlement, each PIPE Plaintiff, on account of, in exchange for, and in full satisfaction and settlement of all PIPE Claims and other good and valuable consideration, shall retain and receive his, her or its allocable portion of the PIPE Transaction Shares, the New Common Stock, the Cash payment, certain net proceeds of any Former Counsel Claim, and other good and valuable consideration, in each instance, subject to and in accordance with the terms of the PIPE Settlement, all of which are incorporated herein by reference.

(B)         If the PIPE Settlement Effectiveness Conditions, including the requirement that Class 4 Accept the Plan (i.e., if Class 4 rejects the Plan), are not satisfied or waived in accordance with the PIPE Settlement, subject to subsection (C) immediately below, each PIPE Claim will be Disputed and subject to allowance, disallowance and/or estimation in accordance with the outcome of the PIPE Litigation and/or the procedures for resolving Claims described in Article VII of the Plan. All PIPE Claims will be subordinated to the level of common stock for distribution purposes under the Plan pursuant to section 510(b) of the Bankruptcy Code. The Holder of any PIPE Claim that becomes an Allowed PIPE Claim will receive, on account of and in full and final satisfaction of such Allowed PIPE Claim, a pro rata share of Remaining New Common Stock, determined by the amount of such Allowed PIPE Claim as a percentage of the total Allowed PIPE Claims, Allowed IAC Claims, Allowed Class Action Claims, Allowed Other Subordinated Claims, Allowed Existing Common Stock, and Allowed Class 9 Common Stock.

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(C)         If the PIPE Settlement Effectiveness Conditions, including the requirement that Class 4 Accept the Plan (i.e., if Class 4 rejects the Plan), are not satisfied or waived in accordance with the PIPE Settlement, any PIPE Claim that is determined by Final Order not to be subject to subordination shall be a Disputed PIPE Claim and subject to allowance, disallowance and/or estimation in accordance with the outcome of the PIPE Litigation and/or the procedures for resolving Claims described in Article VII of the Plan. If such a Disputed PIPE Claim becomes an Allowed PIPE Claim, such Allowed PIPE Claim shall receive on account of and in full and final satisfaction of such Allowed PIPE Claim, shares of Remaining New Common Stock of a value, as of the date Allowed, equal to the Allowed amount of such PIPE Claim.

(3)         Voting: Class 4 is Impaired under the Plan. Each Holder of a PIPE Claim is entitled to vote to Accept or reject the Plan.

(e)         Class 5 - IAC Claims.

(1)         Classification: Class 5 consists of IAC Claims.

(2)         Treatment: All IAC Claims in Class 5 will be disallowed permanently and for all purposes under the Plan pursuant to section 502(e)(1) of the Bankruptcy Code. To the extent, however, any IAC Claim is also an Other Subordinated Claim and becomes an Allowed Claim, it shall be deemed an Allowed Other Subordinated Claim and shall receive that treatment provided for Allowed Other Subordinated Claims in Class 7 below.

(3)         Voting: Class 5 is Impaired under the Plan. Each Holder of a Class 5 Claim is entitled to vote to Accept or reject the Plan.

(f)          Class 6 - Class Action Claims.

(1)         Classification: Class 6 consists of Class Action Claims.

(2)         Treatment:

(A)         If Class 6 Accepts the Plan and all Securities Litigation Settlement Effectiveness Conditions are satisfied or waived in writing by the Debtor or Reorganized Debtor, as applicable, then the Holder of the Putative Class Claim, for and on behalf of all named plaintiffs and members of the plaintiff class in the Securities Litigation, on account of, in exchange for, and in full and final satisfaction, discharge, settlement and release of any and all Class Action Claims (including the Putative Class Claim), shall receive the Securities Litigation Settlement Consideration and all Holders of Class Action Claims and other members of the plaintiff class in the Securities Litigation shall be bound by the Securities Litigation Modified Release and Injunction Provisions; or

(B)         If Class 6 rejects the Plan or all Securities Litigation Settlement Effectiveness Conditions are not satisfied or waived in writing by the Debtor or Reorganized Debtor, as applicable, any and all Class Action Claims and the Securities Litigation will be treated as follows:

(i)          Any and all Class Action Claims will be Disputed and subject to allowance, disallowance and/or estimation in accordance with the outcome of the Securities Litigation and/or the procedures for resolving Claims described in Article VII of the Plan.

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(ii)         To the extent ultimately Allowed, any Class Action Claims will be subordinated to the level of common stock of the Debtor for distribution and all other purposes under the Plan pursuant to section 510(b) of the Bankruptcy Code. The Confirmation Order shall be a conclusive and final adjudication as to the mandatory subordination of such Class Action Claims to the level of common stock of the Debtor pursuant to section 510(b) of the Bankruptcy Code.

(iii)        The Securities Litigation shall be fully subject to the Non-Settling Securities Litigation Modified Release and Injunction Provisions.

(iv)        If Allowed, any Class Action Claims will receive, on account of and in full and final satisfaction of such Allowed Class Action Claims, a pro rata share of Remaining New Common Stock, determined by the amount the Unsatisfied Component of such Allowed Class Action Claim represents as a percentage of the total Allowed PIPE Claims, Allowed IAC Claims, Allowed Class Action Claim, Allowed Other Subordinated Claims, Allowed Existing Common Stock, and Allowed Class 9 Common Stock.

(3)         Voting: Class 6 is Impaired under the Plan. Each Holder of a Class 6 Claim is entitled to vote to Accept or reject the Plan.

(g)         Class 7 - Other Subordinated Claims.

(1)         Class 7 consists of Other Subordinated Claims other than IAC Claims that are subject to disallowance as provided in Class 5 above.

(2)         Treatment: Claims in Class 7 are Disputed. To the extent Allowed, all Other Subordinated Claims will be subordinated to the level of the Debtor’s common stock for distribution purposes under the Plan pursuant to section 510(b) of the Bankruptcy Code. The Holder of any Other Subordinated Claim that becomes an Allowed Other Subordinated Claim will receive, on account of and in full and final satisfaction of such Other Subordinated Claim, a pro rata share of Remaining New Common Stock, determined by the amount of such Other Subordinated Claim as a percentage of the total Allowed PIPE Claims, Allowed IAC Claims, Allowed Class Action Claims, Allowed Other Subordinated Claims, Allowed Existing Common Stock, and Allowed Class 9 Common Stock.

(3)         Voting: Class 7 is Impaired under the Plan. Each Holder of a Class 7 Claim is entitled to vote to Accept or reject the Plan.

(h)        Class 8 - Existing Common Stock.

(1)         Class 8 consists of Existing Common Stock other than Class 9 Common Stock.

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(2)         Treatment: Existing Common Stock in Class 8 is Unimpaired. All Holders of Allowed Existing Common Stock shall retain such Existing Common Stock under the Plan. Existing Common Stock shall be subject to dilution by, among other things, (1) the issuance of the Primary Plan Sponsor New Common Stock issued in accordance with the Primary Plan Sponsor Documents, (2) if one or more Secondary Plan Transactions is consummated, by the Secondary Plan Sponsor New Common Stock issued in accordance with the Secondary Plan Sponsor Documents, and (3) by Remaining New Common Stock that is issued under the Plan. Additional information concerning dilution of Existing Common Stock is found in the Plan and Disclosure Statement, including Article X (Certain Risk Factors to Be Considered) of the Disclosure Statement.

(3)         Voting: Class 8 is Unimpaired under the Plan. Holders of Existing Common Stock will be conclusively presumed to have Accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of Existing Common Stock will not be entitled to vote to Accept or reject the Plan on account of such Existing Common Stock.

(i)          Class 9 – Class 9 Common Stock.

(1)         Class 9 consists of Class 9 Common Stock.

(2)         Treatment: Class 9 shall receive the following treatment, at the election of the Holders of Class 9 Common Stock:

(A)         If on or before the Voting Deadline (or such later date as agreed in writing by the Debtor) all Holders of Class 9 Common Stock execute and deliver to the Debtor the Class 9 Stockholder Agreement in a form and substance satisfactory to the Debtor and thereby Accept all terms and conditions thereof and of the Plan, all Class 9 Common Stock will be Allowed common stock of the Debtor and such Holders of Class 9 Common Stock will retain such Class 9 Common Stock subject to the terms and conditions of the Class 9 Stockholder Agreement; or

(B)         If any Holder of Class 9 Common Stock does not timely execute the Class 9 Stockholder Agreement and thereby Accept the Class 9 Stockholder Agreement and the Plan, then all Class 9 Common Stock will be Disputed and subject to disallowance, subordination (pursuant to section 510(b) and/or 510(c) of the Bankruptcy Code, or other applicable law), setoff, recoupment, and any and all claims, causes of actions, defenses, rights and remedies of the Debtor and the Reorganized Debtor, as applicable, including, without limitation, injunctive relief.

Whether or not the Class 9 Stockholder Agreement is executed, Class 9 Common Stock shall be subject to dilution by, among other things, (1) the issuance of the Primary Plan Sponsor New Common Stock issued in accordance with the Primary Plan Sponsor Documents, (2) if one or more Secondary Plan Transactions is consummated, by the Secondary Plan Sponsor New Common Stock issued in accordance with the Secondary Plan Sponsor Documents, and (3) by Remaining New Common Stock that is issued under the Plan. Additional information concerning dilution of Class 9 Common Stock is found in the Plan and Disclosure Statement, including Article X (Certain Risk Factors to Be Considered) of the Disclosure Statement.

(3)         Voting: Class 9 is Impaired under the Plan. The Holders of Class 9 Common Stock are entitled to vote to Accept or reject the Plan.

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3.3	Special Provisions Governing Unimpaired Claims and Interests

Except as otherwise provided in the Plan, nothing under the Plan will affect the Debtor’s rights in respect of any Unimpaired Claims or Interests, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims or Interests.

Article IV
acceptaNce or rejection of the plan; effect of

rejection by one or more classes of claims or interests

4.1	Impaired Classes of Claims Entitled to Vote

Holders of Claims in Classes 2, 4, 5, 6, 7 and 9 are Impaired and entitled to vote to Accept or reject this Plan as provided in such order as may be entered by the Bankruptcy Court establishing certain procedures with respect to the solicitation and tabulation of votes to Accept or reject the Plan, or any other order(s) of the Bankruptcy Court.

4.2	Acceptance by an Impaired Class

(a)         In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have Accepted this Plan if this Plan is Accepted by the Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims of such Class that have timely and properly voted to Accept or reject the Plan.

(b)         In accordance with section 1126(d) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Interests shall have Accepted this Plan if this Plan is Accepted by the Holders of at least two-thirds in amount of the Allowed Interests of such Class that have timely and properly voted to Accept or reject the Plan.

4.3	Presumed Acceptances by Unimpaired Classes

(a)         Classes 1, 3 and 8 are Unimpaired by this Plan. Accordingly, under section 1126(f) of the Bankruptcy Code, Holders of such Claims and Interests are conclusively presumed to Accept this Plan, and the votes of the Holders of such Claims and Interests will not be solicited.

4.4	Elimination of Vacant Classes; Deemed Acceptance by Non-Voting Classes

(a)         Any Class of Claims that is not occupied as of the commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily Allowed under Bankruptcy Rule 3018 shall be deemed eliminated from this Plan for purposes of voting to Accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

(b)         If no votes to Accept or reject the Plan are received with respect to a Class whose votes have been solicited under the Plan (other than a Class that is deemed eliminated pursuant to the foregoing Section 4.4(a)), such Class shall be deemed to have voted to Accept the Plan.

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4.5	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

In the event that any Impaired Class of Claims or Interests rejects the Plan, the Debtor reserves the right, without any delay in the occurrence of the Confirmation Hearing or Effective Date, to (a) request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code with respect to such non-Accepting Class, in which case the Plan shall constitute a motion for such relief, and/or (b) amend the Plan in accordance with Section 12.7 of the Plan.

Article V

MEANS FOR IMPLEMENTATION OF THE PLAN

5.1	General Settlement of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan.

5.2	Continued Corporate Existence

(a)         Except as otherwise provided in this Plan, the Debtor shall continue to exist after the Effective Date as Reorganized Debtor in accordance with the applicable laws of the State of Delaware, the respective jurisdiction in which it is incorporated, and pursuant to the certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and without any further notice to or action, order, or approval of any Person or Entity, the Bankruptcy Court or any other court of competent jurisdiction (other than any requisite filings required under applicable state, provincial, or federal law).

(b)         On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtor may take all actions as may be necessary or appropriate to effect the Restructuring Transactions, including, without limitation: (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation to the extent consistent with the terms of the Plan and the Plan Documents; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and Plan Documents or having other terms to which the Debtor, the Plan Sponsors, and other applicable parties may agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable state law; and (4) all other actions that the Plan Sponsors and any other applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

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5.3	Status of Existing Securities and Agreements

Except for the purpose of evidencing a right to distribution under this Plan, and except as otherwise set forth herein and in the DIP Order, DIP Credit Agreement or Plan Documents, on the Effective Date all agreements, instruments, and other documents evidencing any Claim or Interest, and any rights of any Holder in respect thereof, shall be deemed cancelled, discharged and of no force or effect. The Holders of or parties to such cancelled instruments, Securities and other documentation will have no rights arising from or relating to such instruments, Securities and other documentation or the cancellation thereof, except the rights provided for pursuant to this Plan. For the avoidance of doubt, Existing Common Stock is not being canceled under the Plan, and Holders of Existing Common Stock will retain their Existing Common Stock.

5.4	Corporate Governance, Directors, and Officers

(a)         Certificate of Incorporation and By-Laws. The certificate or article of incorporation and by-laws of Reorganized KaloBios shall be amended to satisfy the provisions of this Plan, the Primary Plan Sponsor Documents, and the Bankruptcy Code, shall be included in the Plan Supplement, and shall (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code and (ii) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate this Plan and the transactions contemplated herein.

(b)         Directors and Officers of Reorganized KaloBios After the Effective Date. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial officers of the Reorganized Debtor following the Effective Date shall be as listed in the Plan Supplement. Reorganized KaloBios shall have a board of directors comprised of five (5) members as identified in the Plan Supplement, with one director designated by the Nomis Bay Entity, one director being Ronald Barliant (as designated by the Black Horse Entities), one director being Dr. Cameron Durrant, Chief Executive Officer of the Debtor, and two independent directors designated jointly by the Stalking Horse Entities. Each director shall stand for re-election annually.

5.5	Corporate Action

(a)         The Reorganized Debtor shall serve on the United States Trustee quarterly reports of the disbursements made until such time as the Chapter 11 Case is closed, converted, or dismissed, or the Bankruptcy Court orders otherwise. Any deadline for filing Administrative Claims shall not apply to U.S. Trustee Fees.

(b)         Any action under the Plan to be taken by or required of the Debtor or the Reorganized Debtor, including, without limitation, the adoption or amendment of certificates of incorporation and by-laws, the issuance of Securities and instruments, the selection of officers or directors and the consummation and implementation of the Plan Documents, shall be authorized and approved in all respects, under sections 1123 and 1142 of the Bankruptcy Code and section 303 of the Delaware General Corporate Law, without any requirement of further action by any of the Debtor’s or Reorganized Debtor’s boards of directors or managers, as applicable, or stockholders of the Reorganized Debtor.

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(c)         The Debtor and the Reorganized Debtor, shall be authorized to execute, deliver, file, and record such documents (including the Plan Documents), contracts, instruments, releases and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan, without the necessity of any further Bankruptcy Court, corporate, board or shareholder approval or action. In addition, the selection of the Persons who will serve as the initial directors, officers and managers of the Reorganized Debtor as of the Effective Date shall be deemed to have occurred and be effective on and after the Effective Date without any requirement of further action by the board of directors, board of managers, or stockholders of the Reorganized Debtor.

5.6	Authorization, Issuance and Delivery of New Common Stock

On the Effective Date, Reorganized KaloBios is authorized to and shall issue and distribute, or cause to be distributed the New Common Stock and any and all other Securities, notes, stock, instruments, certificates and other documents or agreements required to be issued, executed or delivered pursuant to the Plan. The issuance of the New Common Stock shall be authorized, as of the Effective Date, without further notice to or order of the Bankruptcy Court, any further corporate action, or any further act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person. All of the New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

5.7	Savant Transaction

On the Effective Date, the Reorganized Debtor and its Representatives shall be authorized to consummate the Savant Transaction in accordance with the terms of the Savant Acquisition Agreement.

5.8	Exit Facility

(a)         On the Effective Date, the Exit Facility shall become effective, if all conditions set forth in the Primary Plan Sponsor Documents are satisfied or waived in accordance with the terms of the Primary Plan Sponsor Documents, including the closing of Savant Transaction. In accordance with the Primary Plan Sponsor Documents, upon the Exit Facility becoming effective, the Reorganized Debtor will issue to the Primary Plan Sponsor the Primary Plan Sponsor New Common Stock.

(b)         On the Effective Date, the Reorganized Debtor and its Representatives shall be authorized to consummate any Secondary Plan Transaction(s) in accordance with the terms and conditions of any such Secondary Plan Sponsor Documents and, subject to the terms and conditions of such Secondary Plan Sponsor Documents, the Reorganized Debtor shall issue the Secondary Plan Sponsor New Common Stock to the Secondary Plan Sponsors, if any.

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(c)         From and after the Effective Date, the Reorganized Debtor, subject to any applicable limitations set forth in any post-Effective Date financing, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the Board of Directors of the Reorganized Debtor deems appropriate.

5.9	Closing of the Chapter 11 Case

When all Disputed Claims against the Debtor or Reorganized Debtor either have become Allowed or have been Disallowed by Final Order, and no contested matter remains outstanding, the Reorganized Debtor shall ask the Bankruptcy Court to close the Debtor’s Chapter 11 Case in accordance with the Bankruptcy Code and the Bankruptcy Rules.

Article VI

PROVISIONS GOVERNING DISTRIBUTIONS

6.1	Distributions

The Disbursing Agent shall make all Plan Distributions to the appropriate Holders of Allowed Claims in accordance with the terms of this Plan.

6.2	No Postpetition Interest on Claims

Unless otherwise specifically provided for in the Plan, Confirmation Order or other order of the Bankruptcy Court, or required by applicable bankruptcy or nonbankruptcy law, postpetition interest shall not accrue or be paid on any Claims, and no Holder of a Claim shall be entitled to interest accruing on such Claim on or after the Petition Date.

6.3	Date of Distributions

Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the Effective Date or as soon thereafter as is practicable to the extent authorized and permitted, provided that the Reorganized Debtor may utilize periodic distribution dates to the extent appropriate. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

6.4	Distribution Record Date

(a)         As of the close of business on the Distribution Record Date, the various lists of Holders of Claims in each of the Classes, as maintained by the Debtor, or its agents, shall be deemed closed and there shall be no further changes in the record Holders of any of the Claims after the Distribution Record Date. Neither the Debtor nor the Disbursing Agent shall have any obligation to recognize any transfer of Claims occurring after the close of business on the Distribution Record Date. Additionally, with respect to payment of any Cure Amounts or any Cure Disputes in connection with the assumption and/or assignment of the Debtor’s Executory Contracts and Unexpired Leases, neither the Debtor nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the underlying Executory Contract or Unexpired Lease, even if such non-Debtor party has sold, assigned or otherwise transferred its Claim for a Cure Amount.

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6.5	Disbursing Agent

All distributions under this Plan shall be made by the Reorganized Debtor or the Disbursing Agent on and after the Effective Date as provided herein. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court and, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by Reorganized Debtor. Furthermore, any such entity required to give a bond shall notify the Bankruptcy Court and the U.S. Trustee in writing before terminating any such bond that is obtained.

6.6	Delivery of Distribution

The Disbursing Agent will issue, or cause to be issued, and authenticate, as applicable, the applicable Plan Consideration, and subject to Bankruptcy Rule 9010, make all distributions or payments to any holder of an Allowed Claim as and when required by this Plan at: (a) the address of such Holder on the books and records of the Debtor or its agents; or (b) at the address in any written notice of address change delivered to the Debtor or the applicable Disbursing Agent, including any addresses included on any Filed Proofs of Claim or transfers of Claim Filed pursuant to Bankruptcy Rule 3001. In the event that any distribution to any Holder is returned as undeliverable, no distribution or payment to such Holder shall be made unless and until the applicable Disbursing Agent has been notified of the then current address of such Holder, at which time or as soon as reasonably practicable thereafter such distribution shall be made to such Holder without interest, provided, however, such distributions or payments shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of the later of one year from: (i) the Effective Date; and (ii) the first Distribution Date after such Holder’s Claim is first Allowed.

6.7	Unclaimed Property

Six months from the later of: (i) the Effective Date, and (ii) the first Distribution Date after the applicable Claim is first Allowed, all unclaimed property or interests in property shall revert to the Reorganized Debtor or the successors or assigns of the Reorganized Debtor, and the Claim of any other Holder to such property or interest in property shall be discharged and forever barred. The Reorganized Debtor and the Disbursing Agent shall have no obligation to attempt to locate any Holder of an Allowed Claim other than by reviewing the Debtor’s books and records, or Proofs of Claim Filed against the Debtor, as reflected on the Claims Register maintained by the Claims Agent.

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6.8	Satisfaction of Claims

Unless otherwise provided herein, any distributions and deliveries to be made on account of Allowed Claims hereunder shall be in complete settlement, satisfaction and discharge of such Allowed Claims.

6.9	Manner of Payment Under Plan

Except as specifically provided herein, at the option of the Debtor or Reorganized Debtor (as applicable), any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtor.

6.10	Fractional Shares/De Minimis Cash Distributions

No fractional shares of New Common Stock shall be distributed. When any distribution would otherwise result in the issuance of a number of shares of New Common Stock that is not a whole number, the shares of the New Common Stock subject to such distribution will be rounded to the next higher or lower whole number as follows: (i) fractions equal to or greater than ½ will be rounded to the next higher whole number; and (ii) fractions less than ½ will be rounded to the next lower whole number. The total number of shares of New Common Stock to be distributed on account of Allowed Claims will be adjusted as necessary to account for the rounding provided for in the Plan. No consideration will be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtor nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock or $25.00 in Cash. Fractional shares of New Common Stock that are not distributed in accordance with Section 6.10 shall be returned to Reorganized KaloBios.

6.11	No Distribution in Excess of Amount of Allowed Claim

Notwithstanding anything to the contrary herein, no Holder of an Allowed Claim shall, on account of such Allowed Claim, receive a Plan Distribution (of a value set forth herein) in excess of the Allowed amount of such Claim.

6.12	Exemption from Securities Laws

Except as otherwise provided in the Plan, the Confirmation Order, the PIPE Settlement, or other Final Order of the Bankruptcy Court, the issuance of and the distribution under the Plan of the New Common Stock shall be exempt from registration under the Securities Act any other applicable Legal Requirements applicable to Securities pursuant to section 1145 of the Bankruptcy Code, Section 4(a)(2) of the Securities Act, and/or Regulation D promulgated thereunder, to the maximum extent permitted thereunder. Subject to any transfer restrictions contained in the Certificate of Incorporation of Reorganized KaloBios, the New Common Stock issued under section 1145 of the Bankruptcy Code may be resold by the Holders thereof without restriction, except to the extent that any such Holder is deemed to be an “underwriter” as defined in section 1145(b)(1) of the Bankruptcy Code. The availability of the exemption under section 1145 of the Bankruptcy Code, Section 4(a)(2) of the Securities Act and/or any other Legal Requirements applicable to Securities shall not be a condition to occurrence of the Effective Date.

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6.13	Setoffs and Recoupments

The Reorganized Debtor, or its designee as instructed by the Reorganized Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off and/or recoup against any Allowed Claim or Interest, and the distributions to be made pursuant to this Plan on account of such Allowed Claim or Interest, any and all claims, rights and Causes of Action that the Reorganized Debtor or its successors may hold against the Holder of such Allowed Claim or Interest after the Effective Date; provided, however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim or Interest hereunder will constitute a waiver or release by the Reorganized Debtor or its successor of any and all claims, rights and Causes of Action that the Reorganized Debtor or its successor may possess against such Holder.

6.14	Rights and Powers of Disbursing Agent

(a)         Powers of Disbursing Agent. The Disbursing Agent shall be empowered to: (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under this Plan; (ii) make all applicable distributions or payments contemplated hereby; (iii) employ professionals to represent it with respect to its responsibilities; and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court (including any order issued after the Effective Date), pursuant to this Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

(b)         Expenses Incurred on or After the Effective Date. Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of the Reorganized Debtor, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, reasonable attorney and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtor.

6.15	Withholding and Reporting Requirements

In connection with this Plan and all distributions hereunder, the Reorganized Debtor shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all Plan Distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtor shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of any Plan Distribution to generate sufficient funds to pay applicable withholding taxes or establishing any other mechanisms the Debtor, Reorganized Debtor or the Disbursing Agent believe are reasonable and appropriate, including requiring a Holder of a Claim to submit appropriate tax and withholding certifications. Notwithstanding any other provision of this Plan: (i) each Holder of an Allowed Claim that is to receive a distribution under this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations on account of such distribution; and (ii) no Plan Distributions shall be required to be made to or on behalf of such Holder pursuant to this Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtor for the payment and satisfaction of such tax obligations or has, to the Reorganized Debtor’s satisfaction, established an exemption therefrom.

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6.16	Cooperation with Disbursing Agent

The Reorganized Debtor shall use all commercially reasonable efforts to provide the Disbursing Agent with the amount of Claims and the identity and addresses of Holders of Claims, in each case, as set forth in the Debtor’s and/or Reorganized Debtor’s books and records. The Reorganized Debtor will cooperate in good faith with the Disbursing Agent to comply with the reporting and withholding requirements outlined in Section 6.15 hereof.

6.17	Hart-Scott-Rodino Antitrust Improvements Act

Any New Common Stock to be distributed under the Plan to an entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall not be distributed until the notification and waiting periods applicable under such Act to such entity shall have expired or been terminated. Should an HSR Act filing obligation be required with respect to the acquisition of any New Common Stock to be distributed under the Plan to a particular entity, and should the associated initial waiting period under the HSR Act not have expired or been terminated but instead be extended by a request for additional information (a “Second Request”) issued by a U.S. antitrust agency to one or both parties, then on the later to occur of (i) six months following the submission to the U.S. antitrust agencies of complete notifications required to be made by the acquiring and acquired persons under the HSR Act and (ii) the procurement by a U.S. antitrust agency of an injunction (whether temporary, preliminary, or final) preventing the acquiring person from taking beneficial  ownership of shares of the New Common Stock, the Reorganized Debtor or its agent shall, in its  sole discretion, be entitled to sell such entity’s shares of New Common Stock that were to be distributed under the Plan to such entity, and thereafter shall distribute the proceeds of the sale to such entity.

6.18	Applicability to Stalking Horse Entities

Except for section 6.12 or 6.15, this Article VI shall not apply to the New Common Stock issued to the Stalking Horse Entities pursuant to the DIP Credit Agreement or Exit Facility.

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Article VII

PROCEDURES FOR RESOLVING CLAIMS

7.1	Objections to Claims

Other than with respect to Fee Claims, only the Debtor or Reorganized Debtor shall be entitled to object to Claims or Administrative Claims before or after the Effective Date. Any objections to Claims or Administrative Claims shall be served and Filed on or before the later of: (i) Claims Objection Deadline; and (ii) such other date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (i) hereof. Any Claim or Administrative Claim Filed after the Claims Bar Date or Administrative Claims Bar Date, as applicable, shall be deemed Disallowed and expunged in its entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtor or the Reorganized Debtor, unless the Person or Entity wishing to File such untimely Claim or Administrative Claim has received Bankruptcy Court authority to do so. Notwithstanding any authority to the contrary, an objection to a Claim or Administrative Claim shall be deemed properly served on the Holder if the objecting party effects service in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) by first class mail, postage prepaid, on the signatory on the Proof of Claim or other representative identified in the Proof Claim or any attachment thereto; or (iii) if counsel has agreed to or is otherwise deemed to accept service, by first class mail, postage prepaid, on any counsel that has appeared on the Holder’s behalf in the Chapter 11 Case (so long as such appearance has not been subsequently withdrawn). From and after the Effective Date, the Reorganized Debtor may settle or compromise any Disputed Claim or Administrative Claim without approval of the Bankruptcy Court.

7.2	Amendment to Claims

From and after the Effective Date, no Claim, including an Administrative Claim, may be Filed to increase or assert additional claims not reflected in an already Filed Claim (or scheduled Claim, unless superseded by a Filed Claim) asserted by such claimant and any such Claim shall be deemed Disallowed and expunged in its entirety without further order of the Bankruptcy Court or any action being required on the part of the Debtor or the Reorganized Debtor unless the claimant has obtained the Bankruptcy Court’s prior approval to File such amended or increased Claim. The Debtor and the Reorganized Debtor, as applicable, reserve and preserve the right to object to amendments to Claims Filed prior to the Effective Date.

7.3	Disputed Claims and Interests

(a)         No Distributions or Payments Pending Allowance. Disputed Claims and Interests shall not be entitled to any Plan Distributions unless and until such Claims or Interests become Allowed Claims.

(b)         Plan Distributions to Holders of Subsequently Allowed Claims Or Interests. On each Distribution Date (or such earlier date as determined by the Reorganized Debtor or the Disbursing Agent in their sole discretion but subject to this Section 7.3), the Disbursing Agent will make distributions or payments on account of any Disputed Claim or Interest that has become an Allowed Claim or Interest since the occurrence of the previous Distribution Date. The Disbursing Agent shall distribute in respect of such newly Allowed Claims or Interests the Plan Distributions to which Holders of such Claims or Interests would have been entitled under this Plan if such newly Allowed Claims or Interests were fully or partially Allowed, as the case may be, on the Effective Date, less direct and actual expenses, fees, or other direct costs of maintaining Plan Consideration on account of such Disputed Claims or Interests.

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(c)         Distribution of Reserved Plan Consideration Upon Disallowance. To the extent any Disputed Claim or Interest has become Disallowed in full or in part (in accordance with the procedures set forth in the Plan), any Plan Consideration held by the Reorganized Debtor on account of, or to pay, such Disputed Claim or Interest shall become the sole and exclusive property of Reorganized KaloBios or its successors or assigns.

7.4	Estimation of Claims

The Debtor and/or Reorganized Debtor may request that the Bankruptcy Court enter an order with respect to any Claim, pursuant to section 502(c) of the Bankruptcy Code, for purposes of determining the Allowed amount of such Claim regardless of whether any Entity has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim for purposes of determining the Allowed amount of such Claim at any time. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim for allowance purposes, that estimated amount will constitute either the Allowed amount of such Claim or a maximum estimated amount on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum Allowed amount on such Claim, the objecting party may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, resolved or withdrawn by any mechanism approved by the Bankruptcy Court.

7.5	Expenses Incurred On or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of the Reorganized Debtor, the amount of any reasonable fees and expenses incurred by any Professional Person or the Claims Agent on or after the Effective Date in connection with implementation of the Plan, including without limitation, reconciliation of, objection to, and settlement of Claims, shall be paid in Cash by the Reorganized Debtor, without further application to or approval by the Bankruptcy Code.

Article VIII

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

8.1	General Treatment

Except as otherwise set forth herein, all Executory Contracts or Unexpired Leases of the Debtor shall be deemed assumed and/or assumed and assigned in accordance with the provisions and requirements of Bankruptcy Code sections 365 and 1123 as of the Effective Date, unless such Executory Contract or Unexpired Lease: (a) was previously assumed or rejected by the Debtor; (b) previously expired or terminated pursuant to its terms; (c) is the subject of a motion to assume or reject Filed by the Debtor under Bankruptcy Code section 365 pending as of the Effective Date; or (d) is designated specifically or by category on the Schedule of Rejected Executory Contracts and Unexpired Leases in the Plan Supplement. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such respective assumptions and rejections pursuant to Bankruptcy Code sections 365(a) and 1123. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions and rejections described in Section 8.1 pursuant to sections 365(a) and 1123 of the Bankruptcy Code, except with respect to any Executory Contract or Unexpired Lease for which there is a pending motion to assume or reject, in which event such assumption or rejection shall be granted or denied by Final Order on such motion. Each Executory Contract and Unexpired Lease assumed pursuant to Section 8.1 shall revest in and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption, or applicable federal law.

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8.2	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Rejection Damages Claims will be treated as General Unsecured Claims unless subject to subordination or other treatment in accordance with the Plan or an order of the Bankruptcy Court. Upon receipt of the Plan Distribution provided in the Plan, all such Rejection Damages Claims shall be discharged on the Effective Date, and shall not be enforceable against the Debtor, the Reorganized Debtor or their respective properties or interests in property. In the event that the rejection of an Executory Contract or Unexpired Lease by the Debtor pursuant to the Plan results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not evidenced by a timely Filed Proof of Claim, shall be forever barred and shall not be enforceable against the Debtor or the Reorganized Debtor, or their respective properties or interests in property as agents, successors or assigns, unless a Proof of Claim is Filed with the Bankruptcy Court and served upon counsel for the Debtor and the Reorganized Debtor on or before the applicable Rejection Bar Date.

8.3	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

(a)         The proposed cure amount (the “Cure Amount”) for an Executory Contract or Unexpired Lease that is assumed pursuant to this Plan shall be zero dollars unless otherwise indicated in a Schedule of Assumed Executory Contracts and Unexpired Leases. Cure obligations, if any, shall be satisfied, pursuant to Bankruptcy Code section 365(b)(1), by payment of the Cure Amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contract or Unexpired Lease may otherwise agree. In the event of a dispute (each, a “Cure Dispute”) regarding (a) the Cure Amount, (b) the ability of the Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of Bankruptcy Code section 365) under the Executory Contract or Unexpired Lease to be assumed or (c) any other matter pertaining to assumption, any cure payments required by Bankruptcy Code section 365(b)(1) shall be made following entry of a Final Order resolving the Cure Dispute and approving the assumption; provided, however, that following the resolution of any such Cure Dispute, the Debtor or Reorganized Debtor shall have the right to reject such Executory Contract or Unexpired Lease.

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(b)         No later than fourteen (14) calendar days prior to the commencement of the Confirmation Hearing, the Debtor shall File the Schedule of Assumed Executory Contracts and Unexpired Leases setting forth a Cure Amount of zero dollars, unless otherwise indicated, for each Executory Contract or Unexpired Lease to be assumed pursuant to Section 8.1 of the Plan, and serve such Cure Schedule on each applicable counterparty. Any party, whether or not the party was identified on the Schedule of Assumed Executory Contracts and Unexpired Leases, that fails to object to the applicable Cure Amount at the Confirmation Hearing, shall be forever barred, estopped and enjoined from disputing the Cure Amount (including a Cure Amount of $0.00) and/or from asserting any Claim against the applicable Debtor arising under section 365(b)(1) of the Bankruptcy Code except as set forth on the Schedule of Assumed Executory Contracts and Unexpired Leases, and such Executory Contract or Unexpired Lease is deemed assumed and/or assumed and assigned.

8.4	Compensation and Benefit Programs

Except as expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtor to its employees, and retirees including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans are treated as Executory Contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code. The Reorganized Debtor may, prior to the Effective Date, enter into employment agreements with employees that become effective on or prior to the Effective Date and survive consummation of the Plan. Any such agreements (or a summary of the material terms thereof) will be included in the Plan Supplement or otherwise Filed with the Bankruptcy Court on or before the date of the Confirmation Hearing.

8.5	Employment Agreements

Notwithstanding anything to the contrary contained herein, all employment agreements between the Debtor and its current executive officers as of the Effective Date (the “Current Officer Employment Agreements”) are treated as Executory Contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

Article IX

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

9.1	Conditions Precedent to Confirmation

Confirmation of this Plan is subject to:

(a)         the Disclosure Statement having been approved by the Bankruptcy Court as having adequate information in accordance with section 1125 of the Bankruptcy Code; and

(b)         entry of the Confirmation Order.

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9.2	Conditions Precedent to the Effective Date

The occurrence of the Effective Date is subject to:

(a)         all of the conditions precedent for effectiveness of the Exit Facility and the Primary Plan Sponsor Documents shall have been satisfied or waived in accordance with the terms thereof (including with the consent of the Primary Plan Sponsor to the extent provided therein); and

(b)         to the extent so required by any Plan Documents (other than the Primary Plan Sponsor Documents), such Plan Documents being executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by a Debtor that the Effective Date has occurred) contained therein having been satisfied or waived in accordance therewith.

9.3	Waiver of Conditions Precedent and Bankruptcy Rule 3020(e) Automatic Stay

(a)         The condition precedents set forth in Section 9.2 may be waived by the Debtor, except Section 9.2(a), which may only be waived by the Debtor with the consent of the Primary Plan Sponsor.

(b)         Subject to Section 9.3(a), the Debtor shall have the right to waive any condition precedent set forth in Section 9.2(b) of the Plan at any time without leave of or notice to the Bankruptcy Court and without formal action other than proceeding with consummation of the Plan. Further, the stay of the Confirmation Order, pursuant to Bankruptcy Rule 3020(e), shall be deemed waived by the Confirmation Order.

(c)         If any condition precedent to the Effective Date is waived pursuant to this Section 9.3 and the Effective Date occurs, the waiver of such condition shall benefit from the “mootness doctrine,” and the act of consummation of this Plan shall foreclose any ability to challenge this Plan in any court.

9.4	Notice of Effective Date

Upon satisfaction of all the conditions to the Effective Date set forth in Section 9.2, or if waivable, waiver pursuant to Section 9.3, or as soon thereafter as is reasonably practicable, the Reorganized Debtor shall File with the Bankruptcy Court the “Notice of Effective Date” in a form reasonably acceptable to the Reorganized Debtor in its sole discretion, which notice shall constitute appropriate and adequate notice that the Plan has become effective. The Plan shall be deemed to be effective as of 12:00 a.m., prevailing Eastern Standard Time, on the date of such filing. A courtesy copy of the Notice of Effective Date may be sent by United States mail, postage prepaid (or at the Debtor’s option, by courier or facsimile) to those Entities that have Filed with the Bankruptcy Court requests for notices pursuant to Bankruptcy Rule 2002.

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9.5	Effect of Failure of Conditions

If all of the conditions to effectiveness and the occurrence of the Effective Date have not been satisfied or duly waived (as provided in Section 9.3 above) on or before the first Business Day that is more than 45 days after the Confirmation Date, or by such later date as set forth by the Debtor in a notice Filed with the Bankruptcy Court prior to the expiration of such period, then the Debtor may File a motion to vacate the Confirmation Order before all of the conditions have been satisfied or duly waived. Notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if all of the conditions to consummation set forth in Section 9.2 hereof are either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion. If the Confirmation Order is vacated pursuant to this Section 9.5, this Plan shall be null and void in all respects, the Confirmation Order shall be of no further force or effect, no distributions under this Plan shall be made, the Debtor and all Holders of Claims and Interests in the Debtor shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and upon such occurrence, nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims against or Interests in the Debtor; (b) prejudice in any manner the rights of the Holder of any Claim against or Interest in the Debtor; or (c) constitute an admission, acknowledgment, offer or undertaking by the Debtor or any other entity with respect to any matter set forth in the Plan.

Article X

EFFECT OF CONFIRMATION

10.1	Binding Effect; Plan Binds All Holders of Claims and Interests

(a)         On the Effective Date, and effective as of the Effective Date, the Plan shall, and shall be deemed to, be binding upon the Debtor and all present and former Holders of Claims against and Interests in the Debtor, and their respective Related Persons, regardless of whether any such Holder of a Claim or Interest has voted or failed to vote to Accept or reject this Plan.

(b)         Further, pursuant to section 1142 of the Bankruptcy Code and in accordance with the Confirmation Order, the Debtor and any other necessary party shall execute, deliver and join in the execution or delivery (as applicable) of any instrument, document or agreement required to effect a transfer of property, a satisfaction of a Lien or a release of a Claim dealt with by the Plan, and to perform any other act, and the execution of documents necessary to effectuate the Restructuring Transactions and all other documents set forth or contemplated in the Plan, including in the Plan Supplement, that are necessary for the consummation of the Plan and the transactions contemplated herein.

10.2	Revesting of Assets

Except as provided in the Plan, on the Effective Date, all property of the Estate, to the fullest extent provided by section 541 of the Bankruptcy Code, and any and all other rights and assets of the Debtor of every kind and nature, including, without limitation, D&O Insurance Policies and other insurance policies, shall revest in the Reorganized Debtor free and clear of all Liens, Claims and Interests other than (a) those Liens, Claims and Interests retained or created pursuant to the Plan or any document entered into in connection with the Restructuring Transactions and (b) Liens that have arisen subsequent to the Petition Date on account of taxes that arose subsequent to the Petition Date. On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

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For the avoidance of doubt, use of the defined term “Non-Released Parties” in the Plan and the provisions of Article X of the Plan are without prejudice to the ability of the Debtor, following the occurrence of the Effective Date, to compromise or settle any Causes of Action against any Entity included within the defined term “Non-Released Parties” without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

10.3         Releases

(a)         Releases by the Debtor. Subject to Section 10.3(c) of the Plan as to Claims and Causes of Action against the PIPE Plaintiffs, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each of the Debtor, the Debtor’s Estate, the Reorganized Debtor, and any Person or Entity holding or seeking to exercise the rights of the Debtor, the Debtor’s Estate or the Reorganized Debtor, including, without limitation, any successor to the Debtor or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, shall be deemed to forever release, waive, and discharge each of the Released Parties from any and all Claims, obligations, suits, judgments, damages, demands, debts, remedies, rights, Causes of Action (including Avoidance Actions), rights of setoff and liabilities whatsoever (including any derivative claims asserted on behalf of the Debtor) in connection with or in any way relating to the Debtor, the conduct of the Debtor’s business, the Chapter 11 Case, the Disclosure Statement, or the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, whether for tort, contract, violation of Legal Requirements applicable to Securities or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date; provided, however, that nothing in this Section 10.3(a) of the Plan shall release, waive discharge, or be deemed to release, waive or discharge, or otherwise prohibit the Reorganized Debtor from asserting and enforcing:

(1)         with respect to any Entity, any obligation under the Plan, Confirmation Order, Plan Documents (including, without limitation, the Plan Sponsor Documents and the Savant Acquisition Agreement), or Restructuring Transactions;

(2)         with respect to any Entity, any Claims or Causes of Action unknown to the Debtor as of the Petition Date and arising out of gross negligence, willful misconduct, fraud or criminal acts of such Entity

(3)         without limiting the foregoing, with respect to any Stalking Horse Entity or Related Person, any obligation arising under or relating to any of the Stalking Horse SPA Documents;

(4)         without limiting the foregoing, with respect to any Stalking Horse Entity or Related Person, any obligation arising under the DIP Credit Agreement to accept repayment of the DIP Facility Obligations through conversion to New Common Stock;

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(5)         with respect to any current or former employee, director or officer of the Debtor, any Claims or Causes of Action arising out of or relating to (a) any confidentiality obligation owed to the Debtor or Reorganized Debtor, (b) any misappropriation or infringement of trade secrets, patents, copyrights or other intellectual property of the Debtor or Reorganized Debtor, (c) any contractual obligation of such Person for money owed to the Debtor or the Reorganized Debtor, or (d) any contractual non-compete or similar obligation owed by such Person to the Debtor or Reorganized Debtor; or

(6)         with respect to any Non-Released Party, any Claim or Cause of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the foregoing release by the Debtor, which includes by reference each of the related provisions and definitions contained herein or elsewhere in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the foregoing release by the Debtor is: (1) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the services on or after the Petition Date of the Debtor’s officers, directors, managers, attorneys, professionals and advisors to whom such release applies in facilitating the Restructuring Transactions contemplated hereby; (2) a good-faith settlement and compromise of the claims released by the foregoing by the Debtor; (3) in the best interests of the Debtor and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after constitutionally adequate due process, proper notice and opportunity for hearing; and (6) a bar to the Debtor or the Reorganized Debtor asserting any Claim or Cause of Action released pursuant to the foregoing release by the Debtor.

(b)         Releases by Holders of Claims and Interests. Subject to Section 10.3(c) of the Plan as to Claims or Causes of Action held by the PIPE Plaintiffs, as of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the Holders of Claims against and Interests in the Debtor shall be deemed to forever release, waive, and discharge each of the Released Parties from any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, rights of setoff and liabilities whatsoever (including any derivative claims asserted on behalf of the Debtor) in connection with or in any way relating to the Debtor, the conduct of the Debtor’s business, the Chapter 11 Case, the Disclosure Statement, or the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, whether for tort, contract, violation of Legal Requirements applicable to Securities or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date; provided, however, that nothing in this Section 10.3(b) of the Plan shall release, waive discharge, or be deemed to release, waive or discharge, or otherwise prohibit such Holders of Claims or Interests from asserting and enforcing any Causes of Action or claims for contribution or proportionate fault that any Person who is a named defendant in the Securities Litigation may have against any other Person (excluding the Debtor, the Reorganized Debtor and the Released Parties) that arises from or relates to the liability claims asserted against such Person in such Securities Litigation.

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(c)         Mutual Releases by Debtor and PIPE Plaintiffs Pursuant to PIPE Settlement. If Class 4 (PIPE Claims) has Accepted the Plan and all other PIPE Settlement Effectiveness Conditions have been satisfied or waived in accordance with the terms of the PIPE Settlement, notwithstanding anything to the contrary in Section 10.3(a) or Section 10.3(b) of this Plan, the following releases shall be effective as between the Debtor and the PIPE Plaintiffs:

(1)         As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, each of the Debtor, the Debtor’s Estate, the Reorganized Debtor, and any Person or Entity holding or seeking to exercise the rights of the Debtor, the Debtor’s Estate or the Reorganized Debtor, including, without limitation, any successor to the Debtor or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, shall be deemed to forever release, waive, and discharge each of the PIPE Plaintiffs and their respective Related Persons from any and all Claims, obligations, suits, judgments, damages, demands, debts, remedies, rights, Causes of Action (including Avoidance Actions), rights of setoff and liabilities whatsoever (including any derivative claims asserted on behalf of the Debtor) in connection with or in any way relating to the Debtor, the conduct of the Debtor’s business, the PIPE Claims, the Chapter 11 Case, the Disclosure Statement, or the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, whether for tort, contract, violation of Legal Requirements applicable to Securities or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date; provided, however, that nothing in this Section 10.3(c)(1) of the Plan shall release, waive discharge, or be deemed to release, waive or discharge, or otherwise prohibit the Reorganized Debtor from asserting and enforcing:

(A)         with respect to any PIPE Plaintiff, any obligation under the PIPE Settlement or this Plan; or

(B)         with respect to any Non-Released Party, any Claim or Cause of Action.

(2)         As of the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, the PIPE Plaintiffs shall be deemed to forever release, waive, and discharge each of the Released Parties from any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, rights of setoff and liabilities whatsoever (including any derivative claims asserted on behalf of the Debtor) in connection with or in any way relating to the Debtor, the conduct of the Debtor’s business, the PIPE Claims, the Chapter 11 Case, the Disclosure Statement, or the Plan, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, whether for tort, contract, violation of Legal Requirements applicable to Securities or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date; provided, however, that nothing in this Section 10.3(c)(2) of the Plan shall release, waive, discharge, or be deemed to release, waive or discharge, or otherwise prohibit any PIPE Plaintiff from asserting and enforcing:

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(A)         with respect to the Debtor or Reorganized Debtor, as applicable, any obligation under the PIPE Settlement or this Plan;

(B)         with respect to Chardan Capital Markets, LLC, any Claim or Cause of Action, whether or relating to the PIPE Transaction or otherwise

For the avoidance of doubt, nothing in this Section 10.3(c)(2) of the Plan is intended to or shall release, waive, discharge or otherwise prohibit any PIPE Plaintiff from asserting or enforcing any direct Claim or Cause of Action such PIPE Plaintiff has against any Person or Entity that is unrelated to the Debtor, unrelated to the conduct of the Debtor’s business, unrelated to the PIPE Claims, unrelated to the Chapter 11 Case, and unrelated to the Disclosure Statement or the Plan.

In the event that all or any portion of the releases being provided by the PIPE Plaintiffs as set forth in Section 10.3(c)(2) above is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable as to any PIPE Plaintiff that is not a Settling PIPE Plaintiff (such Person, a “Non-Settling PIPE Plaintiff”), then the releases being provided by the Debtor, the Debtor’s Estate and the Reorganized Debtor as set forth in Section 10.3(c)(1) above shall be inapplicable to such Non-Settling PIPE Plaintiff.

10.4	Discharge of Claims

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan or the Confirmation Order: (1) all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge and release of, all Interests and all Claims of any kind or nature whatsoever against the Debtor or any of its assets or properties and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Interests or Claims; (2) the Plan shall bind all Holders of Claims and Interests, notwithstanding whether any such Holders failed to vote to Accept or reject the Plan or voted to reject the Plan; and (3) all Persons and Entities shall be precluded from asserting against the Debtor, the Debtor’s Estate, the Reorganized Debtor, their respective successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date. Except as otherwise expressly provided by this Plan or the Confirmation Order, upon the Effective Date, the Debtor shall be deemed discharged and released to the fullest extent provided under section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, without limitation, demands and liabilities that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code.

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10.5         Preservation of Rights of Action

(a)         Except as otherwise expressly provided in this Plan, the Confirmation Order or in any document, instrument, release or other agreement entered into in connection with this Plan or approved by order of the Bankruptcy Court, in accordance with section 1123(b) of the Bankruptcy Code, the Debtor, its Estate and the Reorganized Debtor, as applicable, shall retain and may enforce all rights to commence and pursue in any court with jurisdiction, in its sole discretion, any and all Causes of Action, whether arising before or after the Petition Date, including, without limitation, (i) the Avoidance Actions, (ii) all Causes of Action to subordinate any Claims or Interests (whether pursuant to sections 510(a), 510(b) or 510(c) of the Bankruptcy Code, or otherwise), (iii) all Causes of Action against the Non-Released Parties, to the extent not released pursuant to Section 10.3(a) or 10.3(c) of this Plan, including, without limitation, Avoidance Actions, breach of contract, breach of fiduciary duty, fraud, professional malpractice, and related or similar Causes of Action, including without limitation, the Former Counsel Claim and any related Causes of Action against Evan Greebel, and (iv) all Causes of Actions identified in the Plan Supplement as Causes of Action retained pursuant to this Section 10.5(a) (collectively, the “Retained Causes of Action”), and the Reorganized Debtor’s rights to commence, prosecute, or settle such Retained Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date; provided that no Causes of Action released pursuant to Section 10.3(a) of this Plan shall vest in the Reorganized Debtor.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, the Disclosure Statement, or the Confirmation Order to any Retained Cause of Action against them as any indication that the Debtor or the Reorganized Debtor will not pursue any and all available Retained Causes of Action against them. The Debtor and the Reorganized Debtor expressly reserve all rights to prosecute any and all Retained Causes of Action against any Entity, except as otherwise expressly provided in the Plan.

(b)         Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Final Order, the Reorganized Debtor expressly reserves all Retained Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise), or laches, shall apply to such Retained Causes of Action upon, after, or as a consequence of the confirmation or consummation of the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Retained Causes of Action that the Debtor may hold against any Entity shall vest in the Reorganized Debtor. The Reorganized Debtor may pursue such Retained Causes of Action, or decline to do any of the foregoing, as appropriate, in accordance with the best interests of the Reorganized Debtor and without further notice to or action, order or approval of the Bankruptcy Court.

(c)         The use of the defined term “Non-Released Parties” in the Plan and the provisions of Article X of the Plan are without prejudice to the ability of the Debtor, during the period prior to the Effective Date of the Plan, in its sole discretion to modify the Plan definition of “Non-Released Parties” to exclude any Entity from the “Non-Released Parties” definition or to otherwise release any Entity, whether pursuant to amendment or modification to the Plan or by separate request for relief to the Bankruptcy Court.

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10.6	Exculpation and Limitation of Liability

On the Effective Date, the Exculpated Parties shall neither have nor incur any liability to any Holder of Claim or Interest, the Debtor, the Estate, the Reorganized Debtor, or any other party in interest, or any of their Related Persons for any prepetition or postpetition act or omission in connection with, relating to, or arising out of the Chapter 11 Case, the formulation, negotiation, or implementation of the Disclosure Statement or this Plan, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan or the administration of the Plan, except for acts or omissions that are the result of willful misconduct or gross negligence of such Exculpated Party; provided, however, that (i) the foregoing is not intended to limit or otherwise impact any defense of qualified immunity that may be available under applicable law; (ii) each Exculpated Party shall be entitled to rely upon the advice of counsel concerning his, her, or its duties pursuant to, or in connection with, the Plan; and (iii) the foregoing exculpation shall not be deemed to release, affect, or limit any of the rights and obligations of the Exculpated Parties from, or exculpate the Exculpated Parties with respect to, any of the Exculpated Parties’ obligations or covenants arising pursuant to the Plan or the Confirmation Order.

10.7	Injunction

(a)         Except as otherwise expressly provided in this Plan or in any document, instrument, release or other agreement entered into in connection with this Plan or approved by order of the Bankruptcy Court, the Confirmation Order shall provide, among other things, that from and after the Effective Date all Persons and Entities who have held, hold, or may hold Claims against or Interests in the Debtor are permanently enjoined from taking any of the following actions against any of the Debtor, the Estate, the Reorganized Debtor, the Released Parties, the Exculpated Parties, or the respective property or interests in property of the foregoing on account of such Claims or Interests: (A) commencing or continuing, in any manner or in any place, any action or other proceeding; (B) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order; (C) creating, perfecting, or enforcing any Lien or encumbrance; (D) asserting a setoff or right of subrogation of any kind against any debt, liability or obligation due to the Debtor; and (E) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such Persons or Entities from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, indentures and other agreements or documents delivered under or in connection with this Plan.

(b)         By accepting distributions pursuant to this Plan, each Holder of a Claim or Interest will be deemed to have specifically consented to the injunctions set forth in this Section 10.7.

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10.8	Term of Bankruptcy Injunctions or Stays

All injunctions or stays provided for in the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date. Upon the Effective Date, all injunctions or stays provided for in the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, shall be lifted and of no further force or effect—being replaced, to the extent applicable, by the injunctions, discharges, releases and exculpations of this Article X.

10.9	Subordination of Claims

The Debtor believes that it can subordinate Classes 4, 5, 6 and 7 under section 510(b) of the Bankruptcy Code pursuant to this Plan. In In re Washington Mutual, Inc., 462 B.R. 137 (Bankr. D. Del. 2011), the court found that mandatory subordination may be accomplished in a chapter 11 plan and does not require a separate adversary proceeding. The court stated that:

An adversary proceeding is only required for claim subordination if subordination is not provided for under a chapter 11 plan. In this case, the Debtors’ plan has provided for a class of subordinated claims. Therefore, an adversary proceeding is not required to reach the issue of claim subordination, and the Court will consider it in the context of the Debtors’ Objection to Tranquility’s claim.

Id. at 145. The Debtor will provide further proof of its ability to subordinate Classes 4, 5, 6 and 7 under this Plan in its confirmation brief.

Article XI

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain jurisdiction over all matters arising in, arising under or related to the Chapter 11 Case and this Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

(a)         Allow, Disallow, determine, liquidate, classify, estimate, subordinate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

(b)         resolve any matters related to the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which the Debtor is a party or with respect to which the Debtor or the Reorganized Debtor may be liable and to hear, determine, and, if necessary, liquidate any Claims arising therefrom;

(c)         ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of this Plan;

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(d)         decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

(e)         enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan, the Disclosure Statement or the Confirmation Order;

(f)          resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of this Plan, including, without limitation, any other contract, instrument, release or other agreement or document that is executed or created pursuant to this Plan, or any Entity’s rights arising from or obligations incurred in connection with this Plan or such documents;

(g)         modify this Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code or modify the Confirmation Order, or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, this Plan, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan;

(h)         hear and determine all applications for compensation and reimbursement of expenses of Professionals under sections 327, 330, 331, 363, 503(b), 1103 and 1129(c)(9) of the Bankruptcy Code; provided, however, that from and after the Effective Date the payment of fees and expenses of the Reorganized Debtor, including counsel fees, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(i)          issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with consummation, implementation or enforcement of this Plan or the Confirmation Order;

(j)          hear and determine Causes of Action by or on behalf of the Debtor or the Reorganized Debtor;

(k)          hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(l)          hear and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated, or distributions pursuant to this Plan are enjoined or stayed;

(m)        determine any other matters that may arise in connection with or related to this Plan, the Confirmation Order or any contract, instrument, release (including the releases in favor of the Released Parties) or other agreement or document created in connection with this Plan or the Confirmation Order;

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(n)         enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Case;

(o)         hear and determine such other matters as may be provided in the Confirmation Order, other orders of the Bankruptcy Court, or as may be authorized under the Bankruptcy Code; and

(p)         enter an order closing the Chapter 11 Case.

Article XII

MISCELLANEOUS PROVISIONS

12.1	Effectuating Documents and Further Transactions

The Debtor and the Reorganized Debtor are authorized to execute, deliver, file or record such contracts, instruments, releases, consents, certificates, resolutions, programs and other agreements or documents and take such acts and actions as may be reasonable, necessary or appropriate to effectuate, implement, consummate or further evidence the terms and conditions of this Plan, any notes or Securities issued pursuant to this Plan, and any transactions described in or contemplated by this Plan.

12.2	Authority to Act

Prior to, on or after the Effective Date (as appropriate), all matters expressly provided for under this Plan that would otherwise require approval of the stockholders, Security Holders, officers, directors, partners, managers, members or other owners of the Debtor or Reorganized Debtor shall be deemed to have occurred and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to the applicable law of the states or jurisdictions in which the Debtor or Reorganized Debtor are formed, without any requirement of further vote, consent, approval, authorization or other action by such stockholders, Security Holders, officers, directors, partners, managers, members or other owners of such entities or notice to, order of or hearing before the Bankruptcy Court.

12.3	Insurance Preservation

Nothing in this Plan, including any releases, shall diminish or impair the enforceability of any D&O Insurance Policies or other insurance policies that may cover insurance Claims or other Claims against the Debtor or any other Person.  All D&O Insurance Policies and other insurance policies are assumed by or, to the extent necessary, transferred to the Reorganized Debtor pursuant to section 1123(a)(5)(B) of the Bankruptcy Code, and no other or further action shall be required for such assumption or transfer to occur.

12.4	Exemption from Transfer Taxes

Pursuant to section 1146(a) of the Bankruptcy Code, (a) the issuance, Transfer or exchange (or deemed issuance, Transfer or exchange) of the New Common Stock; (b) the creation of any mortgage, deed of trust, Lien, pledge or other security interest; (c) the making or assignment of any lease or sublease; or (d) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with this Plan (including, without limitation, any merger agreements, agreements of consolidation, restructuring, disposition, liquidation, dissolution, deeds, bills of sale and transfers of tangible property) will not be subject to any stamp tax, recording tax, personal property tax, real estate transfer tax, transaction privilege tax, privilege taxes, or other similar taxes in the United States. Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased property approved by the Bankruptcy Court on or prior to the Effective Date shall be deemed to have been in furtherance of or in connection with this Plan.

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12.5	Bar Dates for Administrative Claims

Holders of asserted Administrative Claims (other than Fee Claims) subject to the Administrative Claims Bar Date shall submit Proofs of Claim on or before the Administrative Claims Bar Date or forever be barred from doing so, unless otherwise ordered by the Bankruptcy Court.

12.6	Payment of U.S. Trustee Fees

All U.S. Trustee Fees shall be paid for each quarter (including any fraction thereof) until the Chapter 11 Case is converted, dismissed or closed, whichever occurs first.

12.7	Amendment or Modification of the Plan

Subject to section 1127 of the Bankruptcy Code and, to the extent applicable, sections 1122, 1123 and 1125 of the Bankruptcy Code, the Debtor reserves the right to alter, amend or modify the Plan at any time prior to or after the Confirmation Date but prior to the substantial consummation of the Plan. A Holder of a Claim or Interest that has Accepted the Plan shall be deemed to have Accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.

12.8	Severability of Plan Provisions

If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

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12.9	Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Debtor and its respective successors and assigns, including, without limitation, the Reorganized Debtor. The rights, benefits and obligations of any Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

12.10	Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise. Except as otherwise provided in the Plan, pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtor reserves the right to file a motion or other pleadings requesting reclassification of any Allowed Claim or Interest in Classes 1–9 in accordance with any contractual, legal, or equitable subordination relating thereto.

12.11	Revocation, Withdrawal, or Non-Consummation

Subject to the terms of the Primary Plan Sponsor Documents, the Debtor reserves the right to revoke or withdraw this Plan prior to the Confirmation Date and to File subsequent plans of reorganization. If the Debtor revokes or withdraws this Plan, or if Confirmation or consummation as does not occur, then, except as otherwise provided by the Debtor, (a) this Plan shall be null and void in all respects, (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, the Debtor or any other Person or Entity, (ii) prejudice in any manner the rights of the Debtor or any other Person or Entity or (iii) constitute an admission of any sort by the Debtor or any other Person or Entity.

12.12	Notice

All notices, requests and demands to or upon the Debtor or Reorganized KaloBios to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

KaloBios Pharmaceuticals, Inc.

1000 Marina Blvd, Suite 250

Brisbane, CA 94005-1878

Attn: Dr. Cameron Durrant

Telephone: (650) 243-3100

Facsimile: (650) 243-3260

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If to the United States Trustee:

Office of the United States Trustee for the District of Delaware

844 King Street, Suite 2207

Lockbox 35

Wilmington, DE 19801

Attn: Hannah McCollum & Mark Kenney

Telephone: (302) 573-6491

Facsimile: (302) 573-6497

in each case, with copies (which shall not constitute notice hereunder) to:

Hogan Lovells US LLP

875 Third Avenue

New York, New York 10022

Attn: Peter Ivanick, Esq.

Telephone: (212) 918-3000

Facsimile: (212) 918-3100

-and-

Morris Nichols, Arsht & Tunnell LLP

1201 North Market Street, 16th Floor

P.O. Box 1347

Wilmington, Delaware 19801

Attn: Eric D. Schwartz, Esq. & Gregory W. Werkheiser, Esq.

Telephone: (302) 658-9200

Facsimile: (302) 658-3989

12.13	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Plan Document or Exhibit provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

12.14	Fees and Expenses

From and after the Effective Date, the Reorganized Debtor may, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of Professionals employed by the Debtor or the Reorganized Debtor thereafter incurred, including those fees and expenses incurred in connection with the implementation and consummation of this Plan.

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12.15	No Admissions

Notwithstanding anything herein to the contrary, nothing in the Plan shall be deemed as an admission by the Debtor with respect to any matter set forth herein, including liability on any Claim.

12.16	Filing of Additional Documents

On or before substantial consummation of this Plan, the Debtor shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

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Dated: May 9, 2016	Respectfully submitted,

KALOBIOS PHARMACEUTICALS, INC.

	By:	/s/ Dr. Cameron Durrant
Dr. Cameron Durrant
Chairman & CEO

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

Eric. D. Schwartz (No. 3134)
Gregory W. Werkheiser (No. 3553)
Matthew B. Harvey (No. 5186)
Marcy J. McLaughlin (No. 6184)
1201 N. Market St., 16th Floor
PO Box 1347
Wilmington, DE 19899-1347
Telephone: (302) 658-9200
Facsimile: (302) 658-3989

- and -

HOGAN LOVELLS US LLP

Peter Ivanick
Pieter Van Tol
John D. Beck
875 Third Avenue
New York, New York 10022
Telephone: (212) 918-3000
Facsimile: (212) 918-3100

COUNSEL TO THE DEBTOR

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Exhibit B

Certain plan modifications

Art. I, § 1.1 of the Plan is hereby amended to add the following defined term:

Securities Litigation Settlement MOU means that certain Memorandum of Understanding, dated June 2, 2016, attached as Exhibit B the Debtor’s Motion Pursuant To 11 U.S.C. §§ 105(a), 363, 502, And 1127 And Fed. R. Bankr. P. 3019(a) And 9019: (I) Approving The Memorandum Of Understanding And Settlement Stipulation By And Between (A) The Debtor, (B) Ronald Martell, (C) Herb Cross, And (D) The Settling Securities Class Action Plaintiffs; (II) If Necessary, Approving Nonmaterial Modifications To The Debtor’s Second Amended Plan Of Reorganization; (III) If Necessary, Determining That Plan, As Modified, Is Deemed Accepted By All Creditors And Equity Security Holders Who Previously Accepted The Plan Without The Need For Re-Solicitation; And (IV) Granting Related Relief, dated June 6, 2016 [D.I. 518].

The definition of “Securities Litigation Modified Release and Injunction Provisions” in Art. I, § 1.1 of the Plan is hereby stricken in its entirety and replaced with the following:

Securities Litigation Modified Release and Injunction Provisions means the release provisions in Section 10.3(b) of the Plan (Releases by Holders of Claims and Interests), the injunctive provisions in Section 10.7 of the Plan (Injunctions), and any comparable provisions in the Confirmation Order, each as deemed modified solely to the extent necessary to be consistent with, as contemplated by the Securities Litigation Settlement MOU (including without limitation paragraphs 11, 12 & 13 thereof), the releases to be granted pursuant to the Stipulation of Settlement (as defined in the Securities Litigation Settlement MOU), as such Stipulation of Settlement may ultimately be approved by the Bankruptcy Court and the Securities Class Action Court (as defined in the Securities Litigation Settlement MOU).

The definition of “Securities Litigation Settlement Acceptance Deadline” in Art. I, § 1.1 of the Plan is hereby stricken in its entirety from the Plan.

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The definition of “Securities Litigation Settlement Agreement” in Art. I, § 1.1 of the Plan is hereby stricken in its entirety from the Plan.

The definition of “Securities Litigation Settlement Effectiveness Conditions” in Art. I, § 1.1 of the Plan is hereby stricken in its entirety and replaced with the following:

Securities Litigation Settlement Effectiveness Conditions means each of the following conditions, which must be satisfied or waived in writing by the Debtor or Reorganized Debtor, as applicable: (i) the Securities Litigation Settlement MOU shall have been fully executed; (ii) the Bankruptcy Court shall have entered an Order in form and substance reasonably acceptable to the Debtor or Reorganized Debtor, as applicable, approving the Securities Litigation Settlement MOU; (iii) the Stipulation of Settlement (as defined in the Securities Litigation Settlement MOU) shall have been fully executed; (iv) the Bankruptcy Court shall have entered an Order, in form and substance reasonably acceptable to the Debtor or Reorganized Debtor, as applicable, approving the Stipulation of Settlement and such Order shall have become a Final Order; (v) the Securities Class Action Court (as defined in the Securities Litigation Settlement MOU) enters an Order approving the Stipulation of Settlement and such order shall have become a Final Order; and (vi) all other conditions to the effectiveness of the Stipulation of Settlement shall have been satisfied or waived in accordance with its terms and the terms of any Orders of the Bankruptcy Court and the Securities Class Action Court approving it.

The definition of “Securities Litigation Settlement Consideration” in Art. I, § 1.1 of the Plan is hereby stricken in its entirety and replaced with the following:

Securities Litigation Settlement Consideration means, as contemplated by the Securities Litigation Settlement MOU (including without limitation paragraphs 4 through 8 thereof), the settlement consideration to be provided by the Settling Defendants (as defined in the Securities Litigation Settlement MOU) and AIG pursuant to the Stipulation of Settlement (as defined in the Securities Litigation Settlement MOU), as such Stipulation of Settlement may ultimately be approved by the Bankruptcy Court and the Securities Class Action Court (as defined in the Securities Litigation Settlement MOU).

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The definition of “Securities Litigation Settlement Expenses” in Art. I, § 1.1 of the Plan is hereby stricken in its entirety from the Plan.

The definition of “Unsatisfied Component” in Art. I, § 1.1 of the Plan is hereby stricken in its entirety from the Plan.

Art. VIII, § 8.2 is amended by striking the term “Bankruptcy Court” from the last sentence and inserting in its place the term “Claims Agent”.

Art. VIII of the Plan is amended by adding new § 8.6 of the Plan as follows:

8.6	Procedures Applicable to Modifications to Schedule of Assumed Executory Contracts and Unexpired Leases and Schedule of Rejected Executory Contracts and Unexpired Leases Made after the Initial Deadline for Filing Plan Supplement

The following procedures shall apply in connection with modifications made to the Schedule of Assumed Executory Contracts and Unexpired Leases and Schedule of Rejected Executory Contracts and Unexpired Leases made after the Initial Deadline for Filing Plan Supplement on May 31, 2016 (the “Initial Plan Supplement Deadline”) but on or before the date of the Confirmation Hearing:

(a)          Procedures for Executory Contracts and Unexpired Leases newly added to the Schedule of Assumed Executory Contracts and Unexpired Leases after the Initial Plan Supplement Deadline or for which the Debtor’s proposed Cure Amount has been reduced after the Initial Plan Supplement Deadline:

(i)          Within three (3) Business Days after entry of the Confirmation Order, the Debtor shall serve the counterparty(ies) to such Executory Contracts and Unexpired Leases with notice (the “Supplemental Assumption Notice”) in writing identifying the Executory Contracts and Unexpired Leases at issue and the proposed Cure Amounts (or proposed reduced Cure Amounts, as applicable) for each of them.

(ii)         Objections, if any, with respect to such Executory Contracts and Unexpired Leases shall be filed and served upon counsel for the Debtor so as to be received no later than fourteen (14) days after the date of service of the date of Service of the Supplemental Assumption Notice.

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(iii)        With respect to Executory Contracts and Unexpired Leases first added to the Schedule of Assumed Executory Contracts and Unexpired Leases after the Initial Plan Supplement Deadline, parties may object to (A) the proposed Cure Amount, (B) the ability of the Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of Bankruptcy Code section 365) under the Executory Contract or Unexpired Lease to be assumed and/or (C) any other matter pertaining to assumption.

(iv)        With respect to Executory Contracts and Unexpired Leases for which the proposed Court Amount was reduced after the Initial Plan Supplement Deadline, any objections shall be limited to the Cure Amount.

(v)         For the avoidance of doubt, except as expressly modified by this Section 8.6(a), all other provisions of Article VIII, including Section 8.3 of the Plan, shall apply.

(b)          Procedures for Executory Contracts and Unexpired Leases newly added to the Schedule of Rejected Executory Contracts and Unexpired Leases after the Initial Plan Supplement Deadline:

(i)          Within three (3) Business Days after entry of the Confirmation Order, the Debtor shall serve the counterparty(ies) to such Executory Contracts and Unexpired Leases with notice (the “Supplemental Rejection Notice”) in writing identifying the Executory Contracts and Unexpired Leases that have been added to the Schedule of Rejected Executory Contracts and Unexpired Leases after the Initial Plan Supplement Deadline.

(ii)         Any Rejection Damages Claims for Executory Contracts or Unexpired Leases included on the Supplemental Rejection Notice shall be Filed with the Claims Agent and served upon counsel for the Debtor and the Reorganized Debtor on or before the Rejection Bar Date.

(iii)        For the avoidance of doubt, except as expressly modified by this Section 8.6(b), all other provisions of Article VIII, including Section 8.2 of the Plan, shall apply.

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Exhibit C

Chardan Stipulation

The Debtor and Chardan Capital Markets, LLC (“Chardan”), hereby stipulate and agree as follows (the “Stipulation”)5 with respect to the Plan, the Objection of Chardan Capital Markets, LLC, to Confirmation of Debtor’s Second Amended Plan of Reorganization, filed on June 7, 2016 [D.I. 523] (the “Confirmation Objection”), the proof of claim filed by Chardan Capital Markets, LLC, on June 7, 2016 and annexed as Exhibit A to the Confirmation Objection (the “Chardan POC”) and all related matters in dispute between them as follows:

1.          Notwithstanding anything to the contrary in the Plan or the Confirmation Order (including the fact of the Plan’s confirmation pursuant to the Confirmation Order), Chardan shall maintain the Chardan POC against the Estate, the Debtor and the Reorganized Debtor, as applicable, solely for the purpose of preserving any Setoff (as defined herein) rights Chardan has under the Bankruptcy Code and applicable law. As used herein, “Setoff” means any right of setoff, recoupment, defense or subrogation of any kind against any debt, liability, claim or obligation held or asserted by, for or on behalf of the Debtor, the Estate or the Reorganized Debtor. Chardan specifically acknowledges and agrees that to the extent that the foregoing definition of “Setoff” incorporates any subrogation rights of Chardan, any Claim(s) or causes of action that Chardan presently has (including, without limitation, those identified in the Chardan POC) or hereafter acquires through the exercise of such subrogation rights of Chardan to become subrogee of Claims that now exist shall be assertable against the Debtor, its Estate, the Reorganized Debtor and their respective property, solely for the purpose of Chardan’s defensive use by means of setoff or recoupment. Subject to the preceding two sentences, any Setoff rights of Chardan are preserved and, except for the Plan and Confirmation Order’s retention of jurisdiction to the fullest extent permissible under the Bankruptcy Code and applicable law, nothing in the Plan or Confirmation Order (including any provision of injunction, release, exculpation, waiver, treatment or discharge) shall eliminate any such Setoff rights of Chardan or limit Chardan’s future exercise of such Setoff.

5 Capitalized terms not otherwise defined in this Stipulation shall have the meanings ascribed to such terms in the Debtor’s Second Amended Plan of Reorganization, dated May 9, 2016 [D.I. 434] (including, without limitation, all applicable Exhibits, supplements, appendices and schedules thereto, as amended by, through and including the entry of the Confirmation Order, the “Plan”), or if not defined in the Plan, the Confirmation Order.

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2.          With regard to any and all Claim(s) against the Estate, the Debtor, the Reorganized Debtor, and/or their respective property that Chardan has asserted through the Chardan POC or that Chardan may presently hold or hereafter acquire through the exercise of its Setoff rights based on Claims that now exist (collectively, the “Chardan Claims”), except for the limitation set forth in Paragraph 1 above limiting Chardan’s assertion of the Chardan Claims to Setoff purposes, nothing in this Stipulation, the Plan or the Confirmation Order (including the fact of the Plan’s confirmation pursuant to the Confirmation Order) is intended to or shall adjudicate any such Chardan Claims, including whether such Chardan Claims are (a) disallowed under section 502(e)(1) of the Bankruptcy Code, (b) subordinated under sections 510(a), 510(b) or 510(c) of the Bankruptcy Code, or (c) subject to reconsideration pursuant to section 502(j) of the Bankruptcy Code.

3.          For the avoidance of doubt, nothing in this Stipulation is intended to or shall:

a)          Permit Chardan to maintain any affirmative Claim against the Estate, the Debtor, the Reorganized Debtor, or their respective property;

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b)          Constitute or give rise to the allowance of any Claim presently held by, or hereafter acquired by, Chardan for voting or distribution purposes under the Plan;

c)          Be an admission by the Estate, the Debtor or the Reorganized Debtor, as applicable, that any Chardan Claims or Setoff rights Chardan may hold or assert are valid and enforceable (it being understood that this Subparagraph 3(c) shall not prejudice in any way the rights and remedies of the Debtor or Reorganized Debtor, as applicable, or Chardan to enforce the other terms of this Stipulation); or

d)          Except as expressly provided in this Stipulation, modify any release, exculpation, injunction or discharge provisions of the Plan.

4.          The Debtor waives and releases any and all Claims or Causes of Action the Debtor or the Estate has against Chardan and/or Chardan’s officers, directors, managers, employees and/or attorneys (in each instance, solely in such capacity with respect to Chardan) (each, a “Chardan Released Party”, and collectively, the “Chardan Released Parties”) relating to or arising from the following acts or omissions to act:

a)          Chardan’s purported termination of its engagement as KaloBios’ financial advisor (the “Engagement”) pursuant to the letter, dated December 17, 2015, from Jonas Grossman to Martin Shkreli (the “Termination Letter”);

b)          To the extent that Chardan’s Termination Letter was not immediately effective as of December 17, 2015, any Claim or Cause of Action against the Chardan Released Parties for breach of duties to KaloBios in connection with its Engagement arising on or after the date of the date of Termination Letter through the end of time.

c)          The filing and prosecution of the Confirmation Objection and the Chardan POC, including any sanctions, compensatory or punitive damages, or attorneys’ fees and expenses that may be recoverable against any Chardan Released Party in connection therewith.

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All other Claims and Causes of Action that the Estate, the Debtor or the Reorganized Debtor may have against any Chardan Released Party are expressly reserved, to the extent provided for in the Plan and not otherwise expressly released pursuant to this Stipulation, another Final Order of the Bankruptcy Court or the Confirmation Order.

5.          Chardan shall not attempt to vote against the Plan (and if Chardan has already voted on the Plan, its vote shall be deemed withdrawn with prejudice) or otherwise to impede in any way confirmation of the Plan or the ability of the Debtor and other parties-in-interest to cause such Plan to become effective by its terms (but subject to the terms and conditions of this Stipulation); provided, however, that the foregoing covenants of Chardan are without prejudice to the ability of Chardan to oppose any modification or amendment of the Plan (as filed on or before June 13, 2016) that materially prejudices any rights and Claims of Chardan preserved by this Stipulation.

6.          The Confirmation Objection is hereby resolved in its entirety and deemed withdrawn.

7.          The Chardan POC is deemed amended and superseded in accordance with this Stipulation so that: (a) any and all Claims asserted in the Chardan POC shall be asserted solely for Setoff purposes in accordance with this Stipulation; and (b) subject to the immediately preceding clause (a), the Chardan POC is deemed amended to include any and all Claims Chardan may hold or acquire through the exercise of its Setoff rights in accordance with this Stipulation.

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8.          This Stipulation shall be effective as follows:

a)          Paragraphs 5 and 6 above and this Paragraph 8 are effective immediately upon the Parties’ execution of this Stipulation.

b)          The remaining terms of this Stipulation shall be effective upon the occurrence of the Effective Date.

MORRIS, NICHOLS, ARSHT & TUNNELL LLP	CONNOLLY GALLAGHER LLP

/s/ Gregory W. Werkheiser	/s/ Jeffrey C. Wisler
Eric D. Schwartz (No. 3134)	Jeffrey C. Wisler (No. 2795)
Gregory W. Werkheiser (No. 3553)	1000 West Street
Matthew B. Harvey (No. 5186)	Suite 1400
Marcy J. McLaughlin (No. 6184)	Wilmington, DE 19801
1201 N. Market St., 16th Floor	Telephone: (302) 757-7300
PO Box 1347	email:	jwisler@connollygallagher.com
Wilmington, DE 19899-1347
Telephone: (302) 658-9200	-and-
Facsimile: (302) 658-3989

Email:	eschwartz@mnat.com	LOEB & LOEB LLP
	gwerkheiser@mnat.com	William M. Hawkins
	mharvey@mnat.com	Vadim J. Rubinstein
	mmclaughlin@mnat.com	Bethany D. Simmons

345 Park Avenue
-and-	New York, NY 10154
Telephone: (212) 407-4000

Peter Ivanick, Esq.	email:	whawkins@loeb.com
Pieter Van Tol, Esq.		vrubinstein@loeb.com
John D. Beck, Esq.		bsimmons@loeb.com
HOGAN LOVELLS US LLP
875 Third Avenue	Counsel to Chardan
New York, NY 10022
Telephone: (212) 918-3000
Facsimile: (212) 918-3100

Email:	peter.ivanick@hoganlovells.com
pieter.vantol@hoganlovells.com
john.beck@hoganlovells.com

Counsel to Debtor

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